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Exhibit 10.10

COLLABORATION AGREEMENT

BY AND BETWEEN

BRISTOL-MYERS SQUIBB COMPANY

AND

CORGENTECH INC.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

i

1.48	"Generic Product"	8
1.49	"Good Manufacturing Practice"	8
1.50	"Information"	8
1.51	"Initial Approval"	8
1.52	"Initial Regulatory Approval"	8
1.53	"Intermediate"	8
1.54	"Inventions"	8
1.55	"Japan"	8
1.56	"Joint Commercialization Committee" or "JCC"	9
1.57	"Joint Development and Regulatory Committee" or "JDC"	9
1.58	"Joint Finance Committee" or "JFC"	9
1.59	"Joint Inventions"	9
1.60	"Joint Manufacturing Committee" or "JMC"	9
1.61	"Joint Patent"	9
1.62	"Joint Steering Committee" or "JSC"	9
1.63	"Koseisho"	9
1.64	"Launch"	9
1.65	"Lead Development and Regulatory Party"	9
1.66	"Lead Manufacturing Party"	9
1.67	"Lead Marketing Party"	9
1.68	"Licensed Device"	9
1.69	"Licensed Product"	9
1.70	"Major European Countries"	9
1.71	"Manufacturing Costs"	9
1.72	"Manufacturing Plan and Budget"	11
1.73	"Marketing Plan and Budget"	11
1.74	"Medical Liaisons"	11
1.75	"Net Sales"	11
1.76	"NDA"	12
1.77	"Other Licensed Product"	12
1.78	"PABG"	12
1.79	"Patent"	12
1.80	"Patent Costs"	12
1.81	"Phase I Clinical Trial"	13
1.82	"Phase II Clinical Trial"	13
1.83	"Phase I/II Clinical Trial"	13
1.84	"Phase III Clinical Trial"	13
1.85	"Phase IIIB Clinical Trial"	13
1.86	"Phase IV Clinical Trial"	13
1.87	"Pre-Launch Marketing Plan and Budget"	13
1.88	"Previously Disclosed"	13
1.89	"Product-Specific Corgentech Patent"	13
1.90	"Profit or Loss"	14
1.91	"QA"	14
1.92	"QC"	14
1.93	"Quarter"	14
1.94	"Regulatory Authority"	14
1.95	"Regulatory Expenses"	14
1.96	"Regulatory Working Group" or "RWG"	14
1.97	"Royalty Term"	14

1.98	"Royalty Territory"	14
1.99	"Royalty-Bearing Sales"	14
1.100	"Sales and Marketing Costs"	14
1.101	"Sales Representative"	16
1.102	"Semi-Annual Period"	17
1.103	"Sole Invention"	17
1.104	"Specifications"	17
1.105	"Stanford License"	17
1.106	"Supply Chain Management"	17
1.107	"Territory"	17
1.108	"Third Party"	17
1.109	"Third Party Royalties"	17
1.110	"Trademark Costs"	17
1.111	"Transcription Factor Decoy"	17
1.112	"Valid Claim"	17
1.113	"Vialed Product"	18
1.114	"Working Group"	18
1.115	"Year"	18
1.116	Additional Defined Terms	18
ARTICLE 2 MANAGEMENT		19
2.1	General	19
2.2	Joint Steering Committee (JSC)	20
2.3	Joint Development and Regulatory Committee (JDC)	21
2.4	Joint Commercialization Committee (JCC)	23
2.5	Joint Manufacturing Committee (JMC)	25
2.6	Joint Finance Committee (JFC)	27
2.7	General Committee Membership and Procedures	28
2.8	Alliance Managers	30
2.9	Collaboration Guidelines	31
2.10	General Overview of Accounting	31
2.11	Compliance with Law	32
ARTICLE 3 DEVELOPMENT AND REGULATORY		32
3.1	Current Status of Development of Licensed Product	32
3.2	Development Plan and Annual Plan and Budget	33
3.3	Overruns with Respect to Development Costs	34
3.4	Lead Development and Regulatory Party	34
3.5	Clinical and Regulatory Matters in the Co-Promotion Territory; Recalls and Withdrawals	35
3.6	Clinical and Regulatory Matters in the Royalty Territory; Recalls and Withdrawals	37
3.7	Development Diligence	38
3.8	Costs of Development; [*]	39
3.9	Development of Additional Indications or Other Licensed Products within the Field	41
3.10	Regulatory Exclusivity	42
3.11	Coordination of Clinical Strategy	42
3.12	Pharmacovigilance; Inquiries	43
3.13	Right to Audit Third Parties	44
3.14	Notice of Investigation or Inquiry	44

ARTICLE 4 COMMERCIALIZATION IN ROYALTY TERRITORY		44
4.1	Lead Marketing Party	44
4.2	Diligence for Commercialization of Licensed Product in Royalty Territory	45
4.3	Sales and Distribution in Royalty Territory	45
ARTICLE 5 COMMERCIALIZATION IN CO-PROMOTION TERRITORY		45
5.1	Principles of Co-Promotion	45
5.2	Diligence of Commercialization of Licensed Product in Co-Promotion Territory	46
5.3	Marketing Plan and Budget; Pre-Launch Marketing Plan and Budget	46
5.4	Overruns with Respect to Sales and Marketing Costs	47
5.5	Sales Efforts and Sales Representative Deployment For Licensed Product in the Co-Promotion Territory	47
5.6	Training in Co-Promotion Territory	49
5.7	Co-Promotion Advertising and Promotional Materials	50
5.8	Sales and Distribution in Co-Promotion Territory	51
5.9	Incentive Plans for Sales Representatives	52
5.10	Sales Representatives.	52
5.11	Use of Third Parties in the Co-Promotion Territory.	55
ARTICLE 6 FINANCIAL TERMS		56
6.1	Initial Payment	56
6.2	Equity Investment	56
6.3	Milestone Payments	56
6.4	Profit or Loss in the Co-Promotion Territory	60
6.5	Calculation and Payment of Profit or Loss Share	60
6.6	Royalty to Corgentech	62
6.7	Royalty Adjustment	63
6.8	Term of Royalties and Profit Sharing	65
6.9	Royalty Payments and Reports	65
6.10	Taxes	65
6.11	Blocked Currency	66
6.12	Sublicenses	66
6.13	Non-Monetary Consideration	66
6.14	Cross Border Transactions	66
6.16	Payments to or Reports by Affiliates	67
6.17	Adjustment of FTE Rates	67
6.18	Annual License Maintenance Payments	67
ARTICLE 7 MANUFACTURE AND SUPPLY		67
7.1	Current Status of Manufacture of Licensed Product	67
7.2	General Manufacturing Structure; Manufacturing Plan and Budget	67
7.3	Manufacturing Responsibilities	68
7.4	Specifications and Terms of Supply	70
7.5	Shortage of Supply	70
7.6	Inventory	70
7.7	Manufacturing Costs and Fees	70
7.8	Term of Supply Obligation	71
7.9	Label	72
ARTICLE 8 REPRESENTATIONS AND COVENANTS		72
8.1	Mutual Representations and Warranties	72
8.2	Manufacturing Representations and Warranties	73

8.3	No Debarment	73
8.4	Corgentech	73
8.5	DISCLAIMER	75
ARTICLE 9 RECORDS AND AUDIT		76
9.1	Information Disclosure	76
9.2	Records and Audit	76
9.3	Publications	76
ARTICLE 10 LICENSES AND OTHER RIGHTS		77
10.1	License Grants to BMS	77
10.2	License Grant to Corgentech	78
10.3	Additional License to BMS	78
10.4	Third Party Technology	78
10.5	Sublicense Rights	80
10.6	Exclusivity; Competing Product	80
10.7	Negative Covenants	82
10.8	Exclusive Rights	82
10.9	No Implied Licenses	82
10.10	Bankruptcy	82
ARTICLE 11 INTELLECTUAL PROPERTY		84
11.1	Inventions	84
11.2	Patent Prosecution	84
11.3	Infringement Defense	86
11.4	Infringement by Third Parties in the Co-Promotion Territory	87
11.5	Infringement by Third Parties in the Royalty Territory	88
11.6	Patent Marking	89
11.7	Product Trademarks	89
11.8	Other Proprietary Trademarks	89
11.9	Infringement of Trademarks	90
ARTICLE 12 CONFIDENTIALITY		91
12.1	Treatment of Confidential Information	91
12.2	Publicity	92
12.3	Securities Filings	93
12.4	Termination of Prior Agreement	93
12.5	Patient Information	93
ARTICLE 13 EXPORT CONTROL		93
13.1	Authority	93
ARTICLE 14 TERM AND TERMINATION		94
14.1	Term	94
14.2	Voluntary Termination of Agreement by BMS	94
14.3	Termination For Breach	94
14.4	Licenses and Royalties Upon Termination	95
14.5	Other Effects of Termination of Licenses or of the Agreement	98
14.6	Survival	100
ARTICLE 15 INDEMNIFICATION		100
15.1	Indemnification in the Royalty Territory	100
15.2	Indemnification in the Co-Promotion Territory	101

v

15.3	Claims for Indemnification	102
15.4	Insurance	102
ARTICLE 16 DISPUTE RESOLUTION		103
16.1	Disputes	103
16.2	Arbitration	104
16.3	Jurisdiction	105
ARTICLE 17 MISCELLANEOUS		106
17.1	Nonsolicitation of Employees	106
17.2	Entire Agreement; Amendment	106
17.3	Force Majeure	106
17.4	Notices	106
17.5	Consents Not Unreasonably Withheld, Delayed or Conditioned	107
17.6	Maintenance of Records	107
17.7	Assignment	108
17.8	Performance by Affiliates and Local Operating Entities	108
17.9	Counterparts	108
17.10	Severability	108
17.11	Ambiguities	108
17.12	Headings	108
17.13	Standstill	108
17.14	No Consequential or Punitive Damages	109
17.15	Governing Law	110
17.16	No Waiver	110

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.10

COLLABORATION AGREEMENT

        THIS COLLABORATION AGREEMENT (the "Agreement") is made by and between Corgentech Inc., a Delaware corporation having its principal place of business at 650 Gateway Boulevard, South San Francisco, CA 94080 ("Corgentech") and Bristol-Myers Squibb Company, a Delaware corporation headquartered at 345 Park Avenue, New York, New York 10154 ("BMS"), effective as of the date signed by the last Party to sign below (the "Effective Date"). Corgentech and BMS are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

        WHEREAS, Corgentech is a biotechnology company engaged in the research, development and commercialization of pharmaceutical products consisting of transcription factor decoy molecules delivered to various tissues using proprietary devices and other technologies;

        WHEREAS, Corgentech is developing a proprietary transcription factor decoy known as the "E2F Decoy" and proprietary devices for delivering such decoy to vascular tissue for the prevention of graft failure, restenosis and atherosclerosis;

        WHEREAS, BMS is a worldwide, research-based pharmaceutical company, engaged in the discovery, development, manufacturing and marketing of new therapies and treatment programs that can improve people's health and extend their lives;

        WHEREAS, BMS and Corgentech desire to collaborate in the development and commercialization of the E2F Decoy and related delivery devices for the prevention of graft failure, restenosis, atherosclerosis, and such other human diseases and conditions as may be mutually agreed upon by the Parties in accordance with this Agreement;

        WHEREAS, Corgentech desires to appoint BMS its exclusive distributor for products including the E2F Decoy and related delivery devices in the United States, subject to Corgentech's right to co-promote such product as provided herein;

        WHEREAS, Corgentech and BMS desire to co-promote products including the E2F Decoy and related delivery devices in the United States for such purposes, and BMS desires to obtain an exclusive license to commercialize such products outside of the United States for such purpose; and

        WHEREAS, Corgentech desires to grant to BMS rights to such products on the terms set forth below, and BMS desires to receive such rights on the terms set forth below.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

        The following terms shall have the following meanings as used in this Agreement:

        1.1    "Act" means the United States Food, Drug and Cosmetic Act, as amended.

        1.2    "Affiliate" means an individual, trust, business trust, joint venture, limited liability company, partnership, corporation, association or any other entity which (directly or indirectly) is controlled by, controls or is under common control with a Party. For the purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as used with respect to a Party, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

        1.3    "Alliance Managers" shall have the meaning assigned in Section 2.8.

        1.4    "Allowable Expenses" means, subject to Sections 3.2(b), 3.5(h), 3.8(h), 5.4, 6.5(d), 6.18, 7.7, 10.4(c), 11.4(c), 11.9 and 15.2 the following expenses relating to Commercialization of Licensed Product in the Co-Promotion Territory: (a) Manufacturing Costs of Licensed Product intended for commercial sale in the Co-Promotion Territory, (b) Distribution Costs, (c) Third Party Royalties (other than Third Party Royalties payable by either Party pursuant to Section 10.4(c)(iii)) with respect to the Commercialization of Licensed Product in the Co-Promotion Territory or the manufacture of Licensed Product sold in the Co-Promotion Territory, (d) Sales and Marketing Costs, (e) Patent Costs (to the extent not otherwise reimbursed under Section 11.4(c)), (f) Trademark Costs (to the extent not otherwise reimbursed under Section 11.9(c)), and (g) Regulatory Expenses. The components of Allowable Expenses shall be calculated in accordance with the applicable definition thereof and the applicable terms of this Agreement, and consistent with the relevant plans and budgets approved from time to time.

        1.5    "Annual Plan and Budget" shall have the meaning assigned in Section 3.2.

        1.6    "Approval" means: (a) in the Co-Promotion Territory, receipt from the FDA of approval to market a Licensed Product; and (b) in the Royalty Territory, approval from the applicable Regulatory Authority in a given country or countries to market a Licensed Product in such country or countries, including receipt of pricing/reimbursement approval, where applicable.

        1.7    "ANDA" means an Abbreviated New Drug Application, or equivalent thereof outside of the United States.

        1.8    "AVG" means arterial-venous grafts, typically composed of a synthetic material, that are implanted into end stage renal disease patients to connect arterial and venous vessels so as to provide an access conduit for hemodialysis.

        1.9    "BMS Know-How" means Information which (a) BMS discloses to Corgentech under this Agreement, (b) is within the Control of BMS, and (c) is necessary or useful in the development, manufacture, use or sale of Licensed Product. Notwithstanding anything herein to the contrary, BMS Know-How shall exclude BMS Patents.

        1.10    "BMS Patent" means the rights granted by any governmental authority under a Patent that covers a method, apparatus, material or article of manufacture necessary or useful in the research (to the extent included in the Development Plan), development, manufacture, use or sale of Licensed Product, and that is Controlled by BMS during the term of this Agreement, including without limitation BMS' interest, if any, in any Joint Patents.

        1.11    "BMS Technology" means the BMS Patents and BMS Know-How.

        1.12    "Business Day" means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are required by law to remain closed.

        1.13    "BWH License" means the License Agreement between Corgentech (as Caber Corp.) and The Brigham and Women's Hospital, Inc. (BWH#A5288) dated January 1, 1999, as amended and restated.

        1.14    "CABG" means coronary artery bypass grafts, typically composed of saphenous veins (although other vessels can be used), that are implanted into patients having one or more occluded or stenosed coronary arteries and that serve to bypass such occlusion or stenosis and to provide blood flow to otherwise ischemic tissue.

        1.15    "Call Center" means the customer support center established by the Parties under the direction of the JCC in cooperation with the RWG, in the Co-Promotion Territory.

        1.16    "CE Marking" means the letters "CE" which a manufacturer affixes to certain products for access to certain European markets to indicate that the manufacturer has conformed with all the obligations required by the European Medical Devices Directive 93/42/EEC and other applicable directives. The letters "CE" are an abbreviation of a French phrase "Conformité Européenne."

        1.17    "Clinical Costs" means the FTE Costs (charged in accordance with Section 3.8(f)) and out-of-pocket costs incurred by a Party or any of its Affiliates in accordance with GAAP after the Effective Date during the term of and pursuant to this Agreement (which costs may include costs accrued in accordance with GAAP prior to, but unpaid as of, the Effective Date for services and/or supplies to be provided after the Effective Date, to the extent such accrued expenses have been included in Exhibit B of the Disclosure Letter) by Corgentech in connection with (i) Phase I, Phase I/II, Phase II and Phase III Clinical Trials of a Licensed Product conducted in any country throughout the world for the purpose of obtaining Approval for a Licensed Product in the Co-Promotion Territory or the EU and (ii) Phase IIIB Clinical Trials for the Co-Promotion Territory or the EU. Subject to the foregoing, Clinical Costs shall include, without limitation, such costs in connection with the following activities:

          (a)   the preparation for and conduct of clinical trials (except for related Manufacturing Costs otherwise included in Development Costs);

          (b)   data collection and analysis, and report writing; and

          (c)   clinical laboratory work.

Clinical Costs shall not include costs incurred (whether or not accrued as of the Effective Date) in connection with Phase IV Clinical Trials.

        1.18    "Commercialize" means to promote, market, distribute, sell and provide product support for a product, and "Commercializing" and "Commercialization" shall be interpreted accordingly.

        1.19    "Committee" means the Joint Steering Committee, Joint Development and Regulatory Committee, Joint Commercialization Committee, Joint Manufacturing Committee or Joint Finance Committee.

        1.20    "Competing Product" means, on a country-by-country basis, with respect to any country in the Territory any pharmaceutical product that, as its primary mechanism of action, directly binds to the transcription factor known as E2F and that either (a) has been Approved for any of the same indications for which Licensed Products have been Approved in such country in the Field, or (b) if known to the Party that controls such product, is used in such country in any of the same indications for which Licensed Products have been Approved in such country in the Field at a level that is equal to or greater than [*] of the level of sales of Licensed Products in such country for such indication (calculated on a unit basis using data provided by IMS International (or other mutually acceptable data source)).

        1.21    "Confidential Information" shall have the meaning assigned such term in Section 12.1.

        1.22    "Control" means, with respect to any Information or intellectual property right, possession by a Party of the ability to grant the right to access or use, or to grant a license or a sublicense to, such Information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

        1.23    "Co-Promote" means to promote jointly Licensed Product through BMS' and Corgentech's respective sales forces under a single trademark in the Co-Promotion Territory.

        1.24    "Co-Promotion Term" shall have the meaning assigned in Section 6.8(b).

        1.25    "Co-Promotion Territory" means the United States (including its territories and possessions). For clarity, Puerto Rico is considered part of the Co-Promotion Territory.

        1.26    "Corgentech Core Technology" means products, processes, methods, devices, compositions, technologies and other inventions (whether or not patentable) related to or useful for: (a) the treatment, prevention or amelioration of diseases or conditions by means of regulating gene expression using one or more Transcription Factor Decoys; (b) the delivery of oligonucleotides to tissues for the purpose of (a); and (c) the composition, manufacture or use of one or more Transcription Factor Decoys.

        1.27    "Corgentech Know-How" means Information which (a) Corgentech discloses to BMS under this Agreement and (b) is within the Control of Corgentech. Corgentech Know-How shall exclude Corgentech Patents.

        1.28    "Corgentech Patents" means the rights granted by any governmental authority under a Patent that covers the composition of, method of using or method of making Intermediate, E2F Decoy, Licensed Device, Vialed Product, Final Product or Licensed Product or any other method, apparatus, material or article of manufacture useful in the research (to the extent included in any Development Plan), development, manufacture, use or sale of Intermediate, E2F Decoy, Licensed Device, Vialed Product, Final Product or Licensed Product and that is Controlled by Corgentech during the term of this Agreement, including without limitation Corgentech's interest in any Joint Patent.

        1.29    "Corgentech Technology" means the Corgentech Patents and the Corgentech Know-How.

        1.30    "Development Costs" means, subject to Sections 3.2(b), 3.3, 3.8, 7.7 and 15.2(a), the FTE Costs (charged in accordance with Section 3.8(f)) and out-of-pocket costs incurred by a Party or any of its Affiliates in accordance with GAAP after the Effective Date during the term of and pursuant to this Agreement (which costs may include (i) costs accrued in accordance with GAAP prior to, but unpaid as of, the Effective Date for services and/or supplies to be provided after the Effective Date, to the extent such accrued expenses have been included in Exhibit B of the Disclosure Letter and (ii) Pre-Paid Inventory Costs) that are specifically identifiable or reasonably allocable to the development activities for a Licensed Product and that are directed toward achieving Approval of such Licensed Product in the Co-Promotion Territory or in the EU, including without limitation Phase IIIB Clinical Trials for the Co-Promotion Territory or the EU. Development Costs shall include amounts paid by a Party or any of its Affiliates to Third Parties involved in development of Licensed Product but shall exclude Third Party Royalties. Subject to the foregoing, Development Costs shall include, without limitation, such costs in connection with the following activities:

          (a)   nonclinical costs such as toxicology and formulation development, test method development, delivery system development, stability testing, quality assurance and quality control development, and statistical analysis;

          (b)   Clinical Costs;

          (c)   Regulatory Expenses relating to adverse event reporting relating to clinical trials (other than Phase IV Clinical Trials) for a given indication to the extent incurred prior to receipt of Approval for such indication, including as provided in Section 3.12;

          (d)   (i) Manufacturing Costs for (A) Licensed Products for use in preclinical and clinical activities and (B) the manufacture, purchase and/or packaging of comparator or combination drugs or devices and placebo for use in clinical trials involving a Licensed Product (with the manufacturing costs for comparators or combination drugs or devices and placebo to be determined in the same manner as Manufacturing Costs are determined for Licensed Products), and (ii) direct costs and expenses of disposal of drugs and other supplies used in preclinical and clinical activities, in each case only to the extent in connection with achieving Approval of Licensed Products in the Co-Promotion Territory or the EU;

          (e)   Losses incurred in connection with Third Party Claims described in Section 15.2(b) to the extent such Loss is to be included in Development Costs in Section 15.2(b); and

          (f)    development of the manufacturing process for Licensed Product, scale-up, manufacturing process validation, manufacturing improvements and qualification and validation of Third Party contract manufacturers;

  all (other than Development Costs incurred under (e) above) to the extent consistent with the Development Plan and Annual Plan and Budget provided for in Article 3.

        1.31    "Development Plan" shall have the meaning assigned in Section 3.2.

        1.32    "Diligent Efforts" means the performance of obligations in a sustained manner consistent with the efforts a Party devotes to a product of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing. Diligent Efforts requires that: (a) a Party promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) a Party set and consistently seek to achieve specific, meaningful and measurable objectives for carrying out such obligations, and (c) a Party consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

        1.33    "Disclosure Letter" means the written letter or memorandum delivered by Corgentech and/or BMS to the other contemporaneously with the execution of this Agreement.

        1.34    "Distribution Costs", to the extent not included in a Party's Manufacturing Costs, means, subject to Section 15.2(a), the FTE Costs and out-of-pocket costs incurred by a Party or any of its Affiliates in accordance with GAAP after the Effective Date during the term of and pursuant to this Agreement, that are specifically identifiable or reasonably allocable (as agreed to by the JMC from time to time) to the distribution of a Licensed Product to a Third Party in the Co-Promotion Territory, including:

          (a)   handling and transportation to fulfill orders (excluding such costs, if any, treated as a deduction in the definition of Net Sales);

          (b)   customer services, including order entry, billing and adjustments, inquiry and credit and collection; and

          (c)   direct cost of storage and distribution of Licensed Product.

        1.35    "Dollars" or "$" means the legal tender of the United States of America.

        1.36    "Drug Approval Application" means an application for Approval required before commercial sale or use of a Licensed Product in a regulatory jurisdiction, including without limitation an NDA, a Marketing Authorization Application filed in the European Union ("MAA"), or a New Drug Application filed in Japan ("JNDA").

        1.37    "E2F Decoy" means (a) Corgentech's proprietary Transcription Factor Decoy that has (i) the nucleotide sequence of the product that is the subject of the Investigational New Drug Application Number [*] filed with the FDA prior to the Effective Date and (ii) a primary mechanism of action of directly binding to the E2F transcription factor, thereby modulating the expression of the genes regulated by such transcription factor, and (b) any other Transcription Factor Decoy that also has a primary mechanism of action described in clause (a)(ii) above. An E2F Decoy may be an Intermediate or composed of duplexes of Intermediates.

        1.38    "EMEA" means the European Agency for the Evaluation of Medicinal Products, or any successor agency thereto.

        1.39    "Equity Agreements" means (a) the Series D Preferred Stock Purchase Agreement, (b) the Amended and Restated Investor Rights Agreement, (c) the Amended and Restated Right of First Refusal and Co-Sale Agreement, and (d) the Amended and Restated Voting Agreement, each by and among Corgentech and the parties named therein (including BMS) and dated as of the Effective Date.

        1.40    "EU" means the European Union, as its membership may be altered from time to time, and any successor thereto.

        1.41    "Existing Third Party License Agreements" shall have the meaning assigned in Section 6.6(e).

        1.42    "FDA" means the United States Food and Drug Administration, and any successor agency thereto.

        1.43    "Field" means all human and animal uses, including without limitation the prevention, treatment or control of graft disease in human CABG, PABG, AVG and other bypass graft or access conduit procedures.

        1.44    "Final Product" means Vialed Product and Licensed Device that is formulated, packaged, finished, labeled and approved for distribution in a country in the Territory.

        1.45    "FTE" means the equivalent of the work of one (1) employee full time for one (1) Year (consisting of at least a total of [*] hours per Year) of work directly related to the development and Commercialization of Licensed Product, or any other activities contemplated under this Agreement. No additional payment shall be made with respect to any person who works more than [*] hours per year, and any person who devotes less than [*] hours per Year shall be treated as an FTE on a pro-rata basis upon the actual number of hours worked divided by [*].

        1.46    "FTE Cost" means the cost, based on the FTE rate(s) applicable to a Party's FTEs, which rates, as of the Effective Date, are those Previously Disclosed. Such rates shall be adjusted subsequently in accordance with Section 6.17 and may also be adjusted by mutual written agreement.

        1.47    "GAAP" means generally accepted accounting principles in the United States of America.

        1.48    "Generic Product" for a given country means a pharmaceutical product that (a) contains the same active chemical entity(ies) as are contained in a Licensed Product and (b) is approved for at least one of the indications for which Licensed Product is approved in such country (whether based on 505(b)(2), an ANDA, separate NDA, or otherwise).

        1.49    "Good Manufacturing Practice" means current good manufacturing practices for pharmaceuticals as described in regulations promulgated by the FDA, or an equivalent regulatory agency in a foreign country or jurisdiction.

        1.50    "Information" means (a) techniques and data relating to the research (to the extent included in the Development Plan), development, manufacture, use or sale of Licensed Product, including, but not limited to, inventions, practices, methods, knowledge, know-how, skill, experience, test data including pharmacological, toxicological and clinical test data, analytical and quality control data, regulatory submissions, correspondence and communications, marketing, pricing, distribution, cost, sales, manufacturing, patent and legal data or descriptions, and (b) compositions of matter, devices, articles of manufacture, assays and biological, chemical or physical materials relating to development, manufacture, use or sale of Licensed Product.

        1.51    "Initial Approval" means the first approvals, licenses, registrations, CE Marking or authorizations of any national, supra-national (e.g., the FDA, the EMEA or Koseisho), state or local regulatory agency, department, bureau, commission, council or other governmental entity, sufficient for the manufacture, distribution, use and sale of Licensed Product in a regulatory jurisdiction in accordance with applicable laws, including receipt of pricing and reimbursement approvals.

        1.52    "Initial Regulatory Approval" means the first approvals, licenses, registrations, CE Marking or authorizations of any national, supra-national (e.g., the FDA, the EMEA or Koseisho), state or local regulatory agency, department, bureau, commission, council or other governmental entity, sufficient for the manufacture, distribution, use and sale of Licensed Product in a regulatory jurisdiction in accordance with applicable laws, excluding receipt of pricing and reimbursement approvals.

        1.53    "Intermediate" means a single oligonucleotide strand. The two Intermediates designated internally by Corgentech as "CGT001" and "CGT002," when combined, form a duplex together that constitutes the specific E2F Decoy described in Section 1.37(a)(i).

        1.54    "Inventions" means any discovery or invention, whether or not patentable, made by employees, agents or independent contractors of either Party or both Parties during the course of the performance of their responsibilities under this Agreement, together with all intellectual property rights relating thereto.

        1.55    "Japan" means the country of Japan, including all of its territories and possessions.

        1.56    "Joint Commercialization Committee" or "JCC" means the committee formed as described in Section 2.4.

        1.57    "Joint Development and Regulatory Committee" or "JDC" means the committee formed as described in Section 2.3.

        1.58    "Joint Finance Committee" or "JFC" means the committee formed as described in Section 2.6.

        1.59    "Joint Inventions" shall have the meaning assigned in Section 11.1(a).

        1.60    "Joint Manufacturing Committee" or "JMC" means the committee formed as described in Section 2.5.

        1.61    "Joint Patent" shall have the meaning assigned in Section 11.2(b).

        1.62    "Joint Steering Committee" or "JSC" means the committee formed as described in Section 2.2.

        1.63    "Koseisho" means the Japanese Ministry of Health and Welfare, or any successor agency thereto.

        1.64    "Launch" means first commercial sale of a Licensed Product to a Third Party end user.

        1.65    "Lead Development and Regulatory Party" means the Party responsible for taking the lead on certain development (including regulatory) activities pursuant to Article 3.

        1.66    "Lead Manufacturing Party" means the Party responsible for taking the lead on manufacturing activities, including arranging for Third Party or internal manufacture, as specified in or pursuant to Article 7.

        1.67    "Lead Marketing Party" means the Party responsible for taking the lead on certain marketing activities pursuant to Article 4 or Article 5.

        1.68    "Licensed Device" means any pressure delivery devices and methods for delivering the E2F Decoy utilizing pressure for use in the Field that are Controlled by Corgentech at any time during the term of this Agreement.

        1.69    "Licensed Product" means a product comprising E2F Decoy and Licensed Device, including without limitation any product in development or being Commercialized, and whether available by prescription or over-the-counter, or by any other means.

        1.70    "Major European Countries" means France, Germany, Italy, Spain and the United Kingdom.

        1.71    "Manufacturing Costs" means, subject to Sections 7.7 and 15.2(a), costs that relate to Intermediate, E2F Decoy, Vialed Product, Licensed Device or Final Product, and that is either (a) supplied by a Third Party, and/or (b) manufactured directly by a Party or an Affiliate of a Party, determined as follows:

          In the case of clause (a) above, Manufacturing Costs means (i) those amounts, approved by both Parties or the applicable Committee or included in the Manufacturing Plan and Budget, that are paid to a Third Party (including any prepayments made after the Effective Date) by a Party in connection with manufacturing process improvements, storage, manufacturing scale up, manufacturing site qualification, QA and QC (including testing), capital equipment, depreciation, customs duties or excise taxes, plus (ii) the relevant Party's reasonable FTE Costs and out-of-pocket costs, which amounts shall be approved by both Parties or the applicable Committee or included in the Manufacturing Plan and Budget, incurred by such Party in connection with Supply Chain Management. To the extent any value added or similar tax is due with respect to amounts paid to such Third Party for transfer of Intermediate, E2F Decoy, Vialed Product, Licensed Device or Final Product, such amounts shall be considered Manufacturing Costs under this subsection (a).

          In the case of clause (b) above, Manufacturing Costs shall mean those direct costs (such as raw materials, equipment and labor and costs of plant operations and plant support services) and a reasonable fully-absorbed allocation of indirect and overhead expenses connected therewith (including without limitation, but subject to Section 7.7(c), indirect charges in the nature of depreciation and amortization of capitalized costs of manufacturing equipment and facilities, and a reasonable allocation of variable and fixed overhead, including reasonable capacity reservation charges to the extent allocable to forecasted production of materials for use or sale for Licensed Products) incurred by the manufacturing Party in connection with, manufacturing process improvements, storage, manufacturing scale up, manufacturing site qualification, QA and QC (including testing), Supply Chain Management, capital equipment, customs duties or excise taxes, and similar activities. The costs for plant operations and support services shall include utilities, maintenance, engineering, safety, human resources, finance, plant management and other similar activities. All components of Manufacturing Costs shall be allocated on a basis consistent with GAAP and consistent with the cost accounting policy applied by the relevant Party to other products that it produces. Costs that cannot be identified to a specific activity supporting product manufacturing, such as charges for corporate overhead which are not controllable by the manufacturing plant, shall not be included in the determination of Manufacturing Cost. The inclusion of depreciation, amortization and capital equipment costs in Manufacturing Costs may be subject to adjustment as provided for in Section 7.7(c).

          Costs under the previous two paragraphs shall include (i) costs accrued in accordance with GAAP prior to, but unpaid as of, the Effective Date for services and/or supplies to be provided after the Effective Date, to the extent such accrued expenses have been Previously Disclosed and (ii) Pre-Paid Inventory Costs.

          Subject to the preceding three paragraphs, the Parties will endeavor in good faith to establish a "standard cost" per unit for purposes of ongoing cost accounting purposes, which "standard cost" shall be reviewed and updated periodically as appropriate. The Parties shall reconcile the standard cost charges and appropriate credit or payment shall be made to effect such reconciliation as directed by the JFC not less than annually against the above Manufacturing Cost definition.

          Third Party Royalties shall not be taken into account for purpose of (a) or (b) above.

        1.72    "Manufacturing Plan and Budget" shall have the meaning assigned in Section 7.2.

        1.73    "Marketing Plan and Budget" shall have the meaning assigned in Section 5.3.

        1.74    "Medical Liaisons" shall mean those health care professionals employed or engaged by a Party with sufficient medical or other pertinent health care experience to engage in in-depth dialogues with physicians regarding medical issues associated with a Licensed Product.

        1.75    "Net Sales" means the amount billed by a Party, an Affiliate or any permitted sublicensee for sales of Licensed Product to a Third Party less:

          (a)   discounts (including cash discounts and quantity discounts), retroactive price reductions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers; provided, that where any such discounts, reductions, payments or rebates for the Licensed Product are based on sales to the customer of a bundled set of products in which the Licensed Product is included, the applicable discount, reduction, payment or rebate for such Licensed Product in such bundled arrangement shall be based on the weighted average selling price for the Licensed Product units sold separately to a similar size customer ordering a similar volume of Licensed Product under similar but unbundled terms and conditions in such country in such Quarter (and if no such reference is then available, then based on the average discount for the Licensed Product when not included in a bundle in such country in such Quarter);

          (b)   credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Licensed Product, including Licensed Product returned in connection with recalls or withdrawals;

          (c)   freight out, postage, shipping and insurance charges for delivery of Licensed Product;

          (d)   taxes or duties levied on, absorbed or otherwise imposed on sale of such Licensed Product, including without limitation value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds, to the extent not paid by the Third Party; and

          (e)   amounts repaid, credited or written off by reason of uncollectible debt, and amounts written off on account of factoring of receivables to the extent consistent with the relevant Party's business practices for the majority of its pharmaceutical products, as determined on a country-by-country basis.

        In the event a Party is receiving royalties under this Agreement from any Licensed Product sold in the Royalty Territory in the form of a combination product containing one or more active ingredients in addition to the E2F Decoy (which may be either combined in a single formulation or bundled with separate formulations but sold as one product), Net Sales for such combination product will be calculated by multiplying actual Net Sales of such combination product by the fraction A/(A+B) where A is the invoice price of the Licensed Product if sold separately, and B is the total invoice price of the other active ingredient or ingredients in the combination, if sold separately. If, on a country-by-country basis, the other active ingredient or ingredients in the combination are not sold separately in said country, Net Sales for the purpose of determining royalties of the combination product shall be determined by the JSC in good faith and in a manner consistent with the intent of this Agreement. Net Sales shall be determined in a manner consistent for all products sold by the relevant Party and in accordance with GAAP.

        For clarity, Net Sales shall not include any amounts received by a Party or its Affiliates from sublicensees in the Territory.

        1.76    "NDA" means a New Drug Application filed with the FDA in conformance with applicable laws and regulations, or the foreign equivalent of any such application in any other country, and includes any supplemental NDA, and supporting documents for Approval by the FDA of the Licensed Device for the Co-Promotion Territory.

        1.77    "Other Licensed Product" means a Licensed Product containing either or both (i) an E2F Decoy described in Section 1.37(b) or (ii) a Licensed Device other than (A) that for which Initial Regulatory Approval is obtained or (B) any Licensed Device for which Approval can be sought based upon a demonstration that such Licensed Device is substantially equivalent to the Licensed Device existing as of the Effective Date, as determined pursuant to 21 CFR Part 807 or the equivalent thereof outside the United States.

        1.78    "PABG" means a peripheral artery bypass graft, typically composed of saphenous veins (although other vessels can be used), that are implanted into patients with an occluded or stenosed artery in the periphery to bypass such occlusion or stenosis and to provide blood flow to otherwise ischemic tissue.

        1.79    "Patent" means (a) unexpired letters patent (including inventor's certificates), including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (b) pending applications for letters patent, including without limitation any continuation, divisional or continuation-in-part thereof and any provisional applications.

        1.80    "Patent Costs" means, subject to Sections 11.3(d), 11.4(c) and 15.2(a), the FTE Costs of in-house legal counsel and related personnel and out-of-pocket costs (including, without limitation, the fees and expenses paid to outside counsel and other Third Parties, and filing and maintenance fees paid to governmental authorities) incurred by a Party or any of its Affiliates in accordance with GAAP after the Effective Date during the term of and pursuant to this Agreement in connection with the establishment and maintenance of rights under Patents that claim the composition of matter, article of manufacture, method of use and/or method of manufacture of a Licensed Product in the Co-Promotion Territory, including costs of patent interference, opposition, reissue, re-examination, or litigation (enforcement or defense) or other proceedings, and filing and registration fees in the Co-Promotion Territory.

        1.81    "Phase I Clinical Trial" means a human clinical trial of a Licensed Product, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

        1.82    "Phase II Clinical Trial" means a human clinical trial of a Licensed Product, the principal purpose of which is a determination of safety and efficacy in the target patient population or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

        1.83    "Phase I/II Clinical Trial" means a human clinical trial of a Licensed Product on a limited number of subjects that is intended to established that a pharmaceutical product is safe and to demonstrate initial indications of efficacy for its intended use.

        1.84    "Phase III Clinical Trial" means a human clinical trial of a Licensed Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to define warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, and to support Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

        1.85    "Phase IIIB Clinical Trial" means a product support human clinical trial of a Licensed Product (i.e., a clinical trial which is not required for receipt of Approval for a country but which may be useful in providing additional drug profile data) that is approved by the JDC and made part of the Development Plan and that is (i) commenced before receipt of Approval in the country for which such trial is conducted or (ii) is required or requested by a Regulatory Authority as a condition of or in connection with an Approval (whether commenced prior to or after receipt of Approval).

        1.86    "Phase IV Clinical Trial" means a product support human clinical trial of a Licensed Product commenced after receipt of Initial Approval in the country for which such trial is being conducted and that is conducted within the parameters of the Regulatory Approval for the Licensed Product, other than Phase IIIB Clinical Trials and clinical trials required or requested by a Regulatory Authority as a condition of or in connection with an Approval. Phase IV Clinical Trials may include, without limitation, epidemiological studies, modeling and pharmacoeconomic studies, investigator sponsored clinical trials of Licensed Product and post-marketing surveillance studies.

        1.87    "Pre-Launch Marketing Plan and Budget" shall have the meaning assigned in Section 5.3.

        1.88    "Previously Disclosed" means information set forth in the Disclosure Letter and specifically designated as information "Previously Disclosed" pursuant to this Agreement.

        1.89    "Product-Specific Corgentech Patent" means a Corgentech Patent that claims the composition of matter, mechanism of action, method of use and/or method of manufacture of a Licensed Product, the E2F Decoy, Intermediate, Vialed Product, Final Product, Licensed Device or the delivery of the E2F Decoy using a Licensed Device but that does not claim inventions generally useful in the practice of the Corgentech Core Technology.

        1.90    "Profit or Loss" means Net Sales of Licensed Product in the Co-Promotion Territory, less Allowable Expenses in the Co-Promotion Territory. For sake of clarity, Profit and Loss shall be determined prior to application of any income taxes, and if such terms are used individually, "Profit" shall mean a positive Profit or Loss, and "Loss" shall mean a negative Profit or Loss.

        1.91    "QA" means quality assurance activities conducted in accordance with Good Manufacturing Practice.

        1.92    "QC" means quality control activities conducted in accordance with Good Manufacturing Practice.

        1.93    "Quarter" means each of the three (3) month periods ending on March 31, June 30, September 30 and December 31, provided that the first Quarter during the term of this Agreement shall commence on the Effective Date and end on December 31, 2003.

        1.94    "Regulatory Authority" means any governmental authority, including without limitation FDA, EMEA or Koseisho, with responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Licensed Product in any country.

        1.95    "Regulatory Expenses" means, subject to Sections 3.5(h), 3.8(h), 15.1 and 15.2(a), those FTE Costs and out-of-pocket costs (including without limitation filing, user, maintenance and other fees paid to Regulatory Authorities) incurred by a Party or any of its Affiliates in accordance with GAAP after the Effective Date during the term of and pursuant to this Agreement in connection with the preparation of product regulatory submissions, the obtaining and maintenance of Approval of Licensed Product in the Co-Promotion Territory and in the EU, and compliance with Approvals and requirements of such regulatory authorities (including without limitation those regulatory filing fees in the Co-Promotion Territory described in Section 3.8(h)), adverse event recordation and reporting, regulatory affairs activities, and recalls and withdrawals of Licensed Product.

        1.96    "Regulatory Working Group" or "RWG" has the meaning assigned in Section 2.3(c).

        1.97    "Royalty Term" has the meaning assigned in Section 6.8(a).

        1.98    "Royalty Territory" means the world, excluding the Co-Promotion Territory.

        1.99    "Royalty-Bearing Sales" means the Net Sales of Licensed Product in the Royalty Territory.

        1.100    "Sales and Marketing Costs" means, subject to Sections 5.4, 5.5, 5.6, 5.11 and 15.2(a), those FTE Costs and out-of-pocket costs, including without limitation costs for independent contractors engaged as permitted under this Agreement, incurred by a Party or any of its Affiliates in accordance with GAAP during the term of and pursuant to this Agreement that are specifically identifiable or reasonably allocable to the sales and marketing of a Licensed Product in the Co-Promotion Territory. Sales and Marketing Costs shall include amounts paid by a Party to Third Parties in connection with the Commercialization of Licensed Product by such Third Party (other than Third Party Royalties) as permitted by this Agreement. Sales and Marketing Costs include, without limitation, costs connected with the following activities:

          (a)   activities directed to the advertising and marketing of Licensed Product, including the use of a Party's global marketing personnel or marketing personnel specifically allocated to the Co-Promotion Territory;

          (b)   professional education (to the extent not performed by Sales Representatives), including, without limitation, Launch meetings;

          (c)   advertising, public relations and medical education agencies, including without limitation, development and distribution of selling and advertising and promotional materials relating to the use of the Licensed Product, field literature, direct-to-consumer advertising campaigns, media/journal advertising, distribution of such advertising and promotional materials by a Party to its sales force personnel, exhibiting at seminars and conventions, convention costs, and promotional premiums;

          (d)   Medical Liaison activities;

          (e)   peer-to-peer activities such as continuing medical education, micro-marketing activities, grand rounds and lunch and dinner meetings;

          (f)    speakers programs including training of such speakers;

          (g)   grants to support continuing medical education or research (excluding Development Costs) related to Licensed Product;

          (h)   development, publication and dissemination of publications relating to the Licensed Product;

          (i)    developing, obtaining, and providing training packages for Licensed Product, promotional literature, promotional materials, and other selling materials, including without limitation, shipment costs of the same to a Party's central distribution facility and from a Party's central distribution facility to its sales force personnel;

          (j)    providing the training contemplated by Section 5.6, including transporting, housing and maintaining Sales Representatives for training and the costs of all training materials used for such purpose;

          (k)   developing and performing market research;

          (l)    conducting symposia and opinion leader development activities;

          (m)  developing reimbursement programs;

          (n)   developing information and data specifically intended for national accounts, managed care organizations and group purchasing organizations, including pull-through activities;

          (o)   Losses incurred in connection with Third Party Claims described in Section 15.2(b), to the extent such Loss is to be included in Sales and Marketing Costs pursuant to Section 15.2(b);

          (p)   selling by Third Party independent contractors engaged by a Party as permitted by this Agreement;

          (q)   conducting Phase IV Clinical Trials;

          (r)   operation and maintenance of the Sales Representatives that promote Licensed Product in the Co-Promotion Territory, sales bulletins and other communications, sales meetings, specialty sales forces, consultants, call reporting and other monitoring/tracking costs, district and regional sales management, home office personnel who support the sales force, development and copying of training, motivational and communications materials relating to the Licensed Product, and other services ancillary to the foregoing (to the extent not otherwise falling within subsections (a) through (r));

          (s)   Call Center set-up, maintenance and operation for personnel used in connection therewith; and

          (t)    conducting one or more training facilities for potential users of the Licensed Product, including without limitation costs of trainers, facility costs, supplies, and user costs.

Sales and Marketing Costs shall include costs of such activities that are incurred at any time during the term of this Agreement (including prior to Initial Approval of a Licensed Product in the Co-Promotion Territory). Subject to the foregoing, Sales and Marketing Costs shall be consistent with the Pre-Launch Marketing Plan and Budget or Marketing Plan and Budget, as applicable.

        1.101    "Sales Representative" of a Party means (a) an employee of such Party or an Affiliate of such Party and/or (b) an independent contractor engaged by such Party or Affiliate (to the extent permitted in this Agreement) or by an Affiliate of either Party, to Co-Promote Licensed Products on behalf of such Party, in either case (i) who is responsible for meeting with customers and others who can buy or prescribe (or influence the buying or prescribing process and decisions regarding buying or prescribing) the applicable Licensed Product in the Co-Promotion Territory, and (ii) whose success at such activities is a significant factor in the ongoing employment or engagement, and compensation, of the individual, excluding in each case those employees or independent contractors of either Party or such an Affiliate that are solely engaged in telemarketing, professional education or other indirect activities in support of direct selling.

        1.102    "Semi-Annual Period" means any period consisting of two (2) consecutive Quarters; provided, that each Semi-Annual Period shall begin on the day following the last day of a previous Semi-Annual Period.

        1.103    "Sole Invention" shall have the meaning assigned in Section 11.1(a).

        1.104    "Specifications" means the specifications for the manufacture, labeling and packaging of the Intermediate, E2F Decoy, Vialed Product, Licensed Device or Final Product, as set forth in an applicable regulatory filing (e.g., a Drug Master File or NDA or foreign equivalent) or Approval from time to time, and as otherwise mutually agreed to by the Parties from time to time or by the JMC pursuant to Section 7.4(a).

        1.105    "Stanford License" means the Exclusive License Agreement between Corgentech (as Caber Corp.) and The Board of Trustees of the Leland Stanford Junior University dated January 1, 1999, as amended and restated.

        1.106    "Supply Chain Management" means the planning, management and execution of internal activities and Third Party suppliers that (a) provide raw materials used in the manufacture of Licensed Product; (b) manufacture, fill and finish, package and label Licensed Product or any component thereof; or (c) test, assist in the release of, or store Licensed Product or any component thereof. Supply Chain Management also includes management of forecasting activities.

        1.107    "Territory" means the world.

        1.108    "Third Party" means any entity other than Corgentech or BMS or an Affiliate of either of them.

        1.109    "Third Party Royalties" means royalties and other payments payable to a Third Party in consideration for rights necessary or useful for the manufacture, use or sale of Licensed Product.

        1.110    "Trademark Costs" means, subject to Sections 11.9 and 15.2(a), the FTE Costs of in-house legal counsel and related personnel and out-of-pocket costs (including, without limitation, the fees and expenses paid to outside counsel and other Third Parties, and filing and maintenance fees paid to governmental authorities) incurred in connection with the establishment and maintenance of rights under trademarks applicable to Licensed Product in the Co-Promotion Territory, including costs of filing and registration fees, and actions to enforce or maintain a trademark and other proceedings.

        1.111    "Transcription Factor Decoy" means a single strand or double-stranded oligonucleotide that regulates expression of one or more genes by binding to the transcription factor for such gene or genes.

        1.112    "Valid Claim" means (a) an unexpired claim of an issued patent which has not been found to be unpatentable, invalid or unenforceable by an unreversed and unappealable decision of a court or other authority in the subject country and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) for purposes of [*] and solely with respect to Licensed Products [*], including without limitation any [*], any composition of matter, article of manufacture or method of use claim contained in an application for a Patent that has been pending for less than [*] years or, [*].

        1.113    "Vialed Product" means a vial containing a formulation of the E2F Decoy.

        1.114    "Working Group" shall have the meaning assigned in Section 2.7(e).

        1.115    "Year" means any period consisting of twelve (12) consecutive calendar months.

        1.116    Additional Defined Terms. The following additional defined terms shall have the meanings set forth in the sections of this Agreement listed below:

Defined Term	Section Where Defined
"AAA"	16.2(a)
"Acquisition Transaction"	17.13(c)
"Agreement"	Preamble
"Bankrupt Party"	10.10(a)
[*]	[*]
"Benefit Plans"	5.10(h)
"BMS"	Preamble
"BMS Indemnitees"	15.1(b)
"BWH"	10.4(a)
"Claims"	15.1(a)

"Collaboration"	2.1
"Core Technology BMS Invention"	11.1(b)
"Corgentech"	Preamble
"Corgentech Indemnitees"	15.1(a)
"Courts"	16.3
"Coverage"	15.4
"Data Exchange Agreement"	3.12
"Designee Vote"	2.7(c)
"Divesting Party"	10.6(d)
"Divestment Period"	10.6(c)
"Effective Date"	Preamble
"Exchange Act"	17.13(a)
"EU AVG Milestone"	6.3(b)
"EU CABG Milestone"	6.3(b)
"EU PABG Milestone"	6.3(b)
"Excess Costs"	3.3
"Existing Licensed Products"	3.9(a)
"Hiring Party"	5.10(h)
"HSR Act"	10.1(c)
"Indemnified Party"	15.3(a)
"Indemnifying Party"	15.3(a)
"Indemnitees"	15.2(a)
"JCC"	2.4
"JDC"	2.3
"JFC"	2.6
"JMC"	2.5
"JSC"	2.2
"Limit"	3.8(b)
"Losses"	15.1(a)
"Marks"	11.8(a)
"Merging Party"	10.6(c)
[*]	[*]
"NHP"	5.10(j)
"NHP Indemnitees"	5.10(j)
"Objecting Party"	10.4(c)(ii)
"Party" or "Parties"	Preamble
"Party Vote"	2.7(c)
"Permitted Overrun"	3.3
"Pre-Paid Inventory Costs"	3.8(a)
"Principal Contact Person"	2.7(g)
"Reduced Milestone Payment"	6.3(b)(ii)
"Reimbursement Payments"	6.6(e)
"RWG"	2.3(c)
"Selected Party"	11.5(d)
"Stanford"	10.4(a)
"Target Date"	6.3(b)(ii)
"Title 11"	10.10(a)
"Trademark Infringement Claims"	11.9(a)
"Trademarks"	11.7(a)
"Transition Period"	3.6(a)

"Trigger Date"	6.3(c)
"U.S. AVG Milestone"	6.3(b)
"U.S. CABG Milestone"	6.3(b)
"U.S. PABG Milestone"	6.3(b)
[*]	[*]

ARTICLE 2

MANAGEMENT

        2.1    General.    The Parties desire to establish a Joint Steering Committee that will oversee the Parties' collaboration under this Agreement (the "Collaboration") and facilitate communications between the Parties with respect to the development, Approval, manufacturing and Commercialization of Licensed Product hereunder. Additionally, the Parties wish to establish four (4) specialized committees to focus more closely on clinical development and Approval, Commercialization, and manufacturing and financial issues, respectively, arising out of the Parties' development of Licensed Product. Each of such committees shall have the responsibilities and authority allocated to it in this Article 2 and elsewhere in this Agreement. The Parties intend that their respective organizations will work together to assure success of the collaboration.

        2.2    Joint Steering Committee (JSC).

          (a)    Formation and Purpose.    Within forty-five (45) days after the Effective Date, Corgentech and BMS shall establish the JSC, which shall have overall responsibility for the success of the Collaboration. The purposes of the JSC shall be (i) to determine the global development, regulatory, Commercialization, and manufacturing strategy for the Collaboration, (ii) to coordinate the Parties' activities hereunder, and (iii) to approve plans and budgets for the Collaboration proposed by the JDC, JCC, JMC or JFC. The JSC shall have the membership and shall operate by the procedures set forth in Section 2.7.

          (b)    Specific Responsibilities of the JSC.    In addition to its overall responsibility for the Collaboration, the JSC shall, in particular:

              (i)  review, provide comment on and approve Development Plans, and Annual Plans and Budgets proposed by the JDC;

             (ii)  review, provide comment on and approve Marketing Plans and Budgets proposed by the JCC for the Co-Promotion Territory for a given calendar Year;

           (iii)  review, provide comment on, and approve Manufacturing Plans and Budgets proposed by the JMC;

            (iv)  coordinate the activities of the Parties hereunder, including oversight of the JDC, JCC, JMC and JFC as provided herein;

             (v)  resolve any disputes or disagreements submitted to it by the JDC, JCC, JMC or JFC;

            (vi)  review [*] for Licensed Product in the Co-Promotion Territory, as further provided herein;

           (vii)  review and approve long-term (for the ensuing three to five Years) commercial strategy in the Territory;

          (viii)  review and approve strategies for obtaining patent and trademark protection for Licensed Product, enforcing such patents and trademarks, and defending Third Party claims relating to patents and trademarks; and

            (ix)  perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties, including the periodic evaluation of performance against goals.

        2.3    Joint Development and Regulatory Committee (JDC).

          (a)    Formation and Purpose.    Within forty-five (45) days after the Effective Date, Corgentech and BMS shall establish the JDC, which shall oversee, coordinate and expedite the development of, and the making of regulatory filings for, Licensed Product worldwide in order to obtain Approvals. The JDC will also facilitate the flow of information with respect to development activities being conducted for Licensed Product, oversee registrational clinical trials and, where necessary, collaborate with the JCC to oversee any Phase IIIB Clinical Trials. The JDC shall have the membership and shall operate by the procedures set forth in Section 2.7.

          (b)    Specific Responsibilities of the JDC.    In support of its responsibility for overseeing, coordinating and expediting the preclinical and clinical development of, and regulatory filings for, Licensed Product, the JDC shall in particular:

              (i)  establish strategy for the preclinical and clinical development and Approval of Licensed Product on a worldwide basis for all indications for which the Parties have jointly agreed to develop Licensed Products;

             (ii)  propose Development Plans and budgets and Annual Plans and Budgets;

           (iii)  direct the pre-clinical, clinical and regulatory program for Licensed Product, including without limitation decisions on whether to conduct pre-clinical studies, Phase I Clinical Trials, Phase I/II Clinical Trials, Phase II Clinical Trials or Phase III Clinical Trials;

            (iv)  monitor the progress of all clinical and pre-clinical studies of Licensed Product in the Territory, including reviewing costs and activities against the Development Plans and Annual Plans and Budgets;

             (v)  facilitate the exchange of all development information and data relating to all studies described in subsection (iii) above for Licensed Product in the Territory;

            (vi)  review and approve the statistical analysis plans and protocols for all Licensed Product clinical studies conducted in the Territory, and any investigator's brochure(s) and revisions thereto;

           (vii)  work together with the JCC and JMC during the development of Licensed Product to assure a smooth transition from development of such Licensed Product to Commercialization of such Licensed Product;

          (viii)  review and approve any significant agreements (generally an agreement with an expense of more than [*]) with Third Parties to be entered into by either or both Parties that cover the preclinical or clinical development of Licensed Product;

            (ix)  discuss and recommend to the Parties whether to initiate research and development of (A) Other Licensed Products for use in the Field or (B) additional indications for the initial Licensed Product to be developed containing the E2F Decoy described in Section 1.37(a);

             (x)  review and approve the scientific integrity of Phase IV Clinical Trials;

            (xi)  provide updates on its activities and achievements to the JSC;

           (xii)  review and approve activities of the RWG;

         (xiii)  work with the JCC to make recommendations for approval by the JSC for early access and compassionate use programs; and

          (xiv)  coordinate with the JCC, JMC and JFC as appropriate.

          (c)    Regulatory Working Group.    The JDC will also establish a Working Group that is a subcommittee of the JDC (the "Regulatory Working Group" or "RWG") that will be responsible for:

              (i)  overseeing, monitoring and coordinating all regulatory aspects of the development of Licensed Product in the Co-Promotion Territory and the EU with respect to obtaining Approval, including without limitation all regulatory actions, communications and filings (including matters pertaining to Licensed Product labeling) and submissions (including without limitation filings and submissions of supplements and major amendments to such Regulatory Authorities with respect to the Licensed Product);

             (ii)  establishing the schedule and implementation strategy for all filings with Regulatory Authorities in the Co-Promotion Territory or the EU;

           (iii)  coordinating preparation for and attendance at FDA advisory committee meetings or the equivalent thereof;

            (iv)  coordinating responses to additional requirements and inquiries of Regulatory Authorities;

             (v)  proposing, overseeing and agreeing upon a regulatory strategy and plan for obtaining Approvals for the Licensed Product in the Co-Promotion Territory and the EU;

            (vi)  coordinating with the JMC with respect to the drafting and contents of the Chemistry, Manufacturing and Controls section of a Drug Approval Application;

           (vii)  facilitating the exchange of all critical regulatory information and data relating to Licensed Product in the Territory;

          (viii)  facilitating the exchange of information in compliance with Section 3.12 of this Agreement in order to ensure that significant issues concerning adverse event information and safety issues are addressed consistently and in a timely manner among Regulatory Authorities in the Territory; and

            (ix)  providing updates on its activities and achievements to the JSC, JCC, JFC and JMC as directed by the JDC.

        The RWG shall meet at such times and in such manner as the JDC directs. The RWG shall attend meetings of the JDC and present its proposals on any matter within its jurisdiction under this Section 2.3 for approval by the JDC at the meeting of the JDC following the time at which such matter arises.

        2.4    Joint Commercialization Committee (JCC).

          (a)    Formation and Purpose.    Within sixty (60) days after the Effective Date, Corgentech and BMS shall establish the JCC, which shall oversee the Commercialization of Licensed Product on a worldwide basis, including the marketing, sales and distribution of Licensed Product. The JCC shall have the membership and shall operate by the procedures set forth in Section 2.7.

          (b)    Specific Responsibilities of the JCC.    In support of its responsibility for overseeing the Commercialization of Licensed Product on a worldwide basis, the JCC shall perform the following activities:

              (i)  With respect to the Territory:

              (1)   establish strategy for Commercialization of Licensed Product, including product positioning;

              (2)   coordinate with the JDC, JMC and JFC as appropriate;

              (3)   review BMS' implementation plans for Commercialization of Licensed Product in the Royalty Territory in accordance with the strategy therefor;

              (4)   facilitate the flow of information with respect to the Commercialization of each Licensed Product and review the allocation of Commercialization responsibilities between the Parties to ensure consistency with the terms of this Agreement;

              (5)   provide updates on its activities and achievements to the JSC; and

              (6)   coordinate and oversee the Parties' plans for labeling and selecting Trademarks for Licensed Product in the Territory.

             (ii)  With respect to the Co-Promotion Territory:

              (1)   propose the Marketing Plans and Budgets, Pre-Launch Marketing Plans and Budgets, consistent with the strategy therefor, and oversee the implementation of such plans and budgets;

              (2)   monitor progress under, and compliance with, each Marketing Plan and Budget, and the Pre-Launch Marketing Plan and Budget described in clause (1) above;

              (3)   monitor, review and comment on costs incurred by the Parties in connection with Commercialization activities;

              (4)   review and approve advertising materials and strategies and promotional materials developed by a Party for the Parties' Sales Representatives with respect to the Licensed Product, including but not limited to medical education, symposia, opinion leader development, peer-to-peer development, publications and journal ads;

              (5)   approve the selection of major or key marketing vendors (e.g., public relations agencies, advertising agencies and medical education agencies) with global capabilities with respect to Commercialization of Licensed Product in the Co-Promotion Territory;

              (6)   approve reimbursement strategies to be implemented with respect to Licensed Product;

              (7)   design, in collaboration with the JDC, pharmacoeconomic studies or Phase IV Clinical Trials, and supervise use and dissemination of such resulting data with respect to Licensed Product;

              (8)   approve and assign responsibilities for implementation of market research plans with respect to Licensed Product;

              (9)   review and approve, assign responsibilities for, and coordinate all sales force activities including but not limited to Sales Representative training, the number of Sales Representatives to be assigned to the promotion of the Licensed Products and (subject to Section 5.5) the proportion of their time to be devoted to promotion of the Licensed Products and territory alignment of Sales Representatives;

              (10) review compensation of Sales Representatives in accordance with Section 5.9;

              (11) approve packaging designs, and plan and oversee educational and professional symposia, and speaker and peer-to-peer activity programs, for the Licensed Product;

              (12) discuss and establish a range of suggested prices at which the Licensed Product will be sold to unaffiliated Third Parties and any discount strategies for Licensed Products;

              (13) receive and review each Party's sales, pricing, and financial reports pertaining to Sales and Marketing Costs and other Allowable Expenses for Commercialization of Licensed Product;

              (14) recommend whether to seek new indications, formulations or uses for the Licensed Product, such as for Licensed Product life cycle management, for approval by the JSC;

              (15) work with the JDC to make recommendations to the JSC for approval of early access and compassionate use programs; and

              (16) review and approve any significant agreements (generally an agreement with an expense of more than [*]) with Third Parties to be entered into by either or both Parties that cover Commercialization of Licensed Products.

          (c)   The JCC shall endeavor to take advantage of existing resources of BMS in allocating responsibilities between the Parties under this Section 2.4.

          (d)    Final Decision-Making Authority with Respect to the Royalty Territory.    BMS shall have final decision-making authority on the JCC regarding all matters relating to the Commercialization of the Licensed Products in the Royalty Territory as provided in Section 2.7(c), including without limitation the following: (1) country adaptation and implementation of global marketing strategy; (2) free goods and discount policy; (3) targeting and segmentation (including sales force territories); (4) advertising and promotion expenses and allocation; (5) number of Sales Representatives to be used in a given country and the proportion of their time to be devoted to promotion of the Licensed Products; (6) early access program deployment; (7) public relations and product-related communications activities; (8) Phase IV Clinical Trial expenses and decisions as to where such activities will be conducted; (9) Licensed Product pricing and terms of sale; and (10) country adaptation and implementation of healthcare outcomes plans; provided, however, that with respect to the matters covered by clauses (7) and (9) above, BMS shall make its decision on such matters (to the extent relating to the EU, Japan, Mexico and Canada) only after the JCC discusses such matters and the basis for BMS' proposed decision on such matters, and only after reasonably considering Corgentech's comments (through its JCC members) on such matters and proposed BMS decision, and further provided that such decisions with respect to the Royalty Territory must be consistent with the terms of this Agreement.

        2.5    Joint Manufacturing Committee (JMC).

          (a)    Formation and Purpose.    Within forty-five (45) days after the Effective Date, Corgentech and BMS shall establish the JMC, which shall oversee the manufacturing of Licensed Product on a worldwide basis, including the planning, manufacturing and supply (including Supply Chain Management) of Licensed Product. The JMC shall have the membership and shall operate by the procedures set forth in Section 2.7.

          (b)    Specific Responsibilities of the JMC.    In support of its responsibility for overseeing the manufacturing of Licensed Product on a worldwide basis, the JMC shall perform the following activities:

              (i)  delineate requirements and responsibilities for development and licensure of manufacturing processes and facilities for Licensed Product and for supply of Licensed Product in the Territory;

             (ii)  jointly develop a manufacturing strategy for the Development Plan and Annual Plan and Budget to enable development and licensure of manufacturing processes and facilities for Licensed Product in the Territory that includes all aspects of manufacture and release, including but not limited to formulations, Intermediate, dosage form, devices, product characterization studies, stability studies and manufacturing plans and forecasts;

           (iii)  determine Manufacturing Plans and Budgets, and allocate responsibilities for and oversee the implementation of such plans in accordance with this Agreement;

            (iv)  oversee and approve process development plans prior to the manufacture of registration batches of Licensed Product;

             (v)  review quality assurance efforts, including but not limited to those efforts with respect to the establishment of Specifications and quality standards for Licensed Product;

            (vi)  subject to Section 2.5(b)(xiv), approve the terms of any supply agreement involving either Party that affects the supply of Intermediate, E2F Decoy, Vialed Product, Licensed Device or Final Product that will be used to develop or Commercialize Licensed Product;

           (vii)  coordinate with the RWG the drafting and contents of the Chemistry, Manufacturing and Controls section of a Drug Approval Application for Licensed Product;

          (viii)  review and approve technology transfer plans for any changes in manufacturing sites, testing sites, and responsibilities in the supply chain for Licensed Product, it being understood that decisions regarding the selection of which of a Party's own manufacturing and testing sites shall be used to manufacture any component of a Licensed Product, if a Party manufactures any component of a Licensed Product pursuant to this Agreement or any related supply agreement, shall remain in the sole control of such Party;

            (ix)  prepare for regulatory inspections and ensure adherence to compliance standards with respect to Licensed Product;

             (x)  ensure that future logistical strategies and capacity planning are consistent with the forecasts provided in the Pre-Launch Marketing Plan and Budget and each Marketing Plan and Budget, as well as inventory levels for Licensed Product;

            (xi)  review quality-related issues concerning the Licensed Product or any component thereof;

           (xii)  coordinate with the JCC, JDC and JFC as appropriate;

         (xiii)  provide updates on the JMC's activities and achievements to the JSC, as appropriate; and

          (xiv)  review and approve any significant agreements, purchase orders or amendments (generally involving an expense of more than [*]) with Third Parties to be entered into by either or both Parties that cover the manufacture of Intermediate, E2F Decoy, Vialed Product, Licensed Device or Final Product for sale and use in the Territory.

          (c)   The JMC shall endeavor to take advantage of existing resources of BMS in allocating responsibilities between the Parties under this Section 2.5.

        2.6    Joint Finance Committee (JFC).

          (a)    Formation and Purpose.    Within forty-five (45) days after the Effective Date, the Parties shall establish a joint finance committee (the "Joint Finance Committee"), which shall provide support to all other Committees with respect to accounting and financial matters relating to Licensed Products. The Joint Finance Committee shall report directly to the JSC, and shall have the membership and shall operate by the procedures set forth in Section 2.7.

          (b)    Specific Responsibilities of the JFC.    In particular, the Joint Finance Committee shall:

              (i)  work with the other Committees and Working Groups to assist in financial, budgeting and planning matters as required, including assisting in the preparation of budgets and annual and long-term plans;

             (ii)  recommend for approval by the JSC procedures, formats, timelines consistent with this Agreement for reporting financial data and assist in resolving differences that relate to the financial terms of this Agreement;

           (iii)  recommend for approval by the JSC a procedure for monitoring and reporting to the JSC and any other applicable Committee, the rate of spending compared to budget under the applicable Development Plan and related budget, Annual Plan and Budget, Pre-Launch Marketing Plan and Budget, and Marketing Plan and Budget, and report such performance to the JSC or such other Committee as directed;

            (iv)  review each Party's reporting of Net Sales, Allowable Expenses and Development Costs under this Agreement, recommend, for approval by the JSC, any changes to reporting procedures and approve increases or decreases in the dollar value of Third Party invoices that shall be required to be included as supporting documentation pursuant to Section 3.8(g) or Section 6.5(a);

             (v)  compute adjustments to the FTE rates in accordance with Section 6.17;

            (vi)  recommend, for approval by the JSC, additional or alternative reporting procedures concerning financial aspects of the Collaboration including, without limitation, templates and timing, and develop a format for reports pursuant to Sections 3.8, 5.5(c), 6.4, 6.5, 6.7, 6.9, 6.15 and 7.7, including without limitation, Net Sales, Allowable Expenses and Development Costs, and such other reports as are approved by the JSC for the implementation of the financial aspects of the Collaboration;

           (vii)  review the appropriate allocation of costs and expenses under this Agreement and recommend any changes to, or additional items to be included within, Allowable Expenses or Development Costs;

          (viii)  make recommendations, if necessary, concerning the exchange of information between the Parties on a monthly basis with respect to Allowable Expenses, Net Sales and Royalty-Bearing Sales in furtherance of a Party's obligations under this Agreement or pursuant to applicable law (such as SEC reporting obligations);

            (ix)  recommend, for approval by the JSC, a means of reconciling, one to the other, the internal reporting and accounting standards of each of the Parties where necessary and methods of charging costs and expenses of each of the Parties;

             (x)  review calculations of the amount of any payments to be made by the Parties (or their Affiliates) hereunder, providing for the reconciliation of payments;

            (xi)  prepare, for approval by the JSC, such reports on financial matters as are approved by the JSC for the implementation of the financial aspects of the Collaboration;

           (xii)  coordinate audits of data where appropriate and required or allowed by this Agreement;

         (xiii)  perform such other functions as the JSC may request from time to time; and

          (xiv)  coordinate with the JDC, JCC and JMC as appropriate.

        2.7    General Committee Membership and Procedures.

          (a)    Membership.    For the JCC, Corgentech shall designate three (3) representatives and BMS shall designate four (4) representatives with appropriate expertise to serve as members of such Committee. For the JSC, JDC, JMC and JFC, each of Corgentech and BMS shall designate three (3) representatives with appropriate expertise to serve as members of such Committee. Each representative may serve on more than one Committee as appropriate in view of the individual's expertise. Each Party may replace its Committee representatives at any time upon written notice to the other Party. Each Committee shall have co-chairpersons. BMS and Corgentech shall each select from their representatives a co-chairperson for each of the Committees. The co-chairpersons of each Committee shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of such Committee, and preparing and issuing minutes of each meeting within thirty (30) days thereafter; provided that a Committee co-chairperson shall call a meeting of the applicable Committee promptly upon the written request of the other co-chairperson to convene such a meeting. Such minutes will not be finalized until both chairpersons review and confirm the accuracy of such minutes in writing.

          (b)    Meetings.    Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every four (4) months, except that after December 31, 2004, the JSC shall meet no less frequently than once every six (6) months. Each Committee shall meet alternately at Corgentech's facilities in South San Francisco, California, and BMS' facilities in Lawrenceville, New Jersey, or at such locations as the Parties may otherwise agree. Other employees of each Party (including without limitation, the Alliance Managers) involved in the development, manufacture or Commercialization of the Licensed Product may attend meetings of such Committee as nonvoting participants, and, with the consent of each Party, consultants, representatives, or advisors involved in the development, manufacture or Commercialization of the Licensed Product may attend meetings of such Committee as nonvoting observers; provided that such Third Party representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party and that are at least as stringent as those set forth in Article 12. Each Party shall be responsible for all of its own expenses of participating in any Committee (including without limitation in any Working Group). Meetings of any Committee may be held by audio or video teleconference with the consent of each Party; provided that at least one (1) meeting of such Committee per Year shall be held in person.

          (c)    Decision-Making.    Each Party's designees on a Committee shall, collectively, have one vote (the "Party Vote") on all matters brought before the Committee, which Party Vote shall be determined by majority vote (the "Designee Vote") of such designees present at the meeting. Except as expressly provided in this Section 2.7(c), each Committee shall operate as to matters within its jurisdiction by unanimous Party Vote (although the Designee Votes underlying such Party Votes need not be unanimous); provided that no Committee shall have the authority to amend or modify, or waive compliance with, this Agreement. Notwithstanding any other provision of this Agreement, BMS shall have final decision-making authority regarding all matters relating to the Commercialization of the Licensed Products in the Royalty Territory (other than disputes concerning the validity, interpretation or construction of, or the compliance with or breach of, this Agreement) and in furtherance of the foregoing shall have a tie-breaking vote with such matters on the JSC and the JCC; provided, that each such decision shall be made in good faith and no such decision shall violate or breach any provision of this Agreement. No such decision by BMS in the exercise of such final decision-making authority shall be subject to any dispute resolution mechanism or procedure, including without limitation any dispute resolution mechanism provided for in this Section 2.7(c) or Sections 16.1 or 16.2. Except for matters within the final decision-making authority of BMS with respect to the Royalty Territory as provided above, any disagreement between the designees of BMS and Corgentech on the JDC, JCC, JMC or JFC as to matters within such Committee's jurisdiction shall, at the election of either Party, be addressed, first, with the Alliance Managers, and if the dispute is not resolved within ten (10) Business Days after such referral to the Alliance Managers, then it shall, at the election of either Party, be submitted to the JSC for resolution. If the JSC, in consultation with the Alliance Managers, does not resolve any matter allocated to it for resolution or submitted to it as provided above within thirty (30) days of such submission, such matter shall, at the election of either Party, be referred for resolution pursuant to Article 16.

          (d)    Meeting Agendas.    Each Party will disclose to the other proposed agenda items along with appropriate information at least three (3) Business Days in advance of each meeting of the applicable Committee; provided that under exigent circumstances requiring Committee input, a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such Committee meeting.

          (e)    Working Groups.    From time to time, the JDC, JCC, JMC or JFC may establish and delegate duties to other committees, sub-committees or directed teams (each, a "Working Group") on an "as-needed" basis to oversee particular projects or activities. Each such Working Group shall be constituted and shall operate as the JDC, JCC, JMC or JFC, as the case may be, determines; provided that each Working Group shall have equal representation from each Party. Working Groups may be established on an ad hoc basis for purposes of a specific project for the life of a Licensed Product, or on such other basis as the applicable Committee may determine. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the Committee that established such Working Group. In no event shall the authority of the Working Group exceed that specified for the relevant Committee in this Article 2.

          (f)    Interactions Between Committees and Internal Teams.    The Parties recognize that while they will establish Committees and Working Groups for the purpose of the Collaboration, each Party possesses an internal structure (including without limitation various committees, teams and review boards) that will be involved in administering such Party's activities under this Agreement. Each Committee and Working Group shall establish procedures to facilitate communications between such Committee or Working Group and the relevant internal committee, team or board in order to maximize the efficiency of the Collaboration, including without limitation by requiring appropriate members of such Committee to be available at reasonable times and places and upon reasonable prior notice for making appropriate oral reports to, and responding to reasonable inquiries from, the relevant internal committee, team or board.

          (g)    Principal Contact Person.    Promptly following the Effective Date, to provide interim decision-making authority for the Collaboration each Party shall designate to the other Party in writing a principal contact person for addressing matters within the scope of each Committee (each a "Principal Contact Person"). Prior to the formation of any particular Committee, each Party shall exercise all the decision- making authority and responsibility that could be exercised following the formation of such Committee by such Party's representatives on such Committee, as provided in this Article 2; and any and all such decisions shall be binding upon such Committee and the Parties as if such decisions were made by such Committee as duly constituted hereunder.

        2.8    Alliance Managers.    Each of the Parties shall appoint a single individual to act as that Party's Alliance Manager. The role of the Alliance Manager is to act as a single point of contact between the Parties to assure a successful Collaboration. The Alliance Managers shall attend all Committee meetings and support the co-chairpersons of each Committee in the discharge of their responsibilities. Alliance Managers shall be nonvoting participants in such Committee meetings, unless they are also appointed members of such Committee pursuant to Section 2.7(a), provided, however, that an Alliance Manager may bring any matter to the attention of any Committee if such Alliance Manager reasonably believes that such matter warrants such attention.

        Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within and among the Committees. Each Alliance Manager will also: (i) be the point of first referral in all matters of conflict resolution; (ii) coordinate the relevant functional representatives of the Parties in developing and executing strategies and plans for the Licensed Products in an effort to ensure consistency and efficiency throughout the world; (iii) provide a single point of communication for seeking consensus both internally within the respective Parties' organizations and between the Parties regarding key strategy and plan issues; (iv) identify and bring disputes to the attention of the appropriate Committee in a timely manner; (v) plan and coordinate cooperative efforts and internal and external communications; and (vi) take responsibility for ensuring that governance activities, such as the conduct of required Committee meetings and production of meeting minutes occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

        2.9    Collaboration Guidelines.

          (a)    General.    It is the intent of the Parties, in working together to develop and Commercialize the Licensed Product and otherwise as set forth herein, to assign responsibilities for the various operational aspects of the Collaboration to those portions of their respective organizations which have the appropriate resources, expertise and responsibility for such functions and, consistent with this Agreement, to treat the Licensed Product as if it were a proprietary product solely of their own organization. In all matters related to the Collaboration, the Parties shall strive to balance as best they can the legitimate interests and concerns of the Parties and to realize the economic potential of Licensed Product (taking into account the risks and costs of further development and Commercialization).

          (b)    Independence.    Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between Corgentech and BMS is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.

        2.10    General Overview of Accounting.

          (a)   For the purposes of determining Development Costs and Allowable Expenses, any expense allocated by either Party to a particular category under Development Costs or Allowable Expenses for a particular Licensed Product shall not also be allocated to another category under Development Costs or Allowable Expenses for such Licensed Product. Each Party agrees to determine Development Costs and Allowable Expenses with respect to Licensed Product using its standard accounting procedures, consistently applied, to the maximum extent practical as if such Licensed Product were a solely owned product of the Party, except as specifically provided in this Agreement. The Parties also recognize that such procedures may change from time to time and that any such changes may affect the definition of Development Costs or Allowable Expenses and such other expenses. Where the change is or would be material to the other Party, the Party proposing to make the change shall provide the other Party with an explanation of the proposed change and an estimation of the effect of the change on the relevant expense category. Transfers between a Party and its Affiliates (or between such Affiliates) shall not have any effect for purposes of calculating revenues, costs, profits, royalties or other payments or expenses under this Agreement.

          (b)   If either Party enters into any agreement with an Affiliate for the provision of materials or services pursuant to this Agreement, all costs incurred for the provision of such materials or services that are shared by the Parties under this Agreement shall, for purposes of determining Profit and Loss only with respect to [*], be accounted for on the basis otherwise provided for in this Agreement (e.g., FTEs) and not on the basis of any higher or lower transfer price in effect between such Party and such Affiliate. If a Party enters into an agreement with a Third Party for the provision of materials or services pursuant to this Agreement, and if such Party possesses a [*] or more ownership interest in such Third Party, then, for purposes of determining Profit and Loss only with respect to the Co-Promotion Territory, all costs incurred for the provision of such materials or services by such Third Party that are shared by the Parties under this Agreement shall be accounted for on the basis of (i) the transfer price in effect under the agreement between such Party and such Third Party, if such transfer price is comparable to that which such Third Party agrees to with other Third Parties in the ordinary course of business, or (ii) otherwise, a price to be negotiated in good faith by the Parties that excludes the contracting Party's profit interest in any amounts it may realize pursuant to such agreement with such Third Party. Nothing in this Section 2.10 or elsewhere in this Agreement is intended to apply to, modify or affect, or shall be interpreted to apply to, modify or affect, the actual transfer price imposed in transactions between BMS and any of its Affiliates or any Third Party, [*] or more of whose voting securities are owned by BMS, for the purchase and supply of services, materials, Intermediate, E2F Decoy, Vialed Product, Licensed Device or Final Product.

        2.11    Compliance with Law.    Each Party hereby covenants and agrees to comply with all laws and regulations applicable to its activities connected with the development, manufacture and Commercialization (as applicable) of Licensed Product.

ARTICLE 3

DEVELOPMENT AND REGULATORY

        3.1    Current Status of Development of Licensed Product.    As of the Effective Date, Corgentech is: (a) conducting Phase III Clinical Trials of the Licensed Product for the CABG and PABG indications, and (b) planning to initiate a Phase I/II Clinical Trial of the Licensed Product for the AVG indication, in each case using Vialed Product and a Licensed Device. The Parties recognize that additional development (pre-clinical and clinical) of the Licensed Product may be required. Any such additional development shall be conducted by the Parties, under the direction of the JDC, in accordance with the Development Plan and Annual Plan and Budget, as described in Section 3.2.

        3.2    Development Plan and Annual Plan and Budget.

          (a)   The development of each Licensed Product shall be governed by a comprehensive, multi-year, worldwide development plan specifying development details for Licensed Product in both the Co-Promotion Territory and the Royalty Territory, including development budgets for the Co-Promotion Territory and EU ("Development Plan"), and a detailed and specific worldwide plan and a detailed and specific budget (for the Co-Promotion Territory and EU only) for all development proposed for a particular calendar year for such Licensed Products ("Annual Plan and Budget"). The Development Plan will include a planned development program to generate the preclinical, clinical and regulatory information required for filing Drug Approval Applications for Licensed Product and to achieve Approval for Licensed Product in the Co-Promotion Territory and

  in the other countries of the Territory designated by the JDC, and will, where practical, include decision points and criteria for the Parties to determine whether or not to continue development of Licensed Products for each indication. Each Annual Plan and Budget shall be consistent with the Development Plan as then in effect. The current clinical plan portion of the Development Plan and the development budget for the Co-Promotion Territory and the EU have been agreed upon by the Parties as of the Effective Date and have been Previously Disclosed. Within ninety (90) days of the Effective Date, the JDC shall review and propose to the JSC for its review, comments and approval a more comprehensive Development Plan, and Annual Plan and Budget covering the remainder of calendar years 2003 and 2004. The Development Plan shall be updated not less than annually, as well as more frequently as needed to take into account completion, commencement or cessation of clinical studies not contemplated by the then current Development Plan. The JDC shall assign responsibilities for updating the Development Plan according to a schedule and using a process that will enable the JDC to submit such Development Plan, as applicable, and the Annual Plan and Budget for a given calendar year after 2004 to the JSC for review and approval by the JSC no later than October 31 of the immediately preceding Year. In the event that a decision is reached to cease development of a Licensed Product for a particular indication: such development shall be immediately terminated; neither Party shall have any further obligation to continue funding such development (other than payment of costs previously incurred and not yet paid); all costs allocated for further development of such Licensed Product for such indication in the Development Plan budget shall not be available to the Parties to spend on the development of other Licensed Products or for other indications unless the Parties mutually agree in their respective discretion to same in writing.

          (b)   During the term of this Agreement, neither Party nor its Affiliates shall, directly or through any Third Party, initiate, sponsor, fund, supply Licensed Product for or otherwise conduct any clinical trial of the Licensed Product or of any E2F Decoy outside of the Development Plan without the prior written approval of the other Party, except that consent of the other Party shall not be required for the following:

              (i)  the conduct by BMS of any Phase IV Clinical Trial for the Royalty Territory; provided that the JDC (or a Working Group designated by the JDC) shall have approved the study design for scientific integrity; or

             (ii)  clinical studies conducted for the development of any other product of either Party in which a Licensed Product is (A) used within its approved labeling in the country in which the study is conducted, and (B) used as a comparator product and/or in combination with the product being studied.

            (iii)  subject to Section 10.6, clinical studies conducted by BMS for the development of any product containing an E2F Decoy as to which BMS is the sole inventor or assignee of an invention covering the composition thereof; provided, that BMS does not infringe any Patents Controlled by Corgentech, does not use any rights licensed to BMS under Section 10.1, or use any Corgentech Know-How that remains confidential to Corgentech at the time of use (and for which the loss of confidentiality occurred for reasons other than by reason of a breach by BMS of its obligations under Article 12 hereof).

        For avoidance of doubt, the costs of any trials conducted in clause (i) or (ii) above shall not be included in Development Costs or Allowable Expenses and shall be borne solely by the Party conducting such trial.

        3.3    Overruns with Respect to Development Costs.    If the Development Costs for a clinical trial provided for in the Development Plan exceed those set forth in the budget for such trial in such plan, each Party shall continue to bear its share of Development Costs attributable to such trial in excess of such budget to the extent of its share of such costs set forth in Section 3.8(a), notwithstanding such overrun; provided, that (a) if at the termination or conclusion of any such trial, the total cost for such clinical trial exceeds [*] of the Development Plan budget for such trial (the "Permitted Overrun"), and (b) if any Development Costs incurred with respect to such trial exceeding the Permitted Overrun ("Excess Costs") are attributable to the negligence of the Lead Development and Regulatory Party, then the other Party shall be entitled to reimbursement of its share of such Excess Costs, notwithstanding anything to the contrary in Section 3.8 and none of such Excess Costs or reimbursements therefor shall be considered Development Costs. If the Lead Development and Regulatory Party for such clinical trial disputes that the Excess Costs are attributable to its negligence, the matter shall be submitted to dispute resolution in accordance with Section 16.2. Reconciling payments under this Section 3.3 shall be made on a clinical trial by clinical trial basis within thirty (30) days after receipt of the other Party's report under Section 3.8(g) unless a Party disputed whether such overruns arise out of its negligence, in which case such payment shall be made within thirty (30) days after the dispute resolution process provided for in this Agreement.

        3.4    Lead Development and Regulatory Party.    Subject to the terms of this Agreement, (x) BMS shall be the Lead Development and Regulatory Party for all clinical development of Licensed Product for the Royalty Territory, and (y) Corgentech shall be the Lead Development and Regulatory Party for the clinical development of the Licensed Product containing the E2F Decoy described in Section 1.37(a) for CABG, PABG and AVG for the Co-Promotion Territory, subject to the prior consent of BMS with respect to all material matters and regulatory filings made or undertaken by Corgentech that are consistent with the Development Plan and the terms of this Agreement. With respect to the clinical development of Other Licensed Products or of new indications for the Licensed Product containing the E2F Decoy described in Section 1.37(a), (A) BMS shall be the Lead Development and Regulatory Party for all clinical development in the Royalty Territory, and (B) in the Co-Promotion Territory, the JSC shall determine which Party shall be the Lead Development and Regulatory Party for all clinical development of same.

        3.5    Clinical and Regulatory Matters in the Co-Promotion Territory; Recalls and Withdrawals.

          (a)   All NDAs and Approvals and related filings within the Co-Promotion Territory relating to the Licensed Product shall be the property of Corgentech and held in the name of Corgentech or its designated Affiliates. Corgentech shall designate a representative to serve as the designated regulatory official for the Licensed Product in the Co-Promotion Territory for purposes of receiving communications from the FDA.

          (b)   Through their members on the JDC, Corgentech and BMS shall cooperate in the drafting and review of all submissions to the FDA (including without limitation the preparations of an electronic submission of an NDA to the FDA, with BMS to have primary responsibility for preparing the electronic dossier for the Co-Promotion Territory). Each Party shall promptly provide the other with copies of all written or electronic communications received by it from, or forwarded by it to, the FDA with respect to obtaining or maintaining an Approval in the Co-Promotion Territory.

          (c)   Corgentech shall provide notice to BMS within two (2) Business Days of discovery by Corgentech of any event that triggers an FDA filing requirement that is subject to a deadline imposed by the Act of less than twenty-one (21) days after the discovery of such an event. The co-chairpersons of the JDC shall discuss in good faith and on a timely basis determine the most effective and expeditious means of responding to such FDA filing requirement.

          (d)   Corgentech shall provide notice to BMS of any additional FDA requirements which the FDA may impose with respect to the first Approval with respect to a Licensed Product, (including, without limitation, additional clinical studies) and of all FDA inquiries requiring a response within two (2) Business Days of receipt thereof by Corgentech. Corgentech and BMS shall cooperate in providing all correspondence between Corgentech and the FDA, and related FDA contact reports produced by Corgentech.

          (e)   Corgentech shall provide BMS with notice of all meetings, conferences, and discussions (including without limitation, FDA advisory committee meetings and any other meeting of experts convened by the FDA concerning any topic relevant to the Licensed Product) scheduled with the FDA concerning any pending NDA or other regulatory matters relating to the Licensed Product within two (2) Business Days after Corgentech receives notice of the scheduling of such meeting, conference, or discussion. BMS shall be entitled to have reasonable representation present at all such meetings. Corgentech and BMS' members of the JDC shall use reasonable efforts to agree in advance on the scheduling of such meetings and on the objectives to be accomplished at such meetings, conferences, and discussions and the agenda for the meetings, conferences, and discussions with the FDA.

          (f)    Each Party shall provide to the other Party on a timely basis copies of all material pre-clinical and clinical data compiled in support of an NDA or other regulatory filings in the Co-Promotion Territory with respect to the Licensed Product.

          (g)   Each Party shall have a right to review and approve the contents and subject matter of, and strategy for, any NDA, all correspondence submitted to FDA related to clinical trial design, all proposed Licensed Product labeling and Licensed Product labeling discussions and decisions with the FDA, and all post-Approval Licensed Product labeling discussions and decisions with the FDA (including the final FDA-approved labeling), and post-Approval labeling changes. Notwithstanding the Parties' joint approval rights set forth above, neither Party may unreasonably withhold its approval for the filing of any NDA for the initial Licensed Product for the CABG and PABG indications.

          (h)   Any decision to initiate a recall or withdrawal of Licensed Product in the Co-Promotion Territory shall be made by the JSC, in consultation with the JDC. Before the JSC initiates a recall or withdrawal, and upon the request for a recall or withdrawal by either Party, the Parties shall promptly and in good faith discuss the reasons therefor and the costs of any such recall or withdrawal shall be a Regulatory Expense, except to the extent that the recall or withdrawal is attributable to the negligence of a Party in which event (i) such Party shall bear such costs for which it is responsible and (ii) such costs shall not be included in Regulatory Expenses or Allowable Expenses. Under no circumstances shall either Party unreasonably object to a recall or withdrawal requested by the other Party, and neither Party shall have any right to object to a recall or withdrawal requested by the other Party for failure of a Licensed Product to meet the Specifications, for material safety concerns, or for the manufacture of such Licensed Product in a manner that does not comply with the Act. In the event of any recall or withdrawal, BMS shall implement any necessary action, with assistance from Corgentech as reasonably requested by BMS.

          (i)    Corgentech and BMS shall have a right to cross reference, file or incorporate by reference any regulatory submissions or drug master file (and any data contained therein) for Licensed Product made in any country in the Royalty Territory (including all Approvals) to support regulatory submissions for Licensed Product in the Co-Promotion Territory and to enable either Party to fulfill its obligations under this Agreement to develop, manufacture (anywhere in the world), and/or Commercialize the Licensed Product for use in the Co-Promotion Territory. Additionally, Corgentech shall have a right to cross-reference any regulatory submissions for Licensed Product in the Territory to continue to develop and improve the Corgentech Core Technology; provided that the foregoing shall not be deemed to confer upon Corgentech any license under any BMS intellectual property rights in addition to those expressly set forth in this Agreement. Each Party will support the other, as may be reasonably necessary, in Regulatory Approvals for the Licensed Product in the Co-Promotion Territory, including providing necessary documents, or other materials required by law to obtain Regulatory Approvals. In the event that any such regulatory submission or drug master file is supplemented or modified, each Party agrees to notify the other promptly that supplements or modifications have been made.

          (j)    Subject to the terms of this Agreement, Corgentech and BMS shall have joint responsibility for revising the Licensed Product labeling for the Co-Promotion Territory, as needed.

        3.6    Clinical and Regulatory Matters in the Royalty Territory; Recalls and Withdrawals.

          (a)   Promptly after the Effective Date, Corgentech shall provide to BMS for use in BMS' development efforts for Licensed Product in the Royalty Territory all material Corgentech Know-How in Corgentech's possession regarding the Licensed Product that is necessary or useful to develop Licensed Product or to support Approval of Licensed Product in the Royalty Territory. During a transition period of six (6) months after the Effective Date, unless a shorter period is requested by BMS ("Transition Period"), Corgentech shall be the Lead Development and Regulatory Party for both the Co-Promotion Territory and the Royalty Territory while BMS gains access to the relevant Corgentech Know-How in preparation for it to become the Lead Development and Regulatory Party for the Royalty Territory. After such period, BMS shall become the Lead Development and Regulatory Party for the Royalty Territory. Transitional support provided under this Section 3.6(a) by up to ten (10) Corgentech FTEs shall be without charge to BMS, and BMS shall reimburse Corgentech for any transitional support provided to BMS in excess of the foregoing on an FTE plus out-of-pocket cost basis.

          (b)   As promptly as practicable after the Transition Period set forth in Section 3.6(a) above and in accordance with the Development Plan, BMS will assume sole ownership, control of and responsibility for all regulatory filings in the Royalty Territory, and Corgentech shall cooperate with BMS in connection with such filings as reasonably requested by BMS and at BMS' sole cost and expense, including assignment of any such filings to BMS. For clarity, BMS shall reimburse Corgentech on an FTE Cost and out-of-pocket cost basis for any assistance Corgentech provides under this Section 3.6(b).

          (c)   All Approvals in the Royalty Territory relating to the Licensed Product shall be deemed the property of BMS and held in BMS' or its Affiliate's name.

          (d)   BMS shall provide Corgentech with reasonable advance notice of all meetings (whether face-to-face or teleconference, and including without limitation any meeting of experts convened by Regulatory Authorities concerning any topic relevant to the Licensed Product) scheduled with Regulatory Authorities in the EU and Japan concerning any material regulatory matters (other than pricing and reimbursement matters for countries outside the Major European Countries) relating to the Licensed Product within two (2) Business Days after the scheduling of such meeting, and advance copies of all related documents and other relevant information relating to such meetings or other contacts. Corgentech shall be entitled to have reasonable representation present at all such meetings. In addition, with respect to clinical and regulatory matters in the Royalty Territory, BMS shall promptly provide Corgentech with (i) copies of all pre-clinical and clinical data compiled in support of regulatory filings in the EU and Japan; (ii) copies of all material regulatory correspondence with any Regulatory Authority in the EU or Japan; (iii) advance copies of material, non-recurring submissions matters (e.g., filings related to new indications and proposed labeling, but not adverse event report submissions) to any Regulatory Authority in the EU or Japan, and the same opportunity to comment in advance on such submissions (and to have its comments reasonably taken into account and included) as BMS is provided with respect to the submissions to FDA under Section 3.5; provided, however, that inadvertent failure(s) by BMS to submit Corgentech advance copies pursuant to this Section 3.6(d) shall not be considered a material breach of this Agreement; (iv) notices of any revocations of Approvals and any Licensed Product recalls or withdrawals in the Royalty Territory; and

  (v) reasonable responses to inquiries by Corgentech regarding the Approval and Commercialization processes for the Licensed Product in the Royalty Territory, including without limitation reasonable access to BMS personnel in connection with such inquiries. BMS shall promptly provide Corgentech with copies of all other material documents and correspondence pertaining to the Licensed Product after they have been submitted to, or received from, Regulatory Authorities in the EU or Japan (other than pricing and reimbursement matters for countries outside the Major European Countries). BMS shall provide Corgentech with any English translations of such documents and correspondence that BMS has produced for its own use. BMS will use Diligent Efforts to implement procedures reasonably designed to avoid any failure to provide any material required to be provided to Corgentech under this Section 3.6(d) and to cure any such failure promptly after its discovery.

          (e)   BMS shall have a right to cross reference, file or incorporate by reference any regulatory submissions or drug master file (and any data contained therein) for Licensed Product made in the Co-Promotion Territory (including all Approvals) to support regulatory submissions for Licensed Product in the Royalty Territory and to enable BMS to fulfill its obligations under this Agreement to develop, manufacture (anywhere in the world), and/or Commercialize the Licensed Product for use in the Royalty Territory. Corgentech will support BMS, as may be reasonably necessary, in Regulatory Approvals for the Licensed Product in the Royalty Territory, including providing necessary documents, or other materials required by law to obtain Regulatory Approvals. In the event that any such regulatory submission or drug master file is supplemented or modified, Corgentech agrees to notify BMS promptly that supplements or modifications have been made. Further, Corgentech agrees, following NDA Approval, to obtain and provide a certificate of free sale to BMS that BMS may use to obtain marketing authorization in those countries that reference or rely upon such certificate of free sale; provided that BMS will reimburse Corgentech's reasonable costs of such activities on an FTE plus out-of-pocket basis.

          (f)    BMS and its Affiliates shall take the lead in all pricing and reimbursement approval proceedings relating to the Licensed Product in the Royalty Territory; provided, that Corgentech shall have the right to attend all meetings with Regulatory Authorities relating to pricing and reimbursement approvals in Canada and the Major European Countries. Corgentech will provide to BMS without charge any work undertaken by it and information developed by or for it pertinent topricing and/or reimbursement in the EU through the Effective Date and thereafter. BMS shall provide Corgentech with reasonable advance notice of all such meetings and advance copies of all related documents (including documents to be submitted in connection with pricing and reimbursement approvals) and other relevant information relating to such meetings.

          (g)   Subject to the terms of this Agreement, BMS shall have sole responsibility for approving revisions to the Licensed Product labeling for the Royalty Territory, as needed.

        3.7    Development Diligence.    Corgentech and BMS shall each use Diligent Efforts to develop at least [*] Licensed Product in the Co-Promotion Territory. BMS shall use Diligent Efforts to develop at least [*] Licensed Product in the Royalty Territory. Each Party shall inform the JDC and the JCC in writing not less often than semi-annually of any significant research results made by or that become known to it related to any E2F Decoy described in Section 1.37(b) or to any Licensed Device that are not already included in reports presented to an applicable Committee.

        3.8    Costs of Development; BMS Cost Credit.

          (a)   Subject to Sections 3.8(b), 3.8(c) and 7.7(c), Development Costs paid by either Party or for the account of either Party with respect to the initial Licensed Products to be developed (i.e., those containing the E2F Decoy described in Section 1.37(a)) shall be borne by the Parties such that BMS bears [*] of such costs and Corgentech bears [*] of such costs. Corgentech shall be entitled to include in the Development Costs reported by it under this Section 3.8(a) those

  Development Costs accrued in accordance with GAAP prior to, but unpaid as of, the Effective Date for services and/or supplies to be provided after the Effective Date to the extent such accrued expenses are included in the development budget that has been Previously Disclosed, but only at the time Corgentech actually pays such amount during the term of this Agreement. Additionally, the Parties recognize that Corgentech has purchased from Third Party manufacturers inventory of certain Intermediate components prior to the Effective Date that may be used to manufacture Licensed Product for use in activities specified in the Development Plan. Corgentech may include in Manufacturing Costs reported as part of Development Costs pursuant to this Section 3.8(a) the amounts it paid to such Third Party manufacturer for those amounts of such Intermediate inventory, at the time such Intermediate is actually used in the manufacture of such Licensed Product for such purpose ("Pre-Paid Inventory Costs").

          (b)   If BMS' share of Development Costs for such Licensed Products for CABG, PABG and AVG exceeds [*] (such figure, as it may be reduced pursuant to Section 3.8(c), the "Limit"), then BMS may credit any portion of its share of such Development Costs in excess of the Limit against any future milestone payments due to Corgentech under Section 6.3 and/or royalty payments due to Corgentech pursuant to Section 6.6; provided, however, that in no event shall any given payment due to Corgentech be reduced, by operation of such credit, by more than [*] of that otherwise due to Corgentech at such time; provided further that if the foregoing prevents BMS from fully crediting any amount it is entitled to credit against such payment, then BMS may carry forward such credit and apply it against future milestone payments due to Corgentech under Section 6.3 and/or royalty payments due to Corgentech pursuant to Section 6.6 (in each case subject to the same [*] limit), until BMS has received full credit for such amount. BMS' share of Development Costs, for the purpose of determining whether it has exceeded the Limit, shall be based on those Development Costs actually incurred since [*] in accordance with relevant approved Development Plans and [*] charged as provided in Section 3.8(a), plus those Development Costs that are budgeted to be incurred in accordance with the then current Development Plan and related budget therefor, for developing Licensed Products for such indications in the [*].

          (c)   If the JDC or JSC terminates development of Licensed Products for AVG prior to the completion of the trials set forth in the Development Plan to support a Drug Approval Application therefor in the Co-Promotion Territory or EU, the Limit shall be reduced by an amount equal to BMS' share of any then-budgeted funds for remaining activities under the Development Plan for Licensed Products for AVG for the Co-Promotion Territory and the EU (i.e., [*] of the amounts allocated in the Development Plan for further development activities with respect to AVG). Notwithstanding the foregoing, if the Parties mutually agree to resume development of AVG under this Agreement at any time after such termination, [*] set forth in this Section 3.8(c).

          (d)   Notwithstanding the foregoing, if BMS' share of actual Development Costs for development of Licensed Products for CABG, PABG and AVG do not actually exceed the Limit, or if BMS' share of such Development Costs exceeds the Limit by less than the amount BMS actually credited against payments due to Corgentech as provided in Section 3.8(b), and BMS credited amounts it was entitled to credit against payments due to Corgentech as permitted in Section 3.8(b), then within thirty (30) days after the last to occur of Launch of Licensed Products for CABG, PABG and AVG in the Co-Promotion Territory and the EU, and the Parties' cessation of all development under the Development Plan for all such indications in the Co-Promotion Territory and the EU, BMS shall reimburse to Corgentech the difference between amounts BMS actually credited pursuant to Section 3.8(b) and amounts it would have credited if such credits were available only for amounts actually spent against amounts due to Corgentech. The JFC shall establish a mechanism for the Parties to monitor whether the Limit has been reached and for BMS to calculate and apply any credits to which it is entitled hereunder, or to reimburse amounts to Corgentech as required under this Section 3.8(d).

          (e)   BMS shall bear [*] of the costs of all pre-clinical and clinical studies required to obtain Approval for a Licensed Product in countries in the Royalty Territory that are included in the Development Plan but relate solely to development in countries other than those in the EU or the U.S.; provided, that if a study conducted for purposes of seeking Approval in a country outside the EU or the Co-Promotion Territory is subsequently used by the Parties as a pivotal trial in support of Approval for an indication in the U.S or the EU, then such study shall be considered part of the Development Costs eligible for cost-sharing even though not originally made part of the Development Plan. It is understood that the inclusion of clinical trial information in a filing for Licensed Product made in the Co-Promotion Territory or the EU with respect to a study conducted for purposes of seeking an Approval in a country outside the Co-Promotion Territory and the EU, where such inclusion is made solely to comply with a requirement to report worldwide clinical studies to Regulatory Authorities in the Co-Promotion Territory or the EU, shall not cause the costs associated with such clinical study or trial to be considered Clinical Costs or Development Costs or render such clinical trial eligible for cost-sharing pursuant to Section 3.8(a).

          (f)    Each Party shall record and account for its FTE effort for the development of Licensed Product, and shall report such FTE effort to the JDC on a Quarterly basis. FTEs shall be charged to Development Costs for a given personnel category as Previously Disclosed. Each Party shall calculate and maintain records of Development Costs incurred by it (i) in the case of Corgentech, in accordance with procedures to be established by the JDC, and (ii) in the case of BMS, in the same manner as used for other products developed by it. As provided in Section 3.8(g), Corgentech and BMS shall each report to the other their Development Costs and shall seek to resolve any questions related to such reports. The JFC shall facilitate any reporting hereunder. Each Party shall have the right, [*], to audit the other Party's records to confirm the accuracy of the other Party's costs and reports as provided in Section 9.2.

          (g)   Each Party shall report to the other Party within thirty (30) days after the end of each Quarter with regard to Development Costs incurred during such Quarter by such Party for Licensed Product. Such report shall specify in reasonable detail all expenses included in such Development Costs during such Quarter and shall be accompanied by invoices or other appropriate supporting documentation for any payments to Third Parties that individually exceed [*] as may be determined by the JFC. Within forty-five (45) days after the end of each Quarter or, for the last Quarter in a Year, within sixty (60) days after the end of such Year, the Party that has paid less than its share of such Development Costs set forth in this Section 3.8 shall make a reconciling payment to the other Party to achieve the appropriate allocation of Development Costs provided in this Section 3.8. Each Party shall report to the other Development Costs incurred by it for comparison against the Development Plan budget, [*] basis, and each such report shall also summarize such costs on [*] basis. The Parties shall seek to resolve any questions related to such accounting statements within fifteen (15) days following receipt by each Party of the other Party's report hereunder.

          (h)   Regulatory filing fees (including without limitation user fees and similar expenses paid to Regulatory Authorities) incurred with respect to Licensed Products [*] shall [*] and [*] Allowable Expenses ([*]). Regulatory filing fees (including without limitation user fees and similar expenses paid to Regulatory Authorities) incurred with respect to Licensed Products in the Royalty Territory shall be [*] and shall [*].

        3.9    Development of Additional Indications or Other Licensed Products within the Field.

          (a)   The Development Plan and the Parties' efforts to develop Licensed Product are intended to focus initially on the development of Licensed Product consisting of E2F Decoy (as described in

  Section 1.37(a)) and a Licensed Device existing as of the Effective Date ("Existing Licensed Products") for the CABG, PABG and AVG indications. If the Parties mutually decide to develop an Existing Licensed Product for other indications within the Field or to develop Other Licensed Products, then (i) the Parties shall share related Development Costs for such development of such Existing Licensed Product for such other indications and such Other Licensed Products, in each case for the Co-Promotion Territory and the EU, in the same ratio as provided in Section 3.8(a) for Existing Licensed Products for the CABG, PABG and AVG indications, (ii) Profits and Losses for such development of such Other Licensed Products shall be allocated in the Co-Promotion Territory as provided in this Agreement for the Existing Licensed Products for the CABG, PABG and AVG indications and (iii) the Lead Development and Regulatory Party in the Territory shall be as determined pursuant to Section 3.4. BMS shall be solely responsible for the Commercialization of such Existing Licensed Product for such other indications and such Other Licensed Products, if any, in the Royalty Territory, as provided in this Agreement. Net Sales in the Royalty Territory of Existing Licensed Products for any additional indication shall be added to the sales of the Existing Licensed Product for CABG, PABG and AVG for purposes of calculating the royalty due Corgentech under Section 6.6, and worldwide Net Sales of Existing Licensed Products for any additional indication shall be added to the sales of the Existing Licensed Product for CABG, PABG and AVG for purposes of calculating the milestone payments due under Section 6.3(c). Royalties payable to Corgentech for Other Licensed Products shall be calculated as a separate group of products (i.e., not added to Net Sales of Existing Licensed Products) for the purpose of Section 6.6, and no reimbursement payment shall be due under Section 6.3(c) with respect to any such Other Licensed Product.

          (b)   Before initiating studies of additional indications for Existing Licensed Products (other than CABG, PABG and AVG) or of Other Licensed Product, the Parties will agree in writing on what additional milestone payments (for regulatory filing and Approval only) BMS shall pay to Corgentech in connection with the development of the Existing Licensed Product for additional indications or of the Other Licensed Product, taking into account the size of the potential markets, costs of clinical trials and risk factors; provided, that (i) if the Limit set forth in Section 3.8(b) has not been reached (based on actual and projected spend as set forth in Section 3.8(b) above) prior to the time the Parties so agree on such additional milestone payments, then no such milestone for any such additional indication or Other Licensed Product may [*] of the corresponding milestone due to Corgentech with respect to the development of Existing Licensed Products for CABG under Section 6.3(b), and (ii) if the Limit set forth in Section 3.8(b) has been reached prior to the time the Parties so agree on such additional milestones, then no such milestone for any such additional indication or Other Licensed Product may [*] of the equivalent milestone due to Corgentech with respect to the development of Existing Licensed Products for CABG under Section 6.3(b). In the event that the Parties mutually decide to out-license the opportunity to develop or Commercialize (A) Existing Licensed Products for an additional indication within the Field or (B) an Other Licensed Product, then the Parties shall cooperate to effect such out-license (but only on terms and conditions that are mutually acceptable to both Parties) and shall set forth in a written amendment or supplement to this Agreement the mechanism by which they shall [*] of such out-license.

          (c)   If the Parties (i) do not mutually agree to develop and do not out-license such opportunity in accordance with Section 3.9(b), or (ii) are unable to mutually agree upon a Development Plan and associated budget or (iii) are unable to agree upon applicable milestones pursuant to Section 3.9(b), for any additional indications for Existing Licensed Products (other than CABG, PABG and AVG) or Other Licensed Product, then any such additional indications for Existing Licensed Products (other than CABG, PABG and AVG) or Other Licensed Product shall not be developed by either Party and neither Party may license or sublicense to a Third Party any intellectual property rights Controlled by it to develop or commercialize same (or otherwise assist a Third Party to develop or commercialize same).

        3.10    Regulatory Exclusivity.    The JDC shall oversee the process of applying for and securing exclusivity rights that may be available under regulatory laws of countries in the Territory. Each Party shall cooperate with the other to take such reasonable actions to assist the other Party in obtaining such exclusivity rights in each country, as directed by the JDC.

        3.11    Coordination of Clinical Strategy.    The JDC shall discuss the clinical strategy for developing Licensed Product at each meeting of the JDC, to determine whether either Party's plans for developing Licensed Product in the countries in the Territory in which it is a Lead Development and Regulatory Party could detrimentally affect the other Party's plans for developing and Commercializing Licensed Product in the countries in the Territory for which it is the Lead Development and Regulatory Party. Neither Party shall adopt a clinical strategy that could detrimentally affect the other Party's plans for developing and Commercializing Licensed Product in the territory for which it is the Lead Development and Regulatory Party without the consent of the JSC. If the JSC determines that such a detrimental effect could occur, then it shall seek to minimize any such detrimental effect across the entire Territory in a manner consistent with the terms of this Agreement, with priority given to minimizing the effect on those countries that have the most significant commercial value or potential.

        3.12    Pharmacovigilance; Inquiries.    Subject to the terms of this Agreement, within three (3) months of the Effective Date, BMS and Corgentech (under the guidance of their respective Pharmacovigilance Departments or equivalent thereof) shall discuss and develop mutually acceptable guidelines and procedures for the exchange, receipt, recordation, communication (as between the Parties) and exchange of adverse event information and all other information regarding matters covered in this Section 3.12. Until such guidelines and procedures are set forth in an agreement between the Parties (the "Data Exchange Agreement"), the terms of paragraphs (a)-(d) of this Section 3.12 shall apply. Following the execution of the Data Exchange Agreement, paragraphs (a)-(d) of this Section 3.12 shall have no further force and effect, unless and until the Data Exchange Agreement is no longer in force and effect. It is anticipated that such guidelines and procedures will include provisions for the direct reporting to BMS of adverse events by Corgentech Sales Representatives, the recording and maintenance by BMS of records of all adverse events reported with respect to Licensed Products on a worldwide basis in an electronic database, and the establishment of appropriate mechanisms by which Corgentech could access such database on a read-only basis to comply with applicable laws, rules and regulations and to perform its responsibilities under this Agreement. The Parties' costs incurred in connection with receiving, recording, reviewing, communicating, reporting and responding to adverse events shall be Regulatory Expenses and may be included as an element of Development Costs (to the extent relating to the development of Licensed Products) or Allowable Expenses, as applicable, calculated on an FTE Cost and out-of-pocket basis.

          (a)   Each Party shall notify the other Party within three (3) Business Days after it receives information about the initiation of any investigation, review or inquiry by any Regulatory Authority concerning the use, distribution, promotion or sale of the Licensed Product.

          (b)   The JDC (in consultation with each Party's Pharmacovigilance Department or equivalent thereof) shall develop written procedures governing the surveillance, receipt, evaluation, and reporting of Licensed Product related complaints and adverse drug experiences, including the maintenance of an electronic worldwide safety database by BMS that will be available to the Parties on a real time basis (but on a read-only basis as to Corgentech). The implementation of such procedures will be subject to the oversight of the JDC. Corgentech shall be the Lead Development and Regulatory Party responsible for the surveillance, receipt, evaluation, and reporting of product complaints and reports of adverse drug experiences for the Licensed Product in the Co-Promotion Territory. After Corgentech's assignment of any existing applicable regulatory filings to BMS for each country in the Royalty Territory, BMS shall be responsible for the surveillance, receipt, evaluation, and reporting of product complaints and reports of adverse drug experiences for the Licensed Product in such country. The Parties shall exchange pharmacovigilance data with each other as will be outlined in the Data Exchange Agreement, which shall include, but not be limited to, the following obligations: The Parties shall coordinate with each other the reporting of adverse drug experiences, establish a mechanism for recording adverse drug experiences and maintain occurrences of such adverse drug experiences on an electronic database to be provided by BMS. BMS will grant to Corgentech a non-exclusive license to any BMS Technology or software Controlled by BMS to enable to Corgentech to access such electronic database for use during the term of, and solely in furtherance of the adverse event reporting obligations of the Parties under, this Agreement.

          (c)   BMS shall assist Corgentech in the surveillance, receipt, evaluation, and reporting of product complaints and reports of adverse drug experiences for the Licensed Product in the Co-Promotion Territory.

          (d)   Each Party shall (x) notify the other of any complaint relating to Licensed Product received by it in reasonable detail and promptly upon receipt of the complaint, and, in any event each Party shall provide information to the other Party of adverse events, and (y) maintain a record of all complaints it receives.

        3.13    Right to Audit Third Parties.    To the extent permitted by applicable law, each Party shall use Diligent Efforts to ensure that the other Party's authorized representatives and Regulatory Authorities may, during regular business hours, (a) examine and inspect its facilities or, subject to any Third Party confidentiality restrictions or obligations, the facilities of any subcontractor or any investigator site used by it in the performance of development of a Licensed Product, and (b) subject to applicable law and any Third Party confidentiality restrictions or obligations, inspect and copy all data, documentation and work products relating to the activities performed by it, the subcontractor or investigator site, including, without limitation, the medical records of any patient participating in any clinical study. This right to inspect and copy all data, documentation, and work products relating to a Licensed Product may be exercised at any time during the term of this Agreement (subject to each Party's record retention policies then in effect), or such longer period as shall be required by applicable law.

        3.14    Notice of Investigation or Inquiry.    Each Party shall notify the other Party within two (2) Business Days after it receives information about the initiation of any investigation or inquiry by any Regulatory Authority concerning any improper use, distribution, promotion or sale of the Licensed Product, not otherwise described above.

ARTICLE 4

COMMERCIALIZATION IN ROYALTY TERRITORY

        4.1    Lead Marketing Party.    BMS shall be the Lead Marketing Party in the Royalty Territory. BMS shall be [*] Commercialization of Licensed Product in the Royalty Territory and shall keep Corgentech reasonably informed of its activities in the Royalty Territory through the JCC; provided, that [*] must be consistent with the terms of this Agreement. Corgentech agrees that BMS shall have the right to appoint distributor(s), co-promoter(s) or co-marketer(s) under this Agreement in the Royalty Territory [*], provided that BMS notifies Corgentech of such appointment and BMS remains fully responsible for the compliance by such appointees with the obligations of BMS under this Agreement delegated to them.

        4.2    Diligence for Commercialization of Licensed Product in Royalty Territory.    BMS shall have sole responsibility for Commercializing Licensed Product in the Royalty Territory; provided, that any such decisions must be consistent with the terms of this Agreement. BMS shall use Diligent Efforts to Commercialize Licensed Product in the Royalty Territory, including without limitation achieving Approval and Launch of such Licensed Product promptly after Approval in the Royalty Territory; provided, that BMS shall not be required to Launch Licensed Product in any country (and BMS will not be deemed to have failed to use Diligent Efforts) where the Approval received includes a reimbursement or pricing that is deemed unacceptable by BMS in the exercise of its good faith business judgment or where the market potential in a country is not significant relative to the business risks and costs associated with Commercialization in such country (it being understood that, before making any such decision not to Launch Licensed Product in any such country for any such reason, BMS will fully discuss same with Corgentech through the JCC). BMS Sales Representatives in any country in the EU and in Japan will devote not less than [*] of their business time to selling the Product during each of the [*] in such countries. BMS shall bear all expenses of Commercializing Licensed Product in the Royalty Territory. BMS shall make all Commercialization decisions for Licensed Product in the Royalty Territory, subject to the terms of this Agreement and shall make regular reports of its Commercialization efforts in such territory to the JCC.

        4.3    Sales and Distribution in Royalty Territory.    Subject to the first proviso set forth in Section 4.2, BMS shall be solely responsible for invoicing, booking sales, establishing all terms of sale (including without limitation pricing and discounts), and warehousing and distributing all Licensed Product in the Royalty Territory, and shall perform all related services. BMS shall also be solely responsible for handling all returns, recalls or withdrawals in accordance with Section 3.6, order processing, invoicing and collection, distribution, and inventory and receivables in the Royalty Territory. If Corgentech receives any orders for the Licensed Product for the Royalty Territory, it shall refer such orders to BMS.

ARTICLE 5

COMMERCIALIZATION IN CO-PROMOTION TERRITORY

        5.1    Principles of Co-Promotion.    Subject to the terms of this Agreement, the Parties shall jointly Co-Promote Licensed Product in the Co-Promotion Territory. BMS shall be the Lead Marketing Party in the Co-Promotion Territory. BMS shall be responsible for all day-to-day decisions regarding Commercialization of Licensed Product in the Co-Promotion Territory. Each Party shall have the right to participate in the planning and conduct of marketing activities with respect to Licensed Product through the JCC.

        5.2    Diligence of Commercialization of Licensed Product in Co-Promotion Territory.    Corgentech and BMS shall each use Diligent Efforts to Co-Promote and otherwise Commercialize Licensed Product in the Co-Promotion Territory.

        5.3    Marketing Plan and Budget; Pre-Launch Marketing Plan and Budget.    The Commercialization of each Licensed Product shall be governed by a comprehensive plan specifying Commercialization details for Licensed Products in the Co-Promotion Territory, and a detailed and specific budget for all such efforts (the "Marketing Plan and Budget"). Not later than (6) months after the Effective Date, the Parties shall prepare and deliver to the JCC a preliminary pre-launch marketing plan for the Co-Promotion Territory (the "Pre-Launch Marketing Plan and Budget") covering the period of time from the Effective Date through the first year following Launch of Licensed Product in the Co-Promotion Territory. The final Pre-Launch Marketing Plan and Budget shall contain a budget approved by JCC for such pre-Launch activities and shall specify the allocation of such activities between the Parties. The JCC shall propose, and the JSC shall approve, all Pre-Launch Marketing Plans and Budgets, and all Marketing Plans and Budgets for the Co-Promotion Territory; provided, that in the event of a dispute on any matter pertaining to the Pre-Launch Marketing Plan and Budget, the Marketing Plan and Budget, or Commercialization where the JSC cannot resolve the matter, the matter shall be resolved, at the election of either Party, as provided in Section 16.1. Within two (2) months of receipt of positive data from each of the two (2) Phase III Clinical Trials investigating Licensed Product with respect to the CABG and PABG indications currently being conducted as of the Effective Date, the JCC shall submit a final Marketing Plan and Budget for Licensed Products for such indication to the JSC based upon the Pre-Launch Marketing Plan and Budget covering the period of Launch through the following three (3) years. For each calendar year following Launch of each Licensed Product in the Co-Promotion Territory, the JCC shall submit to the JSC an annual Marketing Plan and Budget for Licensed Product. Each Pre-Launch Marketing Plan and Budget and each Marketing Plan and Budget will describe the plan for Commercialization of the Licensed Product in the Co-Promotion Territory, including, as applicable:

          (a)   general strategies for the promoting, detailing and marketing of the Licensed Product and allocation of responsibilities for marketing activities;

          (b)   subject to Section 5.5(b), the number of Sales Representatives of each Party to be used and the proportion of their time to be devoted to promotion of the Licensed Products, nature of promotional activities and Licensed Product sampling activities of each Party, if any; provided, that Corgentech's obligations with respect to the foregoing shall be consistent with Section 5.5;

          (c)   a plan for the marketing, promotion and sale of Licensed Products to managed care providers;

          (d)   market and sales forecasts;

          (e)   [*];

          (f)    advertising, public relations and other promotional programs, including professional symposia and speaker and peer-to-peer activity programs to be used in the Co-Promotion of the Licensed Product; provided, that any efforts that a Party may be required to undertake in connection therewith shall be consistent with the Pre-Launch Marketing Plan and Budget or the Marketing Plan and Budget, as applicable, and shall be equitably allocated between the Parties;

          (g)   Phase IV Clinical Trials of Licensed Product; and

          (h)   forecast Profit or Loss statement for the relevant time period covered by such Marketing Plan and Budget or Pre-Launch Marketing Plan and Budget.

Each Marketing Plan and Budget subsequent to the first Marketing Plan and Budget described above shall be reviewed and approved by the JCC and JSC by November 15 of the calendar year preceding the calendar year to which such Marketing Plan and Budget relates. The Marketing Plans and Budgets shall be updated on an ongoing basis as needed. The Parties have estimated that the marketing of the Licensed Product in the Co-Promotion Territory will require such FTEs from each Party as are set forth in Exhibit G of the Disclosure Letter.

        5.4    Overruns with Respect to Sales and Marketing Costs.    In the case where a Party has incurred expenses in performing its responsibilities for a specifically identifiable activity or project under the Pre-Launch Marketing Plan and Budget or Marketing Plan and Budget in the Co-Promotion Territory that (i) exceed the amount set forth therein with respect to such activities (A) during the [*] period following the Effective Date, by more than [*] or (B) after the [*] of the Effective Date, by more than [*] and (ii) are [*] of such Party, then such Party shall [*] in excess of the relevant budget and the other Party shall [*] the excess costs [*] such excess costs be [*] the other Party [*].

        5.5    Sales Efforts and Sales Representative Deployment For Licensed Product in the Co-Promotion Territory.

          (a)   In each calendar year, [*] shall contribute, as nearly as practicable, [*] of the total selling effort (measured by the amount of time that each Party's Sales Representatives devotes to the selling of the Licensed Product on an FTE basis) that the JCC determines shall be provided for Licensed Product in the Co-Promotion Territory; provided, that each Party's Sales Representatives shall participate [*]. The Parties shall also participate [*], as nearly as practicable, in all other selling efforts such that each Party provides [*] of promotional support.

          (b)   The Pre-Launch Marketing Plan and Budget and the Marketing Plan and Budget shall set forth the number of Sales Representatives to be used and the proportion of their time to be devoted to promotion of the Licensed Products The JCC shall allocate responsibility for the selling effort between the Parties' respective sales forces in accordance with one of the following strategies:

              (i)  By [*] (e.g., [*] Sales Representatives might make sales calls on [*] and [*] Sales Representatives might make sales calls on [*]); or

             (ii)  By [*] (e.g., [*] Sales Representatives might make sales calls on [*] and [*] Sales Representatives might make sales calls on [*]); or

           (iii)  By [*].

          (c)   Each Party shall record the number of Sales Representatives assigned to the Licensed Products and the proportion of their time devoted to promotion of the Licensed Products, the number of sales calls made by its Sales Representatives in the aggregate during each calendar month for Licensed Product in the Co-Promotion Territory, and shall specify in such records the nature of such sales calls in accordance with instructions and procedures to be promulgated by the JCC. Such records shall be maintained for at least two (2) Years. Within thirty (30) days after the end of each Quarter, each Party shall report to the JCC such information regarding the selling efforts provided by such Party for Licensed Product in the Co-Promotion Territory and the percentage of time devoted by its Sales Representatives to such selling efforts in accordance with such instructions and procedures as may be specified by the JCC from time to time. Unless otherwise specified by the JCC, such internal reporting shall be determined in accordance with applicable self-reporting procedures customarily employed by such Party for other similarly detailed and similarly reported pharmaceutical products to the target physician audience, consistently applied. Any other reports required by the JCC relating to a Party's sales activities under this Agreement shall apply to both Parties equally and shall be provided within sixty (60) days (or within such other period as the Parties may mutually agree) after the applicable reporting period. Each Party shall have the right, at its own expense, to audit the other Party's records to confirm the accuracy of such report as provided in Section 9.2.

          (d)   The FTE Costs for Sales Representatives in a given Quarter shall be calculated based upon (i) the applicable FTE rates, and (ii) the percentage of time to be devoted by each such Party's Sales Representatives in such Quarter, as such percentage is determined by the JCC in accordance with Section 5.5(a) and (c) on a Quarterly basis. During the [*] of the initial Licensed Product in the Co-Promotion Territory, each Sales Representative assigned to the Licensed Product in the Co-Promotion Territory shall devote [*] of his/her time to such Licensed Product; thereafter, the amount of time to be devoted by each Party's Sales Representatives in support of the Licensed Product shall be determined by the JCC in accordance with Section 5.5(a) and (c).

          (e)   All Corgentech Sales Representatives shall meet the minimum education, training, and experience requirements set forth in Exhibit C attached hereto.

          (f)    The Pre-Launch Marketing Plan and Budget and the Marketing Plan and Budget shall set forth the number of Medical Liaisons to be provided by each Party and the specific activities for which such persons shall be responsible.

        5.6    Training in Co-Promotion Territory.

          (a)   Until the [*] (on a product by product basis) in the Co-Promotion Territory [*] shall provide [*] sales training with respect to the Licensed Product for [*] Sales Representatives assigned to sell the Licensed Product in the Co-Promotion Territory. [*] incurred in connection with such training for such [*] Sales Representatives shall [*]. Such training program is subject to revision from time to time [*], provided that the [*] training provided by [*] shall be the [*] training that [*] sales forces that are assigned to the Licensed Product. Each Party will schedule its training for its Sales Representatives in sufficient time to ensure that the necessary Sales Representatives are fully trained prior to Launch.

          (b)   Corgentech shall be responsible for providing [*] training to [*] Sales Representatives after [*] (on a product by product basis). During such time period, each Party shall coordinate through the JCC with respect to any training that such Party plans to provide and all costs incurred by the Parties with respect to such training shall be included in Sales and Marketing Costs. Such training shall be consistent with the direction of the JCC, the Marketing Plan and Budget, and with the product training materials and program developed by both Parties for training their respective sales force for the promotion of the Licensed Product in the Co-Promotion Territory as further described in Section 5.6(e). Such training shall also include training on the proper handling and reporting of adverse drug experiences encountered for the Licensed Product and on timely reporting [*] of inquiries relating to the Licensed Product and other requests for information related to the Licensed Product.

          (c)   BMS and Corgentech shall comply with any training plan for the Licensed Product contained in the applicable Pre-Launch Marketing Plan and Budget or Marketing Plan and Budget, or otherwise provided by it to its Sales Representatives, and all expenses incurred by either Party for such compliance shall be included in Sales and Marketing Costs. All expenses incurred by either Party and their personnel associated with any Launch meeting shall also be included in Sales and Marketing Costs.

          (d)   If a Party organizes Co-Promotion-related meetings of its employees (such as periodic briefings of its Sales Representatives), it will make reasonable efforts to keep the Licensed Product-related portions of such meetings independent from other matters and to give the other Party advance notice of such meetings. If requested by the other Party and agreed to by the organizing Party, the Party organizing such meeting will permit Sales Representatives of the other Party to attend and participate in such meetings or such portions thereof that relate to the Co-Promotion of Licensed Product.

          (e)   The Parties will jointly determine the content of the product-specific training materials for the Licensed Product. At the initial training session for Sales Representatives, BMS will provide to Corgentech reasonable quantities of training materials from its existing supplies to enable the training of its Sales Representatives, and such costs will be included in Sales and Marketing Costs. The JCC shall review the product-related training materials from time to time and make recommendations for any revisions and updates thereto as the JCC may deem appropriate, with the goal of ensuring that each Party is providing substantially the same quality and level of product-specific training to its Sales Representatives.

          (f)    Each Party shall be solely responsible at its expense for general sales training of its Sales Representatives, and such costs shall not be considered Sales and Marketing Costs.

        5.7    Co-Promotion Advertising and Promotional Materials.

          (a)   The Parties shall utilize only promotional, advertising, communication and educational materials relating to the Licensed Product in the Co-Promotion Territory and only conduct promotional activities for the Licensed Product that, in each case, have been included in the approved Pre-Launch Marketing Plan and Budget or Marketing Plan and Budget or are otherwise approved by the JCC. The JCC shall oversee development of all written advertising and promotional materials relating to Licensed Product in the Co-Promotion Territory which shall be consistent with the relevant the Pre-Launch Marketing Plans and Budgets and Marketing Plans and Budgets approved by the JCC and the JSC, with applicable law, and with the Licensed Product labeling approved by the FDA. In all written or visual materials related to Licensed Product which identify either of the Parties, the Parties will be presented and described to the medical communities as jointly promoting the Licensed Product. All such written and visual materials and all documentary information, promotional material, and oral presentations (where practical) regarding the promotion of the Licensed Product will state this arrangement and will display the BMS and Corgentech names and logos with equal prominence, as permitted by applicable law. In addition, as a prominent part of each communication with customers and other Third Parties, the Call Center that the JCC establishes in the Marketing Plan and Budget shall clearly identify the Licensed Product as a joint product of BMS and Corgentech. In the event of a shortfall in the quantity of promotional and educational materials and literature available for distribution by the Parties Sales Representatives, the available materials and literature shall be divided between the Parties' respective sales forces in proportion to the number of Sales Representative FTEs required of each Party.

          (b)   Each Party agrees that:

              (i)  it will instruct its Sales Representatives to use, and will use Diligent Efforts to monitor its Sales Representatives to ensure that such Sales Representatives use, only promotional materials, Licensed Product samples, and literature approved for use under Section 5.7(a) for the promotion of the Licensed Products in the Co-Promotion Territory;

             (ii)  that any promotional material, promotional literature, and Licensed Product samples supplied to it shall not be misbranded, changed, altered or adulterated prior to their distribution or use by such Party or its Sales Representatives; and

           (iii)  it will instruct its Sales Representatives to do the following, and will use Diligent Efforts to monitor its Sales Representatives so that such personnel do, the following:

              (1)   limit claims of efficacy and safety for Licensed Product to those that are consistent with approved promotional claims in, and not add, delete or modify claims of efficacy and safety in the promotion of the Licensed Products in any respect from those claims of efficacy and safety that are contained in, the Pre-Launch Marketing Plan and Budget and Marketing Plans and Budgets approved by the JCC and the JSC, with applicable law, and with the Licensed Product labeling approved by the FDA;

              (2)   not make any changes in promotional materials and literature provided by BMS, and use promotional materials, literature, and samples within the Co-Promotion Territory in a manner that is consistent with the Pre-Launch Marketing Plan and Budget and Marketing Plans and Budgets approved by the JCC and the JSC, with applicable law, and with the Licensed Product labeling approved by the FDA; and

              (3)   promote the Licensed Products in adherence in all material respects with applicable legal requirements, as well as the American Medical Association Gifts to Physicians From Industry Guidelines.

          (c)   All written, electronic and visual communications provided by a Party to a majority of its Sales Representatives detailing the Licensed Products for use by such personnel regarding Licensed Product strategy, positioning or selling messages will be subject to prior review and approval by the JCC; provided, that a message, once approved, need not be re-submitted for approval again prior to its re-use unless the Licensed Product labeling applicable to such message has been changed since such prior approval date.

          (d)   During the term of this Agreement, each Party shall provide the other with access to primary and secondary (audited and non-audited) market research data for the Licensed Products reasonably promptly if and after the same are made available to a Party and so long as such Party has the lawful right to provide same; provided, that the other Party shall hold such information as Confidential Information of the providing Party, and shall have executed such confidentiality agreement as may be requested by any Third Party provider of such information with respect to such disclosure of such information.

          (e)   Medical education programs for the Licensed Products in the Co-Promotion Territory shall be coordinated by the JCC.

        5.8    Sales and Distribution in Co-Promotion Territory.    Subject to Corgentech's rights to Co-Promote Licensed Products and the other terms and conditions of this Agreement, BMS is hereby appointed Corgentech's exclusive distributor for Licensed Products in the Field in the Co-Promotion Territory. BMS shall hold title to the Licensed Products in the Co-Promotion Territory until sale to customers, and BMS shall be responsible for invoicing and booking sales for, warehousing and distributing all Licensed Product in the Co-Promotion Territory and shall perform related distribution activities. Corgentech may not accept orders for Licensed Products or make sales for its own account or for BMS' account. If Corgentech receives any orders for Licensed Product, it shall refer such order to BMS for acceptance or rejection. For all Licensed Product, BMS shall also be solely responsible for handling all returns, recalls in accordance with Section 3.5, order processing, invoicing and collection, distribution, and inventory and receivables. Subject to the Pre-Launch Marketing Plan and Budget, Marketing Plan and Budget and the terms of this Agreement, BMS shall [*] the terms and conditions with respect to [*] Licensed Product in the Co-Promotion Territory, including any terms and conditions relating to or affecting the [*] Licensed Product will be [*] to [*]; any [*] attributable to [*] of Licensed Product; [*] to be granted or refused; provided, however, that BMS will discuss with Corgentech through the JCC any significant issues relating to such matters (where falling outside any parameters approved by the JCC) and shall give reasonable consideration to Corgentech's comments on such issues.

        5.9    Incentive Plans for Sales Representatives.    Each Party shall establish and implement a target bonus or sales incentive program whereunder such Party's Sales Representatives are compensated for their efforts with respect to Licensed Product in the Co-Promotion Territory in a manner consistent with the principles set forth in Sections 2.9 and 5.1 and with such Party's other programs for a similar nature product (and taking into consideration the commercial life cycle of the Licensed Product). All such programs shall be in compliance with all applicable laws, rules and regulations. Commencing at least six (6) months prior to filing of an NDA, and on an annual basis thereafter, the Parties shall exchange sufficient details on the target compensation, bonus structure, and benefits expected to be provided to their respective Sales Representatives with respect to the Licensed Product promoted by such individuals. In the event that either Party is concerned that such target bonus incentives for the Licensed Product are not reasonably comparable, then the JCC will discuss the issue at its next meeting in a good faith attempt to help resolve any such issues. Subject to the foregoing each Party shall retain final control over all decisions relating to compensation and bonus incentives for its Sales Representatives. Each Party will utilize data provided by IMS International (or another recognized service provider's data reasonably acceptable to the other Party) to determine the actual performance of its Sales Representatives for purposes of establishing compensation and bonuses.

        5.10    Sales Representatives.    The following provisions shall apply to each Party's Sales Representatives in the Co-Promotion Territory:

          (a)   Except as otherwise provided in this Section 5.10, each Party's Sales Representatives shall be full-time employees of such Party or its Affiliates or an individual acting as an independent contractor as permitted below. Each Party will treat its Sales Representatives employed by it and its Affiliates as its (or its Affiliate's) own employees for all purposes, including, but not limited to federal, state and local tax and employment laws.

          (b)   Each Party may use independent contractors (as engaged on an individual-by-individual basis and not through contract sales organizations) to provide up to [*] of the total Sales Representative FTEs to be provided by it pursuant to this Agreement and may use such independent contractors to comprise up to [*] of its Sales Representatives for Licensed Products; [*] use of any independent contractor to serve as a Sales Representative shall [*].

              (i)  Each Party shall [*] any independent contractors who serve as such Party's Sales Representatives for any breach of this Agreement or failure to perform such delegated duties by independent contractors (as well as for any breach by such independent contractors of its agreement with the relevant Party, as the case may be), and shall use Diligent Efforts to cause such independent contractor to perform his services as a Sales Representative in compliance with the provisions of this Agreement. All compensation, reimbursement of costs and other payments to be made to any of such independent contractors shall be solely a matter between the Party engaging such independent contractor and such independent contractor.

             (ii)  For geographical reasons, each Party may use part-time employee Sales Representatives to sell the Licensed Products on behalf of such Party, provided that such part-time employees shall not constitute more than [*] of all Sales Representatives provided by such Party pursuant to this Agreement to sell the Licensed Products.

          (c)   Each Party will use Diligent Efforts to hire and/or allocate Sales Representatives to the Commercialization of Licensed Products, to provide full training (both general and Licensed Product-specific training) to such Sales Representatives, to deploy such number of Sales Representatives as may be necessary to fulfill its duties under the Pre-Launch Marketing Plan and Budget and Marketing Plan and Budget as required thereunder, and, consistent with its normal business practices, to minimize turnover of its Sales Representatives.

          (d)   In the event that information comes to a Party's attention that provides it a reasonable basis for such Party to believe that Sales Representatives of the other Party used in the Co-Promotion Territory may have (i) violated any applicable Laws, or (ii) failed to provide satisfactory service or to comply with this Agreement, such Party shall have the right to request that the other Party immediately assess the performance of such individual, and to exercise any other rights or remedies available to such Party under this Agreement, at law or in equity. The other Party shall promptly use Diligent Efforts to evaluate and resolve such issue in accordance with its policies or as it may otherwise deem appropriate, shall keep the reporting Party informed of the progress of, and information learned during, its evaluation, and shall provide the reporting Party with a reasonably detailed written report summarizing any steps taken toward resolution of the matter, within fifteen (15) Business Days after the reporting Party first brought such information to the other Party's attention.

          (e)   Unless exempted by law from such compliance, each Party will comply with all applicable laws rules and regulations applicable to the hiring, employment, and discharge of its Sales Representatives. Each Party represents to the other that such Party is an equal opportunity employer and does not discriminate against any person because of race, color, creed, age, sex, or national origin.

          (f)    Each Party's Sales Representatives shall execute, or shall previously have executed, an agreement with such Party, that includes, among other terms, terms requiring that the individual:

              (i)  agrees to perform his or her obligations as a Sales Representative and to use and account for Licensed Product samples as required by law including without limitation, the Prescription Drug Marketing Act of 1987 and any applicable related final and proposed FDA regulations, and this Agreement; and

             (ii)  agrees to perform his/her duties as a Sales Representative in accordance with such Party's internal policies, a copy of which is provided or made available by such Party to all its Sales Representatives.

          (g)   Each Party acknowledges and agrees that the other Party does not and will not maintain or procure any worker's compensation insurance for or on behalf of such Party or its Sales Representatives, all of which shall be such Party's sole responsibility.

          (h)   Each Party acknowledges and agrees that all of its Sales Representatives are not, and are not intended to be or be treated as, employees of the other Party or any of its Affiliates, and that such individuals are not, and are not intended to be, eligible to participate in any benefits programs or in any "employee benefit plans", as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, that are sponsored by the other Party or any of its Affiliates or that are offered from time to time by the other Party or its Affiliates to their own employees (the "Benefit Plans"). All matters of compensation, benefits and other terms of employment for any such personnel shall be solely a matter between a Party and its Sales Representatives. Each Party shall be solely responsible and liable for the payment of all compensation and benefits under any such Benefit Plan to its Sales Representatives. A Party shall not be responsible to the other Party (the "Hiring Party") or to any Sales Representatives used by the Hiring Party to promote or sell the Licensed Products for any compensation, expense reimbursements or benefits (including, without limitation, vacation and holiday remuneration, healthcare coverage or insurance, life insurance, pension or profit-sharing benefits and disability benefits), payroll-related taxes or withholdings, or any governmental charges or benefits (including without limitation unemployment and disability insurance contributions or benefits and workmen's compensation contributions or benefits) that may be imposed upon or be related to the performance by the Hiring Party and its Sales Representatives of its obligations under this Agreement, all of which shall be the sole responsibility of the Hiring Party, even if it is subsequently determined by any court, the IRS or any other governmental agency that such individual may be deemed a common law employee of the non-Hiring Party or any of its Affiliates.

          (i)    Each Party shall be solely responsible for its acts and omissions and for those acts or omissions of its Sales Representatives while performing any of the services to be provided by such Party under this Agreement.

          (j)    Each Hiring Party will indemnify, defend, and hold harmless the non-hiring Party (the "NHP") and its Affiliates, and the Hiring Party's and its Affiliates' directors, employees and agents (collectively, the "NHP Indemnitees") from and against any damages, liability, loss and costs that may be paid or payable by any such NHP Indemnitee resulting from or in connection with any claim or other cause of action asserted by or on behalf of any Sales Representatives of the Hiring Party arising out of the execution and/or performance of this Agreement that is based on or with respect to:

              (i)  costs, damages and losses that the NHP or its Affiliates may incur resulting from any claims for benefits that any of the Hiring Party's Sales Representatives may make under or with respect to any NHP Benefit Plan;

             (ii)  any payment or obligation to make a payment to any Hiring Party Sales Representatives relating in any way to any compensation, benefits of any type under any Benefit Plan, and any other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements that may be sponsored at any time by either Party or any of its Affiliates, even if it is subsequently determined by any court, the IRS or any other governmental agency that any of the Hiring Party's Sales Representatives may be deemed a common law employee of the NHP or any of its Affiliates;

           (iii)  the payment or withholding of any contributions, payroll taxes, or any other payroll-related item by or on behalf of the Hiring Party or any of its Sales Representatives with respect to which the Hiring Party or any of its Sales Representatives may be responsible hereunder or pursuant to applicable law to pay, make, collect, withhold or contribute, even if it is subsequently determined by any court, the IRS or by any other governmental agency that any of such Hiring Party's Sales Representatives may be deemed a common law employee of the NHP or any of its Affiliates; and

            (iv)  failure of the Hiring Party to withhold or pay required taxes or failure to file required forms with governmental authorities with regard to compensation and benefits paid or extended by a Hiring Party to its Sales Representatives.

             (v)  Notwithstanding anything to the contrary in this Section 5.10, a Hiring Party shall have no liability to any NHP Indemnitee to the extent attributable to any discriminatory, harassing or retaliatory acts of the NHP, or any tortious acts (including without limitation acts constituting assault, battery or defamation) by the NHP, with respect to any Sales Representatives of the Hiring Party, or any breach of this Agreement by the NHP. Nothing contained in this Section 5.10 is intended to affect or limit any compensation payable by a Party to the other for the services rendered by a Party pursuant to this Agreement.

          (k)   Each Party shall be solely responsible and liable for all probationary and termination actions taken by it with respect to its Sales Representatives, as well as for the formulation, content, and for the dissemination (including content) of all employment policies and rules (including written probationary and termination policies) applicable to its Sales Representatives.

        5.11    Use of Third Parties in the Co-Promotion Territory.    Subject to Section 5.10, each Party may engage Third Parties to assist it in Commercialization activities in the Co-Promotion Territory provided that it shall have received the prior written consent of the other Party or of the other Party's members of the JCC or JSC. In such event, such Third Party's obligations and any expenses of engaging such Third Party, shall be included in the relevant Pre-Launch Marketing Plan and Budget or Marketing Plan and Budget, as applicable. Any expenses of engaging the Third Parties set forth in this Section 5.11 shall be Sales and Marketing Costs.

ARTICLE 6

FINANCIAL TERMS

        6.1    Initial Payment.    In partial consideration of the license and distribution rights granted by Corgentech to BMS pursuant to this Agreement, BMS will make the payments to Corgentech described in this Section 6.1 and in 6.3 in accordance with the terms of this Agreement. Within five (5) Business Days after the Effective Date, BMS shall pay to Corgentech a nonrefundable, noncreditable payment of twenty-five million Dollars ($25,000,000) in cash by wire transfer into an account designated by Corgentech.

        6.2    Equity Investment.    Within five (5) Business Days after the Effective Date, Corgentech will sell to BMS and BMS will purchase from Corgentech, under the terms and conditions set forth in the

Equity Agreements, shares of Corgentech Series D Preferred Stock with an aggregate purchase price of twenty million Dollars ($20,000,000) at a price per share equal to two Dollars and forty and one-half cents ($2.405), as provided in the Equity Agreements.

        6.3    Milestone Payments.    Subject to Sections 3.8, 3.9 and 6.3(b)(ii), BMS shall make milestone payments to Corgentech based on achievement of Licensed Product development and sales milestones as set forth in this Section 6.3. Except as otherwise provided below, BMS shall pay the amounts set forth below in cash by wire transfer to an account designated by Corgentech within thirty (30) days after the first achievement of the relevant milestone trigger, as applicable, for a Licensed Product (except as noted below) upon receipt of notice of such achievement from Corgentech and, if necessary, as documented by appropriate materials. Each milestone payment by BMS to Corgentech hereunder shall be [*], and shall be noncreditable and nonrefundable.

          (a)   Clinical Trial Milestone Payment.

Event	Payment
(in millions)
Use of Licensed Product in first patient in first Phase III Clinical Trial of Licensed Product in AVG	[*]

          (b)   Regulatory Filing and Approval Milestone Payments.

Event	Payment
(in millions)
FDA acceptance of an NDA for Initial Approval of a Licensed Product	$20

Filing of an MAA for Initial Approval of a Licensed Product in the EU (assuming centralized filing under EU procedures; otherwise, filing of a Drug Approval Application in one of the Major European Countries)	[*]
Filing of a JNDA with the Koseisho for Initial Approval of a Licensed Product	[*]
Approval of a Licensed Product by the FDA for use in CABG (the "U.S. CABG Milestone")	[*]
Approval of a Licensed Product by the FDA for use in PABG (the "U.S. PABG Milestone")	[*]
Approval of a Licensed Product by the FDA for use in AVG (the "U.S. AVG Milestone")	[*]
Launch of Licensed Product for use in CABG in three of the Major European Countries (the "EU CABG Milestone")*	[*]
Launch of a Licensed Product for use in PABG in three of the Major European Countries (the "EU PABG Milestone")*	[*]
Launch of a Licensed Product for use in AVG in three of the Major European Countries (the "EU AVG Milestone")*	[*]
Approval in Japan of a Licensed Product for use in CABG	[*]
Approval in Japan of a Licensed Product for use in PABG	[*]
Approval in Japan of a Licensed Product for use in AVG	[*]

            * The entire milestone is deemed achieved [*] in the [*]. However, BMS shall pay [*] of the [*] upon [*] for the relevant indication in each of the [*] such milestone is achieved as and when [*] (so that the milestone payment may be paid [*] depending on [*].

              (i)  For clarity, if the Parties (or their Affiliates or licensees) obtain an Approval of a Licensed Product for the prevention of bypass graft failures , then BMS shall make payments to Corgentech [*] of the payments [*] as set forth above. For example, [*] Licensed Product for use in the prevention of bypass graft failure [*], BMS shall make a payment of [*] to Corgentech, and upon achievement of the [*], BMS shall make an additional payment of [*].

             (ii)  Certain of the payments due to Corgentech pursuant to Section 6.3(b) with respect to the United States or Europe are subject to the following adjustments, on a milestone-by-milestone basis. If any [*] related to such milestone set forth in the table below is not achieved by the target date set forth in such table for such [*] (the "Target Date" for such approval), then subject to Section 6.3(b)(iii), the amount due to Corgentech upon achievement of the milestone related to such Initial Regulatory Approval shall be reduced depending on when such [*] is achieved, as follows: If such [*] is achieved during the [*] immediately following the one in which the Target Date occurs [*], then BMS shall pay to Corgentech upon achievement of such milestone an amount equal to [*] of the amount set forth in Section 6.3(b) for such milestone. If [*] is achieved at a later date, then the amount that BMS shall pay to Corgentech pursuant to Section 6.3(b) upon achievement of the [*] shall be equal to the amount due upon achievement of the milestone set forth in Section 6.3(b) multiplied by [*] is achieved, multiplied by [*] ) (such resulting amount, the "Reduced Milestone Payment"); provided that [the Reduced Milestone Payment for any given milestone shall not be less than [*] the amount set forth for such milestone in Section 6.3(b).

Milestone	Target Date for Achievement of [*]
U.S. CABG Milestone	[*]
U.S. PABG Milestone	[*]
EU CABG Milestone	[*]
EU PABG Milestone	[*]
U.S. AVG Milestone	[*]
EU AVG Milestone	[*]

    For example, [*], then BMS shall pay to Corgentech pursuant to this Section 6.3(b)(ii) an amount equal to [*], which represents [*] of the amount otherwise due for achievement of the [*] Milestone by the Target Date. If such [*] is achieved in [*], then BMS shall pay to Corgentech pursuant to this Section 6.3(b) an amount equal to [*], which represents [*] of the amount otherwise due for achievement of the [*] Milestone.

        If the Parties agree to extend the [*] timeline for a given milestone above, any such agreement or change to the [*] shall not affect the [*] set forth in the table above or as determined pursuant to Section 6.3(b)(iii) below (or the computation of any Reduced Milestone Payment), unless [*] in writing, in the exercise of [*] , to extend the corresponding Target Date above.

           (iii)  In the event that [*] is not made for [*], then (A) the Parties shall establish in good faith applicable [*] for each of the [*] for each such [*] and (B) the Reduced Milestone Payment shall apply on a [*] basis to the extent a relevant Target Date established for [*] pursuant to this sentence is missed.

          (c)   Sales-Based Reimbursement Payments.

Threshold Annual Net Sales Levels	Payment
(in millions)
Achievement of aggregate worldwide Net Sales of a Licensed Product* in a Year equal to or greater than [*]	[*]
Achievement of aggregate worldwide Net Sales of a Licensed Product* in a Year equal to or greater than [*]	[*]
Achievement of aggregate worldwide Net Sales of a Licensed Product* in a Year equal to or greater than [*]	[*]

*
A given Licensed Product, for purposes of the milestones payable on achievement of [*], means all Licensed Products that [*].

        The payments due to Corgentech pursuant to this Section 6.3(c) shall each be paid by BMS in [*] (each, a "[*]" for such reimbursement), as follows: Within [*] after the date upon which [*] is achieved (the "Trigger Date" for such reimbursement), BMS shall pay to Corgentech the first [*] thereof. On or before the date that is [*] after each subsequent [*] , BMS shall pay to Corgentech an additional [*] until the [*] payment has been paid; provided that if the worldwide annual [*] during the [*] ending upon such subsequent [*] do not meet the relevant threshold [*] set forth above for such [*] shall be [*]; provided further that if a [*] occurs before the full amount of the relevant [*] amount has been paid, then BMS shall continue to be obligated to make additional [*] as provided above for each subsequent [*] ending upon an [*] of the Trigger Date that is not a [*], until the full amount of such [*] payment has been paid to Corgentech (it being understood that if a [*] is not made with respect to a [*], such [*] will become payable in a [*] or later [*] in which the relevant threshold may again be achieved). It is possible that [*] or more of the reimbursements set forth in this Section 6.3(c) may be achieved in close proximity such that [*] may be due in the same [*] with respect to [*] under this Section 6.3(c). An example of the application of this Section 6.3(c) is set forth in Exhibit A. The above amounts in this Section 6.3(c) are [*] (i.e., [*], then, over time (and assuming the maintenance of the relevant [*] as described in this Section 6.3(c)), a total of [*] will have been paid to Corgentech pursuant to this Section 6.3(c)) and [*] will be due under this Section 6.3(c), even if the Parties [*].

        6.4    Profit or Loss in the Co-Promotion Territory.    The Parties shall share equally in Profit or Loss in the Co-Promotion Territory, on a Licensed Product-by-Licensed Product and indication-by-indication basis. The JFC shall establish an efficient mechanism by which the Parties shall effect such sharing of Profit or Loss in a manner consistent with this Agreement.

        6.5    Calculation and Payment of Profit or Loss Share.

          (a)   Until the Initial Approval of Licensed Product in the Co-Promotion Territory, each Party shall report to the other Party within twenty (20) days after the end of each Quarter with regard to Allowable Expenses made or incurred by such Party for each Licensed Product during such month in the Co-Promotion Territory in a manner sufficient to enable the other Party to comply with its reporting requirements. Such report shall specify in reasonable detail all expenses included in Allowable Expenses for the applicable Quarter and shall be accompanied by invoices or other appropriate supporting documentation for any payments to Third Parties that individually exceed $25,000 or such other amount as may be determined by the JFC. Within forty-five (45) days after the end of each Quarter (or after the last Quarter in a Year, sixty (60) days after the end of such Quarter), the Party that has borne less than its share of the Allowable Expenses in such Quarter shall make a reconciling payment to the other Party to assure that each Party bears its share of such Allowable Expenses during such Quarter. Along with such payment, the paying Party shall also provide a more detailed report of such expenses as may be required in connection with its reporting and accounting requirements.

          (b)   After the Initial Approval of Licensed Product in the Co-Promotion Territory, each Party shall report to the other Party within twenty (20) days after the end of each Quarter with regard to Net Sales and Allowable Expenses incurred by such Party for all Licensed Products during such Quarter in the Co-Promotion Territory in a manner sufficient to enable the other Party to comply with its reporting requirements. Such report shall specify in reasonable detail all deductions allowed in the calculation of such Net Sales and all expenses included in Allowable Expenses. Within forty-five (45) days after the end of each Quarter (or for the last Quarter in a Year, sixty (60) days after the end of such Quarter), the Parties shall reconcile all Net Sales and Allowable Expenses to ascertain if there is a Profit or Loss and payments shall be made as set forth in subsections (i) and (ii) below. Along with such payment, the paying Party shall also provide a more detailed report of such expenses as may be required in connection with its reporting and accounting requirements.

              (i)  If there is a Profit for such Quarter, then BMS shall reimburse Corgentech for Allowable Expenses incurred by Corgentech in such Quarter and will pay to Corgentech an amount equal to fifty percent (50%) of the Profit for such Quarter, taking into account any applicable payments in the nature of expense reimbursement or for purchases of goods and services between the Parties in such Quarter, subject to Section 6.18; or

             (ii)  If there is a Loss for such Quarter, then the Party that has borne less than its share of the Allowable Expenses in such Quarter shall make a reconciling payment to the other Party to assure that each Party bears its share of such Allowable Expenses during such Quarter taking into account any applicable payments in the nature of expense reimbursement or for purchases of goods and services between the Parties in such Quarter, subject to Section 6.18.

          (c)   No separate payment shall be made for the last Quarter in any Year. Instead, at the end of each such Year, a final reconciliation shall be conducted by comparing the share of Profit or Loss, fees, and expense reimbursements to which a Party is otherwise entitled for such Year pursuant to Sections 6.4 and 6.5 against the sum of all amounts (if any) previously paid or retained by such Party for prior Quarters during such Year.

          (d)   In determining Allowable Expenses, Third Party Royalties (and the other components of Allowable Expenses) shall not include any amounts not in the [*] the Co-Promotion Territory that are payable to a Third Party by [*] under the [*], including without limitation, (x) payments required to be made by [*] with respect to amounts paid to [*] pursuant to Sections [*], (y) any [*] payable by [*] under such [*], or (z) any [*] by [*], the payment and responsibility of which shall be borne [*] by [*] and shall be [*].

        6.6    Royalty to Corgentech.    Subject to Sections 3.8 and 6.7, BMS shall pay to Corgentech in Dollars incremental royalties on Royalty-Bearing Sales equal to:

          (a)   [*] of the portion of Royalty-Bearing Sales in a given calendar year in the Royalty Territory that is [*];

          (b)   [*] of the portion of Royalty-Bearing Sales in a given calendar year in the Royalty Territory that is [*];

          (c)   [*] of the portion of Royalty-Bearing Sales in a given calendar year in the Royalty Territory that is [*]; and

          (d)   [*] of the portion of Royalty-Bearing Sales in a given calendar year in the Royalty Territory that is equal to or greater than [*].

          (e)   Consistent with Sections 6.6(f) and 6.7, [*] of any royalties based on Royalty-Bearing Sales payable to a Third Party under the Stanford License and the BWH License ("Existing Third Party License Agreements") as a direct result of the development, manufacture, use or sale of Licensed Product in the Royalty Territory for use in the Royalty Territory pursuant to this Agreement based on [*] ("Reimbursement Payments"), and may [*] hereunder. Corgentech represents and warrants that a true and complete copy of each Existing Third Party License Agreement is attached to the Disclosure Letter. Any amounts [*] based on [*] that are payable to a Third Party by [*] under the [*], including without limitation, (x) payments required to be made [*] with respect to amounts paid to [*] by [*] pursuant to Sections [*] , (y) any [*] payable by [*] under such [*], or (z) any [*] to be made by [*] shall [*] and shall be the [*] responsibility of [*]. Corgentech shall [*] that all [*] due the [*] under the [*] that correspond to any [*] are made by [*]. [*] shall invoice [*] for such amounts as are [*] pursuant to this Section 6.6(e) quarterly and [*] shall pay such invoices [*] within [*] after receipt of [*] invoices, to the extent not disputed in good faith.

          (f)    If BMS is required to make tax payments on any [*] due by it to Corgentech, or if any other income or other tax is payable by Corgentech as a result of receiving [*], then the JSC shall discuss appropriate mechanisms of minimizing such taxes to the extent possible in compliance with law (for example, by arranging for [*] to make [*] to the relevant licensor).

        6.7    Royalty Adjustment.

          (a)

              (i)  If one or more Third Parties is, during the Royalty Term, (1) selling a Generic Product in a given country for any Semi-Annual Period, and (2) such sales of such Generic Product(s) in such country for such Semi-Annual Period are, in the aggregate (on a [*] basis), (A) greater than [*] of the entire market for both the Licensed Products and such Generic Product(s) in such country for such Semi-Annual Period (calculated in accordance with Section 6.7(a)(ii)), then the royalties due to Corgentech under Section 6.6 for each of the two Quarters in such Semi-Annual Period shall be reduced by [*] from what they would otherwise have been based on [*] under Section 6.6, or (B) greater than [*] of the entire market for both the Licensed Products and such Generic Product(s) in such country for [*] (calculated in accordance with Section 6.7(a)(ii)), then the royalties due to Corgentech under Section 6.6 for each of the two Quarters in such Semi-Annual Period shall be reduced by [*] from what they would otherwise have been based on [*] under Section 6.6. Notwithstanding the foregoing, BMS shall be entitled under this Section 6.7(a) to reduce royalties due to Corgentech pursuant to Section 6.6 only if BMS is using commercially reasonable efforts to enforce any Patent rights against the Third Party that is selling such Generic Products that BMS has the right to enforce in the Royalty Territory pursuant to Article 10 and that contains a Valid Claim that is infringed by the manufacture, use or sale of the relevant Generic Product.

             (ii)  The percentage of sales of the Generic Product(s) relative to all sales of Generic Products and Licensed Products shall be based on [*] IMS International, or if such data is not available, another reliable data source that is mutually acceptable to BMS and Corgentech. In the event that data on Generic Product sales levels available from IMS International data (or such other agreed data source) is not sufficient to determine the percentage market share of a Generic Products in a given country, then the percent market share for such country will be deemed to be the average percent market share for all other countries in the Royalty Territory in which such data is available.

           (iii)  For clarity, sales of Licensed Product by a Third Party in a given country pursuant to a compulsory license granted or ordered to be granted by a competent governmental authority shall be deemed to be sales of a Generic Product for the purpose of this Section 6.7(a). The JCC shall establish a mechanism for tracking sales of Generic Products and the JFC shall establish a mechanism for reconciling amounts paid to Corgentech under Section 6.6 against any reductions in such payments to which BMS is entitled pursuant to this Section 6.7(a).

          (b)

              (i)  If the development, manufacture or Commercialization of the Licensed Product by BMS or Corgentech in the Royalty Territory in accordance with this Agreement would infringe any Third Party Patent right (other than a Patent to which BMS is granted a license or sublicense pursuant to this Agreement) or BMS believes it necessary or desirable to obtain a license under such Third Party's Patent rights to avoid any claims or litigation concerning infringement by a Third Party against BMS or Corgentech with respect to the Royalty Territory, then the Party first having such knowledge or opinion shall promptly bring such matter to the attention of the other Party, and the Parties shall discuss the basis for such alleged infringement.

             (ii)  If Corgentech does not agree that it is necessary or desirable to obtain such a license to avoid infringing a Third Party's Patent rights, then neither Party shall seek such license and Corgentech shall indemnify, defend and hold BMS harmless from and against any and all from any claims by such Third Party that the manufacture, use or sale of Licensed Products in the Royalty Territory infringes such Third Party's Patent rights, as provided in Section 15.1(b). If Corgentech is unable to or fails to indemnify, defend or hold BMS harmless as provided in such Section 15.1(b) from claims arising as a result of Corgentech's decision not to pursue a license pursuant to this Section 6.7(b), then BMS may offset or credit any Losses incurred by any BMS Indemnitee in connection therewith against any payments due to Corgentech under this Agreement without any cap on the amount of the offset or credit (e.g., the [*] limitation on other royalty offsets to Third Parties would not apply).

           (iii)  If Corgentech agrees that it is necessary to seek such a license, then Corgentech shall have the first right to take the lead on negotiating the terms of any such license. If Corgentech does not take such lead, then BMS may do so. The Parties shall cooperate in negotiating the terms of such license with such Third Party and shall obtain the consent of the other Party prior to making any proposal regarding the terms of any such license. If one or both Parties enter into such a Third Party license agreement, then (A) any royalties by BMS payable to Corgentech under Section 6.6 will be reduced by [*] of the amount of any [*] reasonably allocable to the [*] of the Licensed Product in the Royalty Territory that are payable by BMS to such Third Party under such agreement with respect to the [*] of the Licensed Product for use or sale in the Royalty Territory or (B) BMS will [*] for [*] of the amount of any [*] reasonably allocable to the [*] of the Licensed Product in the Royalty

    Territory that are payable by Corgentech to such Third Party under such agreement with respect to the [*] of the Licensed Product for use or sale in the Royalty Territory. Notwithstanding the foregoing, nothing in the previous sentence shall reduce the royalty otherwise payable to Corgentech in a given Quarter by [*] of the royalties otherwise payable by BMS to Corgentech for such Quarter. In the event that BMS cannot effect any royalty reduction due to operation of the immediately preceding sentence, BMS shall be entitled to carry the unused portion of such reduction forward to subsequent Quarters, subject to the application of the limitation set forth in such proviso to such subsequent Quarters.

          (c)   Corgentech represents, warrants and covenants to BMS that Corgentech has provided BMS with complete and correct copies of the Existing Third Party License Agreements and the Existing Third Party License Agreements are in full force and effect as of the Effective Date. Corgentech will devote Diligent Efforts to maintain in full force and effect and to fully perform its obligations under the Existing Third Party License Agreements and to keep BMS fully informed of any material development pertaining thereto. Corgentech shall not, without the prior written approval of BMS (i) amend any Existing Third Party License Agreements or (ii) make any election or exercise any right or option to terminate in whole or in part any Existing Third Party License Agreement if such amendment, election or exercise would, in any manner, affect BMS' rights or benefits under this Agreement or impose or alter any obligation or burden of BMS under this Agreement. The Existing Third Party License Agreements are the only agreements as of the Effective Date between Corgentech and any Third Party that impose an obligation to pay royalties or any other amounts to a Third Party based on the development, manufacture, or Commercialization of the Licensed Product.

          (d)   Subject to Sections 6.7(b) and 11.3, neither Party shall seek or obtain a license from a Third Party after the Effective Date in and to any Patents or Know-How of such Third Party covering the manufacture, use, sale or importation of Licensed Product in the Territory without the prior written consent of the other Party.

        6.8    Term of Royalties and Profit Sharing.    Subject to Sections 14.2, 14.4 and 14.5:

          (a)   Corgentech's right to receive royalties under Section 6.6 shall expire on a country-by-country and product-by-product basis upon the later of (i) ten (10) years from the first commercial sale of such Licensed Product in such country, or (ii) expiration of the last to expire Valid Claim of a Corgentech Patent covering the manufacture, use or sale of such Licensed Product in such country ("Royalty Term").

          (b)   The Parties shall share Profit or Loss with respect to Licensed Product in the Co-Promotion Territory for so long as either Party is engaged in the manufacture, use or sale of Licensed Product in the Co-Promotion Territory ("Co-Promotion Term").

          (c)   Upon expiration of each Royalty Term, on a product-by-product and country-by-country basis in the Royalty Territory, the license set forth in Section 10.1(a) shall be a fully paid-up, exclusive, and perpetual license with respect to such Licensed Product in such country.

        6.9    Royalty Payments and Reports.    BMS shall provide a report to Corgentech within twenty (20) days after the end of each Quarter that summarizes the Royalty-Bearing Sales during such Quarter in a manner sufficient to enable Corgentech to comply with its reporting requirements. Within forty-five (45) days after the end of each Quarter (or, for the last Quarter in a Year, sixty (60) days after the end of such Quarter), BMS shall make all royalty payments payable to Corgentech under this Agreement with respect to such Quarter. Along with such payments, BMS shall also provide detailed information regarding the calculation of royalties due pursuant to Section 6.6, including allowable deductions in the calculation of Net Sales of Licensed Product in the Royalty Territory.

        6.10    Taxes.    The Party receiving royalties or other payments shall pay any and all taxes required by law that are levied on account of royalties or other payments it receives under this Agreement. If laws or regulations require that taxes be withheld, the paying Party will (a) deduct those taxes from the remittable royalty or other payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of payment to the other Party within fifteen (15) days following that payment.

        6.11    Blocked Currency.    In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country shall be paid to Corgentech in the country in local currency by deposit in a local bank designated by Corgentech, unless the Parties otherwise agree.

        6.12    Sublicenses.    In the event BMS grants licenses or sublicenses to others to sell Licensed Product which are subject to royalty payments under Section 6.6, such licenses or sublicenses shall include an obligation for the licensee or sublicensee to account for and report its sales of Licensed Product on the same basis as if such sales were Royalty-Bearing Sales by BMS, and BMS shall pay to Corgentech (or arrange for the sublicensee to pay to Corgentech, with BMS remaining responsible for any failure of the sublicensee to pay amounts when due under this Agreement) royalties on such sales as if such sales of the licensee or sublicensee were Royalty-Bearing Sales of BMS.

        6.13    Non-Monetary Consideration.    Neither Party shall sell a Licensed Product for any consideration other than cash except on terms specified in an approved Marketing Plan and Budget. In the event a Party receives any non-monetary consideration in connection with the sale of Licensed Product, such Party's payment obligation under Section 6.3, 6.4 or 6.6 shall be based on the fair market value of such other consideration. In such case, the selling Party shall disclose the terms of such arrangement to the other Party and the Parties shall endeavor in good faith to agree on such fair market value. For sake of clarity, the provision or use of Licensed Product for research purposes to the extent permitted under this Agreement or as samples for commercial purposes (in reasonable quantities) shall not be considered a sale for non-monetary consideration.

        6.14    Cross Border Transactions.    The Parties recognize that in certain territories, and in particular in free trade regions, customers or other Third Parties may import Licensed Product purchased in one country for use in another. If Corgentech asks the JSC to determine whether Licensed Products purchased outside the Co-Promotion Territory are being imported into the Co-Promotion Territory, and the JSC determines that such importation is occurring at a material level (e.g., greater than [*] of the total units of Licensed Product sold in the Co-Promotion Territory during any [*] consecutive Quarters) using data obtained from a source reasonably acceptable to Corgentech and BMS, then the JSC shall establish an equitable mechanism to adjust the compensation of the Parties hereunder to offset the economic effect, if any, of such cross-border transfers to the extent it is practical to do so. If the JSC cannot agree upon such matter it shall be resolved as provided in Section 16.1 (and, notwithstanding the first paragraph of Section 16.2, such matters shall be arbitrable under Section 16.2).

        6.15    Foreign Exchange.    For the purpose of computing the Net Sales or Royalty-Bearing Sales for Licensed Product sold in a currency other than Dollars and for purposes of determining Development Costs and Allowable Expenses, or other shared expenses under this Agreement incurred by a Party in a currency other than Dollars, such Net Sales, Royalty-Bearing Sales, Development Costs or Allowable Expense amounts shall be converted into Dollars on a Quarterly basis in the manner used by such Party from time to time in the preparation of its audited financial statements. BMS has Previously Disclosed the method used to convert such foreign currencies into Dollars. Prior to incurring any such Development Costs or Allowable Expenses in a currency other than Dollars, Corgentech shall disclose to BMS in writing the manner of currency conversion to be used by Corgentech. In the event a Party proposes to change such method of converting foreign currencies into Dollars, it will notify the other Party prior to such change, and the Parties shall discuss the implications of such change for the computation of Net Sales, Royalty-Bearing Sales, Development Costs and Allowable Expenses; and the other Party shall not unreasonably object to any such change in such method.

        6.16    Payments to or Reports by Affiliates.    Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by any Party shall be made to or by an Affiliate of that Party if designated in writing by that Party as the appropriate recipient or reporting entity.

        6.17    Adjustment of FTE Rates.    All FTE rates Previously Disclosed shall be adjusted annually by the JFC to reflect changes in costs (not to exceed the total percentage change in the U.S. Consumer Price Index for the time period from the Effective Date until the time at which such index was recalculated at the time of adjustment), with the first adjustment to be effective no earlier than January 1, 2005.

        6.18    Annual License Maintenance Payments.    BMS shall reimburse Corgentech for [*] of the annual maintenance payments made by Corgentech under Section 6.2 of the Stanford License and Section 6.2 of the BWH License. Such payments shall be [*] the [*] incurred by [*] and shall be treated as [*] borne by [*] for purposes of [*]. Such payments shall [*].

ARTICLE 7

MANUFACTURE AND SUPPLY

        7.1    Current Status of Manufacture of Licensed Product.    As of the Effective Date, Corgentech obtains from Third Party vendors Intermediate, E2F Decoy, Vialed Product, Licensed Device and Final Product. As the Parties develop their strategies for developing and Commercializing Licensed Products, they shall work together to enter into definitive agreements (whether with each other, or Third Parties) with respect to the manufacture and supply of Intermediate, E2F Decoy, Vialed Product, Licensed Device and Final Product pursuant to Section 7.3.

        7.2    General Manufacturing Structure; Manufacturing Plan and Budget.    The manufacturing of each Licensed Product shall be governed by a comprehensive worldwide manufacturing plan and budget specifying development details for Licensed Product in the Territory ("Manufacturing Plan and Budget"). Corgentech and BMS shall jointly manage all manufacturing and supply of Licensed Products (including all components thereof) for use in the Territory. Corgentech shall be the Lead Manufacturing Party with respect to the manufacture of Intermediate for use in the Territory. As of the Effective Date, Corgentech shall be the Lead Manufacturing Party with respect to E2F Decoy, Vialed Product and Licensed Device in the Territory, and the fill and finish, packaging and assembly of the Final Product in the Territory; provided, that, subject to Section 7.3, the Parties shall use commercially reasonable efforts to effect a smooth transition of the Lead Manufacturing Party responsibilities (and associated contractual relationships and responsibilities) to BMS with respect to E2F Decoy, Vialed Product and Licensed Device in the Territory, as well as the fill and finish, packaging and assembly of the Final Product for the Territory, in accordance with Exhibit F to the Disclosure Letter. Subject to Sections 2.5 and 7.3, the Parties shall enter into one or more definitive manufacturing and supply agreements between themselves or between one or more of the Parties and appropriate Third Parties, which shall include quality and environmental, health and safety provisions, setting forth the terms and conditions regarding the Parties' responsibilities to supply, or have supplied, Intermediate, E2F Decoy, Vialed Product, Licensed Device and Final Product (including fill and finish, packaging and assembly of Final Product) for use and sale in the Territory. The Parties shall cooperate closely to assure an efficient and reliable supply of Licensed Product conforming to Specifications throughout the Territory. The JMC shall oversee the arrangements for the manufacture and supply of Licensed Product, and the Parties shall keep the JMC apprised of the status of their manufacturing activities, whether conducted internally or with Third Parties.

        7.3    Manufacturing Responsibilities.

          (a)   Promptly after the Effective Date, the JMC shall review Corgentech's current plan for the contents and preparation of the Chemistry, Manufacturing and Controls section of the current NDA for Licensed Product and the manufacture of Intermediate, E2F Decoy, Vialed Product, Licensed Device and Final Product. The JMC may modify such plan in a manner consistent with this Agreement. Corgentech represents that as of the Effective Date, it has not entered into any written agreements with any Third Parties for the manufacture and/or supply of commercial quantities of Intermediate, E2F Decoy, Vialed Product, Licensed Device and Final Product.

          (b)   The Parties contemplate that the initial manufacturing arrangements for quantities of Licensed Product used for Launch and the early stage of Commercialization shall be substantially as outlined under "Launch & Early Commercial" on Exhibit F to the Disclosure Letter. Transition to such arrangements shall begin as soon as possible after the Effective Date, and BMS and Corgentech will both be parties to any such Third Party supply agreements (other than supply agreements for Intermediate as to which Corgentech will be the Party that is party to such agreement). The Parties contemplate that such three-party agreements will provide that BMS will be the Party responsible for taking title to the supplied component and for paying for same; Corgentech will be responsible for performing QA/QC and regulatory responsibilities consistent with its ownership of the NDA and related Approval for the Co-Promotion Territory (with BMS having such responsibilities for the Royalty Territory unless both Parties agree that Corgentech should handle same for both the Co-Promotion and the Royalty Territories). The terms of such agreements shall include other customary terms and conditions consistent with this Agreement, including without limitation the provisions of this Article 7.

          (c)   At or around the time of Launch in the Co-Promotion Territory, the Parties will cooperate to begin the process by which BMS will be enabled to fill and finish and package Final Product and to conduct E2F Decoy assembly (using Intermediates supplied by or through Corgentech) at a BMS facility, and to assume direct and sole responsibility for any existing contractual relationship(s) with such Third Party(ies) as may then be supplying Licensed Device, assembling and supplying E2F Decoy, and filling and finishing, packaging and assembling Final Product, as substantially outlined under "BMS Fill/Finish" on Exhibit F to the Disclosure Letter. The Parties anticipate that transition of physical activities for commercial supply to the BMS facility outlined under "BMS Fill/Finish" on said Exhibit F will begin to occur promptly after BMS shall have qualified one of its facilities for this purpose. The Parties will mutually agree whether any of Corgentech's then existing contracts with Third Party contract manufacturers will be terminated or modified in a manner consistent with BMS' assumption of manufacturing responsibilities (and consistent with the Parties' decisions regarding back-up manufacturing resources as provided in Section 7.3(e)), but only if BMS has qualified its facility for the relevant purpose and is ready to assume the applicable responsibilities. Concurrently with the transfer of any such activities to a BMS facility, the Parties will cooperate to enable BMS, to the extent feasible and permissible under applicable law, to assume certain regulatory responsibilities that Corgentech had been performing prior to such time in connection with the activities then to be assumed by BMS.

          (d)   Final Product and components thereof for use and sale in the Territory shall be manufactured in compliance with the applicable Specifications and Good Manufacturing Practices as required by any Regulatory Authorities, as applicable, and in compliance with all applicable laws.

          (e)   The JMC shall coordinate with the JCC to establish commercially reasonable and appropriate arrangements for back up sources of supply of Licensed Products to minimize the risk of supply shortfalls, it being understood that the JMC may establish alternative arrangements to protect against shortfalls such as maintaining additional inventory rather than engaging a backup supply source.

          (f)    In the event BMS desires at any time to transfer any of the fill and finishing, packaging and assembly of Final Product or assembly of E2F Decoy from a Third Party to BMS or its Affiliates, Corgentech will not unreasonably withhold its consent (whether through the JMC or otherwise) to such change in manufacturing arrangements, provided that the Manufacturing Cost of BMS with respect thereto for the Year following such transfer does not exceed [*] of the price or fee therefor last paid to such Third Party for an equivalent volume of supply. Thereafter, BMS shall have full discretion (subject to applicable regulatory requirements) with respect to the choice of the site or sites at which it (or its Affiliates) perform such manufacturing and with respect to the subsequent change of such site or sites from time to time, so long as the Manufacturing Cost of BMS with respect thereto for the Year following such transfer shall not exceed [*] of the price or fee therefor paid to the former Third Party supplier for an equivalent volume of supply at the time of initial transfer to the first BMS facility to perform such activity(ies). Such former Third Party supplier price shall be adjusted for changes in the Producer Price Index-Commodities Index for Drugs and Pharmaceuticals, as published by U.S. Department of Labor, Bureau of Statistics (or successor Governmental Authority) since the date of initial transfer to the first BMS facility to perform such activity(ies).

        7.4    Specifications and Terms of Supply.

          (a)   The JMC shall review the Specifications from time to time and modify them, as it deems appropriate and as necessary to comply with all relevant laws, rules and regulatory requirements.

          (b)   The JMC, working with the JCC and JDC, shall establish procedures regarding forecasts for requirements of the Licensed Product, and ordering procedures to be followed by the Parties for securing supply of the Licensed Product.

          (c)   Each Party shall use Diligent Efforts to carry out its responsibilities under this Article 7.

        7.5    Shortage of Supply.    In the event that sufficient quantities of Licensed Product (or components thereof) are not available to satisfy worldwide demand, remaining available Licensed Product (or components thereof) will be allocated pro rata on the basis of relative sales levels in the Co-Promotion Territory and in the Royalty Territory during the prior year, or if such shortage occurs at Launch or during the Launch Year, based on projected demand for the ensuing year, subject to any limitations imposed by regulatory requirements. The Parties may in any event agree to a different allocation of the available Licensed Product (or components thereof).

        7.6    Inventory.    The JMC shall determine appropriate levels of inventory of Intermediate, E2F Decoy, Vialed Product, Licensed Device and Final Product to meet the Parties' anticipated needs within the Co-Promotion Territory. BMS shall be solely responsible for such determinations of inventory in the Royalty Territory.

        7.7    Manufacturing Costs and Fees.

          (a)   The costs incurred by either Party for manufacturing quantities of Intermediate, E2F Decoy, Vialed Product, Licensed Device and Final Product for use in the Co-Promotion Territory shall be treated as Manufacturing Costs (to the extent included in such defined term) and, as such, included as Development Costs or Allowable Expenses, as applicable. BMS shall purchase from Corgentech, and pay to Corgentech a transfer price for, all components of Licensed Products that the Parties may agree shall be supplied by Corgentech for use in the Royalty Territory equal to Corgentech's Manufacturing Costs therefor. If for any reason the Parties agree that BMS will supply to Corgentech any component of Licensed Products for use in the Territory, then Corgentech will purchase such component from BMS, and pay to BMS a transfer price for such component equal to BMS' Manufacturing Costs therefor, and Corgentech may include such transfer price in its determination of its Manufacturing Costs as if BMS were a Third Party manufacturer of such component, unless the JFC directs the Parties to treat such costs in another manner. Subject to Sections 6.7 and 11.3 and to Article 15, all other costs of manufacturing quantities of E2F Decoy, Vialed Product, Licensed Device and Final Product for use in the Royalty Territory shall be borne solely by BMS.

          (b)   Reasonable capacity reservation fees and other fees applicable to the future manufacture of Licensed Product by such Third Parties shall be borne exclusively by BMS to the extent applicable to capacity reserved for forecast production of materials for use or sale in the Royalty Territory (unless otherwise included in the Manufacturing Cost for all Licensed Products (or components thereof) supplied by Corgentech for use in the Royalty Territory).

          (c)   The Parties have provided for the inclusion of capital equipment, depreciation or amortization in the calculation of Manufacturing Costs. If a Party desires to use any of its or its Affiliates' facilities and equipment existing as of the Effective Date for the manufacture of a component of Licensed Products under this Agreement, then the Party shall be entitled to allocate an appropriate portion of the depreciation/amortization cost of same in accordance with the definitions of Manufacturing Costs, Development Costs and Allowable Expenses. If it is necessary for a Party to purchase capital equipment after the Effective Date in furtherance of its manufacturing activities for any component of the Licensed Product, then, the JMC (after consultation with the JFC) shall determine (i) the appropriate method for sharing the costs for such capital investment (i.e., whether the Parties shall share the acquisition cost for such equipment or such equipment shall be purchased by one Party with depreciation and amortization charges to be included in the appropriate component of expenses), and (ii) the extent to which such acquisition costs shall be treated, in whole or in part, as Development Expenses or Allowable Expenses. If the Parties share the acquisition cost of such equipment, depreciation charges with respect to such equipment shall not be included in Manufacturing Cost for the Licensed Product, except to the extent determined by the JMC. The cost of such item of new equipment shall not be taken into account in determining Manufacturing Costs for the Licensed Product.

          (d)   For clarity,

              (i)  Manufacturing Costs incurred for (A) long term stability testing batches and (B) activities conducted prior to the production of successful validation batches for Licensed Product shall be included in Development Costs. The Manufacturing Costs of any validation batches which are not available for commercial sale shall be included in Development Costs.

             (ii)  Manufacturing Costs incurred for activities connected with validation batches which are available for commercial sale and all subsequent manufacture of Licensed Product for commercial sale shall be included in Manufacturing Costs for the commercial supply of Licensed Product, and, if incurred for Commercial supplies of Licensed Product for the Co-Promotion Territory, shall be included as an element of Allowable Expenses.

        7.8    Term of Supply Obligation.    A Party's obligation to supply, or have supplied, Intermediate, E2F Decoy, Vialed Product, Licensed Device or Final Product, as applicable and as the Parties may agree, for use and sale in the Co-Promotion Territory shall continue only during the Co-Promotion Term of this Agreement as set forth in Section 6.8(b). A Party's obligation to supply, or have supplied, Intermediate, E2F Decoy, Vialed Product, Licensed Device or Final Product, as applicable and as the Parties may agree, for use and sale in a country in the Royalty Territory shall continue only during the Royalty Term in such country.

        7.9    Label.    To the extent permitted by law, the names of both BMS and Corgentech shall appear with equal prominence on the outside of the final packaging for Licensed Product in each country, in a manner approved by the JMC and the RWG.

ARTICLE 8

REPRESENTATIONS AND COVENANTS

        8.1    Mutual Representations and Warranties.    Each Party represents and warrants to the other as of the Effective Date that:

          (a)    Corporate Power.    It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof.

          (b)    Due Authorization.    It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

          (c)    Binding Agreement.    This Agreement is legally binding upon it, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

          (d)    Grant of Rights; Maintenance of Agreements.    It has not, and will not during the term of Agreement, grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations hereunder.

          (e)    Intellectual Property.    (i) To its knowledge, it has sufficient legal and/or beneficial title under its intellectual property rights necessary for the purposes contemplated under this Agreement and to grant the licenses contained in this Agreement; (ii) has not received any material written communications alleging that the conduct of the Parties' responsibilities as currently proposed under this Agreement would violate any of the intellectual property rights of a Third Party; (iii) all of its independent contractors who have participated in the development of the Licensed Product in a material manner through the Effective Date, and all of its employees and officers, have executed agreements that require assignment to it of all inventions made during the course of and as a result of their association with it and that obligate such individual to maintain as confidential any information Controlled by it, or provided by the other Party that is Confidential Information under this Agreement; (iv) during the term of this Agreement, it will use Diligent Efforts not to diminish the rights under its Know-How and Patent Rights it grants to the other Party herein, including without limitation by not committing or permitting any acts or omissions which would cause the material breach of any agreements between itself and Third Parties under which such Party obtains a license or other right under intellectual property rights licensed to the other Party pursuant to this Agreement; and (v) as of the Effective Date, each Party is in compliance in all material respects with any such agreements with Third Parties.

        8.2    Manufacturing Representations and Warranties.    The Party that has responsibility for manufacturing all or part of Licensed Products hereunder covenants to the other Party as follows: any Licensed Product (or components thereof) supplied by it to the other Party shall (a) be manufactured in compliance with applicable laws; (b) conform to the specifications therefor in effect at the time of delivery; (c) not be misbranded within the meaning of the Act, (d) not constitute an article that may not be introduced into interstate commerce under the provisions of Section 505 of said Act;

(e) conform to the certificates of analysis supplied with the shipment of such Licensed Product or components thereof; and (f) shall be packaged and shipped in accordance with the Specifications therefor in effect at the time of delivery.

        8.3    No Debarment.    In the course of the development of Licensed Product pursuant to this Agreement, such Party has not used, and during the term of this Agreement will not use, any employee or consultant that is debarred by any Regulatory Authority or, to the best of such Party's knowledge, is the subject of debarment proceedings by any Regulatory Authority. If either Party learns that its employee or consultant performing on its behalf under this Agreement has been debarred by any Regulatory Authority, or has become the subject of debarment proceedings by any Regulatory Authority, such Party shall so promptly notify the other Party and shall prohibit such employee or consultant from performing on its behalf under this Agreement.

        8.4    Corgentech.    Corgentech warrants and represents to BMS that:

          (a)   as of the Effective Date, it is entitled to grant the rights and licenses granted to BMS under Article 10, and is not currently subject to any agreement between Corgentech and any Third Party or to any outstanding order, judgment or decree of any court or administrative agency that restricts it in any way from granting to BMS licenses under the Corgentech Technology pursuant to Article 10 for use in the development, manufacture, use or sale of the Licensed Product as provided herein;

          (b)   as of the Effective Date, Corgentech has received no written notice of any pending actions, suits, judgments, settlements, or claims against or owed by Corgentech with respect to (x) the Corgentech Technology that, if determined adversely to Corgentech, would have an adverse effect upon its ability to grant to BMS the rights under, or upon the ability of BMS to fully utilize or exercise, the Corgentech Technology or (y) Corgentech's right to enter into and perform its obligations under this Agreement. To Corgentech's knowledge, Corgentech has not received written notice of any threatened claims or litigation seeking to invalidate or alleging the invalidity of any Corgentech Patents;

          (c)   as of the Effective Date, (i) it has not granted, and will not grant during the term of this Agreement, any right, license or interest in or to the Corgentech Technology that is in conflict with the rights or licenses granted to BMS under this Agreement, (ii) Corgentech has not granted any lien, security interest or other encumbrance (excluding any licenses) with respect to any Corgentech Technology, or permitted such a lien, security interest or other encumbrance (excluding any licenses) to attach to the Corgentech Technology and (iii) it has not granted any license under its interest in any intellectual property right relating to the Corgentech Core Technology to any Third Party to make, use or sell any Licensed Product in any country in the Territory (other than to manufacture Licensed Product or conduct development activities on behalf of Corgentech in furtherance of this Agreement);

          (d)   as of the Effective Date, it has no knowledge from which it would have reason to conclude that the Corgentech Patents issued as of the Effective Date are invalid;

          (e)   the Corgentech Technology does not include any trade secrets that have been misappropriated from any Third Party or obtained in breach of any contractual obligation of Corgentech or its employees to a Third Party; provided that for purposes of Section 14.3 (and only Section 14.3) Corgentech shall be considered to have breached the representation and warranty contained in this Section 8.4(e) only if Corgentech had knowledge at the Effective Date that such representation and warrant was inaccurate;

          (f)    (i) the Patents that have been Previously Disclosed constitute all Patents Controlled by Corgentech that would be infringed by the manufacture, use or sale of Licensed Products, that as of the Effective Date, are the subject of clinical trials, and (ii) the jurisdiction(s) by or in which each such right has been issued or in which an application for such Patent has been filed, together with the respective Patent or application numbers, have been Previously Disclosed. All fees required to maintain such issued Patent rights have been paid to date. To Corgentech's knowledge, the claims included in any issued Corgentech Patents are valid and in full force and effect as of the Effective Date;

          (g)   Corgentech has no knowledge of any infringement by any Third Party of any of the Corgentech Technology as of the Effective Date, except as Previously Disclosed;

          (h)   Corgentech has not entered into any agreement pursuant to which it has agreed to transfer, whether by asset sale, operation of law or otherwise, title to any portion of the Corgentech Technology;

          (i)    except for Corgentech's obligations under the Existing Third Party License Agreements, the use of any Third Party Patent rights and the Corgentech Technology that are expected as of the Effective Date to be used to develop and make the Licensed Product and to use and sell the License Product within the Field within the Territory will not result in the imposition of any financial obligations on BMS;

          (j)    To Corgentech's knowledge, the manufacture, use and sale of those Licensed Products existing as of the Effective Date will not infringe any Patent Rights owned or controlled by a Third Party (except for those licensed under the Existing Third Party License Agreements and except for any such rights controlled by Corgentech's Third Party manufacturers existing as of the Effective Date);

          (k)   except for those inventions under which Corgentech obtained a license pursuant to an Existing Third Party License Agreement, all inventors of any inventions included within the Corgentech Technology have assigned or have a contractual obligation to assign their entire right, title and interest in and to such inventions and the corresponding Patent rights to Corgentech;

          (l)    to Corgentech's knowledge, no person, other than those persons named as inventors on any Corgentech Patents (other than those Corgentech Patents licensed to Corgentech pursuant to the Existing Third Party License Agreements), is an inventor of the invention(s) claimed in such Corgentech Patents;

          (m)  the development of the Licensed Product has been conducted by Corgentech and its Affiliates and, to the knowledge of Corgentech, its independent contractors in compliance in all material respects with all applicable laws, rules and regulations, including all public health and safety provisions of state law and regulations, permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees and applicable laws, rules and regulations;

          (n)   all Licensed Product used in the conduct of clinical trials of Licensed Product has been manufactured in compliance in all material respects with cGMPs;

          (o)   (i) to Corgentech's knowledge, each Regulatory filing made by Corgentech with respect to Licensed Product (including without limitation the INDs therefor) were, at the time of filing, true, complete and accurate in all material respects, (ii) as of the Effective Date, no serious adverse event information has come to the attention of Corgentech that is materially different in terms of the incidence, severity or nature of such serious adverse events than that which was filed as safety updates to the IND for the Licensed Product, and (iii) to the knowledge of Corgentech, all written data summaries prepared by Corgentech that were included in the Regulatory filings and that are based on clinical studies conducted or sponsored by Corgentech accurately summarize in all material respects the corresponding raw data underlying such summaries; and

          (p)   the Development Plan budget that is Previously Disclosed includes all amounts accrued, but unpaid, as of the Effective Date that could be included in Clinical Costs and Development Costs and includes all Pre-Paid Inventory Costs.

        8.5    DISCLAIMER.    BMS UNDERSTANDS THAT LICENSED PRODUCT IS THE SUBJECT OF ONGOING CLINICAL RESEARCH AND DEVELOPMENT AND THAT CORGENTECH CANNOT ASSURE THE SAFETY OR USEFULNESS OF LICENSED PRODUCT. CORGENTECH MAKES NO REPRESENTATION OR WARRANTY EXCEPT AS SET FORTH IN THIS ARTICLE 8 CONCERNING ITS PATENT RIGHTS OR KNOW-HOW, INCLUDING WITHOUT LIMITATION THE VALIDITY OR SCOPE OF ITS PATENT RIGHTS OR THAT THE MANUFACTURE, USE OR SALE OF LICENSED PRODUCT WILL NOT INFRINGE THE PATENT RIGHTS OF THIRD PARTIES. CORGENTECH MAKES NO WARRANTY OF ANY LICENSED PRODUCT'S MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 9

RECORDS AND AUDIT

        9.1    Information Disclosure.

          (a)   Corgentech will effect an initial transfer of Information to BMS as provided in Section 3.6(a) or as needed for BMS to assume any manufacturing responsibilities assumed by BMS pursuant to this Agreement.

          (b)   Subject to Section 12.1, after the Effective Date, Corgentech and BMS will disclose and make available to each other all material Information Controlled by such Party that is reasonably necessary or useful for the other Party to perform its obligations and exercise its rights under this Agreement. All such Information shall be disclosed to the other Party reasonably promptly after it is first developed or learned or its significance is first appreciated.

        9.2    Records and Audit.    Each Party shall keep or cause to be kept such records as are required to determine, in a manner consistent with GAAP in the United States and this Agreement, the sums or credits due under this Agreement, including, but not limited to, Development Costs, Allowable Expenses, Net Sales and Royalty-Bearing Sales. Each Party shall also keep or cause to be kept such records as are required by the JCC to determine the number of Sales Representatives used to provide Details in the Co-Promotion Territory and the amount of time expensed by such Sales Representatives in such efforts. At the request (and expense) of either Party, the other Party and its sublicensees shall permit an independent certified public accountant appointed by such Party and reasonably acceptable to the other Party, at reasonable times and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any calendar year ending not more than three (3) years (or two (2) years, for records to be kept as provided in Section 5.5(c)) prior to such Party's request, the correctness or completeness of any report or payment made under this Agreement. The foregoing right of review may be exercised only once per year and only once with respect to each such periodic report and payment. Results of any such examination shall be (a) limited to information relating to the Licensed Product, (b) made available to both Parties and (c) subject to Article 12. The Party requesting the audit shall bear the full cost of the performance of any such audit, unless such audit discloses a variance to the detriment of the auditing Party of more than five percent (5%) from the amount of the original report, royalty or payment calculation. In such case, the Party being audited shall bear the full cost of the performance of such audit.

        9.3    Publications.    Neither Party shall publish or present the results of studies carried out under this Agreement without the opportunity for prior review by the other Party, unless such publication is contemplated in a publication plan approved by the JDC or JCC. Subject to Section 12.2, each Party agrees to provide the other Party the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to any Licensed Product at least thirty (30) days prior to their intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable. Both Parties understand that reimbursement and Commercialization of Licensed Product may be assisted by publication of results from research studying Licensed Product as quickly as possible. Notwithstanding the foregoing, the Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. The JSC will review such requests and recommend subsequent action. Neither Party shall have the right to publish or present Confidential Information of the other Party which is subject to Section 12.1. Nothing contained in this Section 9.3 shall prohibit the inclusion of information in a publication if necessary for a patent application, except for Confidential Information of the non-filing Party, provided the non-filing Party is given a reasonable opportunity to review the information to be included prior to submission of such patent application. Notwithstanding the foregoing, the Parties recognize that independent investigators have been engaged, and will be engaged in the future, to conduct clinical trials of Licensed Product. The Parties recognize that such investigators operate in an academic environment and may release information regarding such studies in a manner consistent with academic standards; provided, that each Party will use reasonable efforts to prevent publication prior to the filing of relevant Patent applications.

ARTICLE 10

LICENSES AND OTHER RIGHTS

        10.1    License Grants to BMS.

          (a)   Subject to the terms and conditions of this Agreement, Corgentech hereby grants to BMS an exclusive, royalty-bearing license, with the right to grant sublicenses as set forth in Section 10.5, under the Corgentech Technology to (i) develop, use, sell, offer for sale and import Licensed Product in the Field in the Royalty Territory and (ii) make and have made the Licensed Product anywhere in the world for the use, sale, and importation in the Field in the Royalty Territory.

          (b)   Subject to the terms and conditions of this Agreement, Corgentech hereby grants to BMS a co-exclusive, royalty-bearing license, with the right to grant sublicenses as set forth in Section 10.5, under the Corgentech Technology to (i) develop, use, sell, offer for sale and import Licensed Product in the Field in the Co-Promotion Territory and (ii) make and have made the Licensed Product anywhere in the world for the use, sale, and importation in the Field in the Royalty Territory. For clarity, while BMS is Corgentech's exclusive distributor of Licensed Products in the Co-Promotion Territory, the license set forth in this Section 10.1 is provided to enable BMS to carry out its other responsibilities and exercise its other rights under this Agreement in the Co-Promotion Territory, including but not limited to, exercising its rights to enforce Patents under Section 11.4.

          (c)   In the event that Corgentech should file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if it should propose a written agreement of composition or extension of its debts, or it should be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or it shall propose or be a party to any dissolution or liquidation, or if it shall make an assignment for the benefit of creditors, then the license rights granted to BMS pursuant to Section 10.1(b) shall, subject to the terms of any Existing Third Party License Agreement or other Third Party license agreements that Corgentech enters into after the Effective Date, automatically become exclusive without further action required on the part of either Party. If any filing is required as a result of the preceding sentence pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Parties will use all reasonable efforts to make all necessary filings under the HSR Act as promptly as practicable at BMS' expense.

        10.2    License Grant to Corgentech.    Subject to the terms and conditions of this Agreement, BMS hereby grants to Corgentech a co-exclusive, royalty-free (subject to Corgentech's payment obligations under this Agreement) license, with the right to grant sublicenses as set forth in Section 10.5, under the BMS Technology to (i) develop, use, sell, offer for sale and import Licensed Product in the Field in the Co-Promotion Territory and (ii) make and have made the Licensed Product anywhere in the world for the use, sale, and importation in the Field in the Co-Promotion Territory. Notwithstanding the preceding sentence, the licenses granted to Corgentech pursuant to this Section 10.2 shall not include any license under any BMS Technology with respect to any Licensed Product that incorporates any E2F Decoy described in Section 1.37(b), that is covered by a Patent claiming a Sole or Joint Invention of BMS unless the Parties either (i) mutually agree (in the exercise of their discretion without regard to Section 17.5) in writing to conduct preclinical or clinical studies of such Licensed Products pursuant to Section 3.9 or (ii) BMS actually provides to Corgentech an amount of, or otherwise requests Corgentech to perform activities with respect to, such E2F Decoy; provided, that with respect to either of clause (i) or clause (ii) above such license shall extend only to any such activities that the Parties mutually agree (in the exercise of their discretion without regard to Section 17.5) that Corgentech shall conduct and subject to the terms of any writing as the Parties may enter into at such time governing same.

        10.3    Additional License to BMS.    In addition to the licenses granted in Section 10.1, Corgentech grants to BMS a worldwide, non-exclusive, perpetual, irrevocable royalty-free license, with the right to grant sublicenses, under the rights assigned to Corgentech pursuant to Section 11.1, for all purposes, except that such license with respect to any E2F Decoy described in Section 1.37(b) shall be exclusive.

        10.4    Third Party Technology.

          (a)   The licenses granted under Sections 10.1 and 10.2 include rights licensed to either Party by Third Parties. Any sublicense of Third Party technology hereunder shall be subject to the terms and conditions of the license under which such sublicense is granted. The Parties acknowledge that the Corgentech Technology includes technology from The Brigham and Women's Hospital, Inc. ("BWH") pursuant to the BWH License and the Leland Stanford Junior University ("Stanford") pursuant to the Stanford License. In accordance with Section 13.3 of the BWH License, Articles 7, 8 and 9 of the BWH License are expressly incorporated into this Agreement for the benefit of BWH. In accordance with Section 13.3 of the Stanford License, Articles 7, 8 and 9 of the Stanford License are expressly incorporated into this Agreement for the benefit of Stanford. BMS has reviewed the BWH License and Stanford License and agrees to comply with any applicable terms thereof disclosed to it.

          (b)   The Parties may become aware of rights held by Third Parties that may be desirable to obtain by license or other means for the development, manufacture, use or sale of Licensed Product. In such event, the JSC will determine whether rights under such technology should be sought in the Co-Promotion Territory, and the Parties will determine whether such rights should be sought in the Royalty Territory as provided in Section 6.7(b).

          (c)

              (i)  If the development, manufacture or Commercialization of the Licensed Product by BMS or Corgentech in the Co-Promotion Territory in accordance with this Agreement would infringe any Third Party Patent right (other than a Patent to which BMS is granted a license or sublicense pursuant to this Agreement) or either Party believes it necessary or desirable to obtain a license under such Third Party's Patent rights to avoid any claims or litigation concerning infringement by a Third Party against BMS or Corgentech with respect to the Co-Promotion Territory, then the Party first having such knowledge or opinion shall promptly bring such matter to the attention of the other Party, and the Parties shall discuss the basis for such alleged infringement.

             (ii)  If either Party (the "Objecting Party") does not agree that it is necessary or desirable to obtain such a license to avoid infringing a Third Party's Patent rights, then, subject to Section 10.4(c)(iii), neither Party shall seek such license and the Objecting Party shall indemnify, defend and hold the other Party harmless from and against any and all from any claims by such Third Party that the manufacture, use or sale of Licensed Products in the Co-Promotion Territory infringes such Third Party's Patent rights. If the Objecting Party is unable to or fails to indemnify, defend or hold the other Party harmless as provided in such Section 15.1(b) from claims arising as a result of the Objecting Party's decision not to pursue a license pursuant to this Section 10.4(c), then the other Party may offset or credit any Losses incurred by any BMS Indemnitee (if Corgentech is the Objecting Party) or Corgentech Indemnity (if BMS is the Objecting Party) in connection therewith against any payments due to such Objecting Party under this Agreement without any cap on the amount of the offset or credit.

           (iii)  If the Parties agree that it is necessary to seek such a license, then Corgentech shall have the first right to take the lead on negotiating the terms of any such license. If Corgentech does not take such lead, then BMS may do so. The Parties shall cooperate in negotiating the terms of such license with such Third Party and shall obtain the consent of the other Party prior to making any proposal regarding the terms of any such license. If one or both Parties enter into such a Third Party license agreement, then (A) any amount payable by BMS to Corgentech under Section 3.8 or Section 6.4 in respect of Profit or Loss or Development Costs will be reduced by [*] of the amount of any royalties, milestones, license fees and similar payments reasonably allocable to the development, manufacture, use or sale of the Licensed Product in the Co-Promotion Territory that are payable by BMS to such Third Party under such agreement with respect to the development, manufacture, use or sale of the Licensed Product for use or sale in the Co-Promotion Territory or (B) BMS will reimburse Corgentech for [*] of the amount of any royalties, milestones, license fees and similar payments reasonably allocable to the development, manufacture, use or sale of the Licensed Product in the Co-Promotion Territory that are payable by Corgentech to such Third Party under such agreement with respect to the development, manufacture, use or sale of the Licensed Product for use or sale in the Co-Promotion Territory.

        10.5    Sublicense Rights.

          (a)   Except as permitted in Section 10.5(b), each Party shall have the right to grant sublicenses under the licenses granted to it under Section 10.1 and 10.2 only with the prior written consent of the other Party and BWH or Stanford, if applicable. Notwithstanding the foregoing, BMS shall have the right to grant sublicenses to its Affiliates to develop, make, have made, use, sell, offer to sell and import Licensed Product in the Territory in the Field without the prior consent of Corgentech, but subject to any approvals required therefor in the Existing Third Party License Agreements. Each Party hereby guarantees the performance of its Affiliates and permitted sublicensees that are sublicensed as permitted herein. Any such permitted sublicenses shall be consistent with and subject to the terms and conditions of this Agreement. A copy of any sublicense agreement executed by one Party shall be provided to the other Party within fourteen (14) days of its execution; provided, that the financial terms of any such sublicense agreement may be redacted to the extent not pertinent to an understanding of a Party's obligations or benefits under this Agreement.

          (b)   Notwithstanding the foregoing, and subject to the terms of any Existing Third Party License Agreement, each Party may grant sublicenses to Third Party contractors solely in connection with the manufacture of, performance of, or QA or QC activities for Intermediate, E2F Decoy, Vialed Product, Licensed Device or Final Product to the extent consistent with Sections 10.1 and 10.2, Article 7 and other relevant provisions of this Agreement, to perform clinical trial-related activities on behalf of a Party in accordance with the Development Plan or to conduct Phase IV clinical studies in the Royalty Territory, or to assist in the non-clinical development of the Licensed Product (provided that any sublicense for non-clinical development purposes shall require that any for-profit entity to whom such sublicense is granted shall assign any inventions it makes relating to the Licensed Product to the sublicensing Party and that any non-profit entity to which such sublicense is granted shall either make such assignment or grant an option to obtain an exclusive license to the sublicensing Party).

        10.6    Exclusivity; Competing Product.

          (a)   During the term of this Agreement, and subject to the terms of this Section 10.6, except as expressly permitted in this Agreement, neither Party shall (without the prior written consent of the other Party, to be given in such Party's sole and absolute discretion): (i) either itself, with or through any Affiliate or Third Party, Commercialize any Competing Product in an applicable country in the Territory where Licensed Product is sold for any indication or then being developed for CABG, PABG or AVG under the Development Plan, (ii) grant any right or license to any Third Party by contract or otherwise, to Commercialize a Competing Product in an applicable country in the Territory where Licensed Product is sold for any indication or then being developed for CABG, PABG or AVG under the Development Plan, or (iii) grant any right or license to any Third Party, by contract or otherwise, to develop or Commercialize E2F Decoy or any product (including without limitation any device) containing, consisting of, or for the express purpose of being used in connection, conjunction or combination with, E2F Decoy with respect to any country in the Territory for which a Licensed Product is then being sold for any indication or then being developed for CABG, PABG or AVG under the Development Plan (it being understood that this subsection (iii) shall not restrict Corgentech in any way from granting a Third Party the right to or commercialize any Licensed Device or other device with any compound or molecule other than an E2F Decoy (unless such other device and/or compound or molecule would constitute or comprise a Competing Product).

          (b)   If BMS breaches Section 10.6(a) with respect to a given country in the Territory during the term of this Agreement, then Corgentech may, at its sole discretion and in addition to any other remedies available to it at law or in equity, terminate the licenses granted to BMS under Article 10 with respect to such country(ies) unless, in the case of Sections 10.6(a)(i) and 10.6(a)(ii), BMS either: (i) in the case of a Competing Product defined in Section 1.20(a), terminates such Commercialization within thirty (30) days after it first becomes aware that such product is a Competing Product or (ii) in the case of a Competing Product defined in Section 1.20(b), divests such Competing Product with respect to such country within twelve (12) months after it first becomes aware that such product is a Competing Product, in either of (i) or (ii), the provisions of Sections 14.3(c) and 14.4(b) shall apply. If Corgentech breaches Section 10.6(a) with respect to a given country in the Territory during the term of this Agreement, then BMS may, at its sole discretion and in addition to any other remedies available to it at law or in equity, terminate the licenses granted to Corgentech under Article 10 with respect to such country(ies) unless, in the case of Sections 10.6(a)(i) and 10.6(a)(ii), Corgentech either: (i) in the case of a Competing Product defined in Section 1.20(a), terminates such Commercialization within thirty (30) days after it first becomes aware that such product is a Competing Product, or (ii) in the case of a Competing Product defined in Section 1.20(b), divests such Competing Product with respect to such country within twelve (12) months after it first becomes aware that such product is a Competing Product, in which case the provisions of Section 14.3(c) shall apply.

          (c)   Notwithstanding Sections 10.6(a) and 10.6(b), in the event that either Party merges with a Third Party or is otherwise acquired by a Third Party that markets a Competing Product in any country within the Territory during the term of this Agreement, the merging or acquired Party shall, within ninety (90) days after consummation of such merger, notify the other Party whether it intends to terminate this Agreement pursuant to Section 14.2 or divest (or cause its acquiror to divest) such Competing Product. If the merging or acquired Party or its acquiror (collectively the "Merging Party") intends to so divest such Competing Product in countries where the Licensed Product is then sold or being developed for PABG, CABG or AVG, the Parties will agree on a reasonable period of time (which shall not, in any event, be less than twelve (12) months following consummation of such merger) for such divestment (the "Divestment Period"). If the Merging Party (i) fails to notify the other Party of such Competing Product within the ninety (90) day period, (ii) provides notice to the other Party that it does not intend to divest such Competing Product, or (iii) subject to Section 10.6(d), fails to divest such Competing Product within the Divestment Period, the other Party, may, at its sole discretion, terminate the licenses granted to the merging or acquired Party under Article 10 with respect to such country and the provisions of Sections 14.3(c) and either 14.4(b) (where BMS was the Merging Party) or Section 14.4(c) (where Corgentech is the Merging Party) shall apply.

          (d)   If a Party has notified the other that a Competing Product will be divested, then such Party and its acquiror as applicable (collectively the "Divesting Party") shall use Diligent Efforts to divest itself of such Competing Product in a manner consistent with reasonable business judgment and to complete such divestiture of the Competing Product as promptly as practicable within the Divestment Period. However, if the Divesting Party is unable to complete such divestiture within the Divestment Period, but can demonstrate to the other Party's reasonable satisfaction that it used Diligent Efforts to effect such divestiture within such Divestment Period, then the Divestment Period shall be extended for such additional reasonable period thereafter as is necessary to enable such Competing Product to be in fact divested, not to exceed an additional six (6) months. The Divesting Party shall keep the other Party reasonably informed of its efforts and progress in effecting such divestiture until it is completed, and shall provide a written summary of such efforts quarterly. Subject to the foregoing, the marketing of a Competing Product by the Divesting Party during the period extending from notification to the other Party of the decision to divest until the completion of the divestiture shall not be considered a breach by the Divesting Party of its obligations under this Agreement.

          (e)   Each Party acknowledges that a Party in breach of any of its obligations under this Section 10.6 shall cause the non-breaching Party irreparable harm, for which monetary damages will be an inadequate remedy. Therefore, in the event of any such breach, the non-breaching Party shall be entitled, in addition to any other remedy available to it under this Agreement, at law or in equity, to injunctive relief, including an accounting for profits, specific performance of the terms hereof and other equitable relief for such breach, without the posting of bond or other security.

        10.7    Negative Covenants.

          (a)    By Corgentech.    Corgentech covenants that neither it nor its Affiliates shall use or practice the BMS Technology for any use or purpose except as expressly permitted in Section 10.2; provided, that the foregoing shall not apply to any BMS Know-How from and after the date that such BMS Know-How no longer remains Confidential Information of BMS.

          (b)    By BMS.    BMS covenants that neither it nor its Affiliates shall use or practice the Corgentech Technology for any use or purpose except as expressly permitted in Sections 10.1 and 10.3 as necessary to perform its obligations under this Agreement; provided, that the foregoing shall not apply to any Corgentech Know-How from and after the date that such Corgentech Know-How no longer remains Confidential Information of Corgentech.

        10.8    Exclusive Rights.    Exclusive licenses granted in Sections 10.1 and 10.2 shall be exclusive only to the extent the licensor has the right to grant an exclusive license with respect to the know-how or patent in question.

        10.9    No Implied Licenses.    No right or license under any BMS Technology or Corgentech Technology is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in this Agreement.

        10.10    Bankruptcy.

          (a)   Subject to the terms of any Existing Third Party License Agreements or any other license agreements entered into by Corgentech after the Effective Date, all rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of Section 365(n) of Title 11 of the U.S. Code ("Title 11"), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against either Party (the "Bankrupt Party") under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, at the election of the Bankrupt Party made within 60 days after the commencement of the case (or, if no such election is made, immediately upon the request of the non-Bankrupt Party) either (i) perform all of the obligations provided in this Agreement to be performed by the Bankrupt Party including, where applicable and without limitation, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them or (ii) provide access or a license to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them.

          (b)   If a Title 11 case is commenced by or against the Bankrupt Party and this Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title 11, then the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitations, a Title 11 Trustee) shall provide access or a license to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them immediately upon the non-Bankrupt Party's written request therefor. Whenever the Bankrupt Party or any of its successors or assigns provides access or a license to the non-Bankrupt Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 10.10, the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

          (c)   All rights, powers and remedies of the non-Bankrupt Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party. The non-Bankrupt Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under Title 11) in such event. The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including without limitation for purposes of Title 11, (i) the right of access or a license to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of licensed products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work. Any intellectual property provided pursuant to the provisions of this Section 10.10 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

ARTICLE 11

INTELLECTUAL PROPERTY

        11.1    Inventions.

          (a)    Ownership of Inventions.    Except as otherwise set forth herein, all Inventions made solely by employees, agents or independent contractors of a Party after the initiation of, and during the course of, the Collaboration (each, a "Sole Invention") shall be owned by such Party, and any Inventions made jointly by employees, agents or independent contractors of Corgentech and BMS shall be owned jointly by the Parties such that each Party has an undivided one-half (1/2) interest, without a duty of accounting to the other Party, in and to such Invention (a "Joint Invention"). Notwithstanding the foregoing, Corgentech shall solely own all right, title and interest in and to all Inventions, including without limitation all BMS Sole Inventions and all Joint Inventions, that constitute Core Technology BMS Inventions, and BMS shall, and hereby does, assign its interest therein to Corgentech. BMS shall, upon Corgentech's request, require its employees, agents and independent contractors to execute such documents and take such other actions as necessary to effect Corgentech's ownership of Core Technology BMS Inventions.

          (b)    Core Technology BMS Inventions.    A "Core Technology BMS Invention" means a BMS Sole Invention or a Joint Invention made by BMS which claims (i) an improvement to a Licensed Device, which invention is being used with the Licensed Product at the time such invention is made, (ii) a new or improved method or process of manufacture or method of use for any such invention, and which invention is being used with the Licensed Product at the time such invention is made, (iii) a utility for a Licensed Product or (iv) the composition of any E2F Decoy.

          (c)    Disclosure of Inventions.    Each Party shall promptly disclose to the JSC all Inventions arising under this Agreement.

        11.2    Patent Prosecution.

          (a)    Individual Program Patent Filings.    Each Party shall have sole discretion and responsibility to prepare, file, prosecute and maintain Patents for Sole Inventions made by employees, agents and independent contractors of such Party, and shall be responsible for related interference and opposition proceedings, except as provided in Section 11.2(c). At least twenty (20) Business Days prior to the contemplated filing date, each Party shall submit to the other a substantially completed draft of any patent application for such Sole Inventions. Each Party shall confer with the other, and use reasonable efforts to adopt the other Party's suggestions regarding the prosecution of such patent applications and shall copy the other Party on any official actions and submissions in such patent applications.

          (b)    Joint Program Patent Filings.    Except as provided in Section 11.2(a), the JSC shall determine which Party shall be responsible for filing, prosecuting, and maintaining all Patents covering Joint Inventions, including conducting related interference and opposition proceedings relating thereto (each, a "Joint Patent") on behalf of both Parties based on a good faith determination of the relative contributions of the Parties to the Invention and the relative level of interest of the Parties in the Invention; provided, however that the JSC may also decide not to file a Joint Patent for any such Joint Invention. At least twenty (20) Business Days prior to the contemplated filing, the Party responsible for such activities for a Joint Patent shall submit a substantially completed draft of such Joint Patent to the other Party for its approval. If the responsible Party does not wish to file, prosecute or maintain any Joint Patent or maintain or defend such Joint Patent in a particular country, it shall grant the other Party any necessary authority to file, prosecute and maintain such Joint Patent or maintain or defend such Joint Patent in the name of both Parties.

          (c)    Patents on Assigned Inventions.    Corgentech shall prepare and file patent applications covering Inventions assigned to it pursuant to Section 11.1 in such form and in such countries as the JSC may direct, and prosecute such patent applications (including conducting related interference and opposition proceedings) and maintain resulting patents in such manner as the JSC may direct, provided, however, that Corgentech may at any time decline to undertake or continue such prosecution or maintenance, in which case Corgentech would promptly assign back to BMS either any such Patent claiming any invention made solely by employees of BMS, or a one-half undivided interest (without accounting) in any such Patent claiming an invention made jointly by employees of each of Corgentech and BMS. Corgentech shall provide BMS with copies of all correspondence from any and all patent offices concerning such Patents and an opportunity to comment on any related proposed responses, voluntary amendments and submissions of any kind to be made to any and all such patent offices. If Corgentech elects not to undertake or continue any such prosecution or maintenance of a Patent on an invention assigned to it pursuant to Section 11.1, it shall endeavor to so advise BMS in sufficient time to permit BMS to avoid the abandonment of such Patent.

          (d)    Patent Expenses.

              (i)  Each Party shall select its own counsel for filing, prosecuting and maintaining Patents under this Section 11.2. BMS shall promptly reimburse Corgentech for fifty percent (50%) of its costs incurred in connection with the prosecution and maintenance of Patents covering inventions made solely by BMS employees and assigned pursuant to Section 11.1 within the Royalty Territory. Each Party shall promptly pay to the other Party that is initially bearing patent costs (determined in a manner consistent with the definition of "Patent Costs") for filing, prosecuting and maintaining Patents covering Joint Inventions in the Royalty Territory an amount equal to one-half of such amount, and BMS shall promptly pay to Corgentech fifty percent (50%) of all patent costs (determined in a manner consistent with the definition of "Patent Costs") incurred by Corgentech after the Effective Date for filing, prosecuting and maintaining Product-Specific Corgentech Patents (including patent applications therefor) existing as of the Effective Date within the Royalty Territory.

             (ii)  All costs of filing, prosecuting and maintaining Patents covering Sole Invention or Joint Inventions in the Co-Promotion Territory during the term of this Agreement as provided herein shall be Patent Costs and included as an element of Allowable Expenses.

          (e)    Existing Patents.    Corgentech shall prosecute and maintain Patents included in the Corgentech Patents and BMS shall prosecute and maintain Patents included in the BMS Patents, in each case existing as of the Effective Date, using counsel of such Party's choice and at such Party's expense. Any Corgentech Patents licensed to Corgentech under the Stanford License or the

  BWH License shall be prosecuted as provided therein, notwithstanding anything to the contrary in this Section 11.2. At least twenty (20) Business Days prior to the date upon which an application included in such Patents that covers the composition, article of manufacture of, method of making or method of using the Intermediate, Licensed Product, Vialed Product, E2F Decoy, Licensed Device or Final Product is to be filed, the responsible Party shall submit a substantially completed draft such application to the other Party for comment. The responsible Party shall confer with such other Party and use reasonable efforts to adopt the other Party's suggestions regarding the prosecution of such applications, and shall copy the other Party on any official actions and submissions relating to such applications.

          (f)    Nondisclosure.    The Parties shall endeavor to file Patents pursuant to Sections 11.2(a) through (c) before any oral, written or electronic disclosure of the Inventions claimed therein by either Party to maintain the validity of patent applications filed outside of the United States.

        11.3    Infringement Defense.

          (a)    Defense of Third Party Claims for Licensed Product in the Co-Promotion Territory.    If a Third Party asserts that a patent or other right owned by it is infringed by the manufacture, use, sale, offer for sale or import of any Licensed Product in the Co-Promotion Territory, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim through the JSC along with the related facts in reasonable detail. In such event, unless the Parties otherwise agree, BMS shall have the first right, but not the obligation, to control such defense with respect to such Licensed Product, in which case Corgentech shall cooperate with BMS and shall have the right to be represented separately by counsel of its own choice, provided that if the claim relates primarily to the practice of the Corgentech Core Technology, then Corgentech shall have the first right, but not the obligation to defend against any such claim, and BMS shall cooperate at Corgentech's reasonable request and expense, in such defense and shall have the right, at its own expense, to be represented by counsel of its own choice. If either Party fails to accept control of the defense of a claim for which it has the first right to control defense hereunder within thirty (30) days after receiving or giving notice thereof to the JSC pursuant to this Section 11.3(a), then the other Party shall have the right, but not the obligation, to defend against such claim. The Party that does not control defense of a claim hereunder shall cooperate with the controlling Party, at the controlling Party's reasonable request and expense, in any such defense and shall have the right, at its own expense, to be represented by counsel of its own choice.

          (b)    Defense of Third Party Claims for Licensed Product in the Royalty Territory.    If a Third Party asserts that a patent or other right owned by it is infringed by the manufacture, use or sale of any Licensed Product in a country in the Royalty Territory, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim through the JSC along with the related facts in reasonable detail. BMS shall have the first right, but not the obligation, to control the defense of all such claims, provided that, if the claim relates primarily to the practice of the Corgentech Core Technology, then Corgentech shall have the first right, but not the obligation to defend against any such claim, and BMS shall cooperate, at Corgentech's reasonable request and expense, in such defense. If the Party having the first right to control defense hereunder fails to accept control of the defense of such claim within thirty (30) days after receiving or giving notice thereof to the JSC pursuant to this Section 11.3(b), then the other Party shall have the right, but not the obligation, to defend against such claim. The Party that does not control defense of a claim hereunder shall cooperate with the controlling Party, at the controlling Party's reasonable request and expense, in any such defense and shall have the right, at its own expense, to be represented by counsel of its own choice.

          (c)    Settlement of Third Party Claims for Licensed Product.    The Party that controls the defense of a given claim with respect to Licensed Product shall also have the right to control settlement of such claim; provided, however, that no settlement shall be entered into without the prior consent of the other Party if such settlement would adversely affect the rights and benefits of, or impose or adversely affect any obligations on, the other Party.

          (d)    Allocation of Costs.    The expenses of defense, settlement and judgments in actions governed by this Section 11.3 with respect to Licensed Product in the Co-Promotion Territory shall be included in Patent Costs in the manner provided for in the definition of such term.

        11.4    Infringement by Third Parties in the Co-Promotion Territory.    BMS and Corgentech shall promptly notify the other in writing of any alleged or threatened infringement of Corgentech Patents or BMS Patents relating to Licensed Product in the Co-Promotion Territory of which they become aware. Except as provided below in this Section 11.4, the Party owning or having a license from a Third Party for the Patents allegedly or actually infringed shall have the first right, but not the obligation, to control the prosecution of any infringement described in this Section 11.4. If the Party having the first right to control the prosecution of any infringement does not initiate an infringement action within ninety (90) days (or forty five (45) days in the case of an action brought under the Hatch-Waxman Act) of learning of the infringement, the other Party shall have the right, but not the obligation, to bring such an action.

          (a)    Joint Patents.    For any alleged or actual infringement relating to Licensed Product of any Joint Patents that are not assigned to Corgentech pursuant to Section 11.1, the JSC shall determine which Party shall have the first right to control prosecution of any such infringement.

          (b)    Stanford License and BWH License.    Notwithstanding anything to the contrary in this Section 11.4, Corgentech Patents licensed to Corgentech under the Stanford License or the BWH License shall be enforced in the manner required in such license agreement, to the extent such licenses allocate enforcement rights in a different manner than that provided in this Section 11.4.

          (c)    Enforcement Procedure.    In the event either Party brings an infringement action in accordance with this Section 11.4, the other Party shall cooperate fully, including, if required to bringing such action, furnishing of a power of attorney or being joined as a party plaintiff in such action. The costs of any litigation commenced pursuant to this Section 11.4, including attorneys' fees and expenses, but excluding any allocation for internal resources devoted to the litigation, shall be included in Patent Costs in the manner provided for in the definition of such term. Any recovery realized as a result of such litigation shall be allocated to reimburse Patent Costs. Any remaining recovery shall be split [*] by the Parties (net of any amount thereof that must be paid to the licensor under any of the Existing Third Party Licenses). No settlement or consent judgment or other voluntary final disposition of a suit under this Section 11.4 may be entered into without the joint consent of Corgentech and BMS. Any recovery shall be split as provided in this Section 11.4(c), shall not be applied to reduce Patent Costs and shall not be included in the calculation of Allowable Expenses or Profit or Loss.

        11.5    Infringement by Third Parties in the Royalty Territory.

          (a)   If any Patent in the Corgentech Patents or BMS Patents is allegedly or actually infringed by a Third Party in a manner relating to Licensed Product in the Royalty Territory, the Party first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of that infringement in reasonable detail.

          (b)   Except as provided in Sections 11.5(c) and (d), and subject to Section 11.5(e), Corgentech shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement of the Corgentech Patents, by counsel of its own choice, and BMS shall have the right, at its own expense, to be represented in that action by counsel of its own choice. If Corgentech fails to bring an action or proceeding within a period of ninety (90) days (or forty five (45) days in the case of an action brought under the Hatch-Waxman Act or equivalent) after receiving written notice from BMS or otherwise having knowledge of that infringement, then BMS shall have the right to bring and control any such action by counsel of its own choice, and Corgentech shall cooperate with BMS and shall have the right to be represented in any such action by counsel of its own choice at its own expense.

          (c)   Except as provided in Section 11.5(d), BMS shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement of any BMS Patents by counsel of its own choice, and Corgentech shall have the right, at its own expense, to be represented in that action by counsel of its own choice. If BMS fails to bring an action or proceeding within a period of ninety (90) days (or forty five (45) days in the case of an action brought under the Hatch-Waxman Act or equivalent) after receiving written notice from Corgentech or otherwise having knowledge of that infringement, Corgentech shall have the right to bring and control any such action by counsel of its own choice, and BMS shall cooperate with Corgentech and shall have the right to be represented in any such action by counsel of its own choice at its own expense.

          (d)   The JSC shall determine which Party (the "Selected Party") shall have the first right to control the prosecution of any infringement described in this Section 11.5 of any Joint Patent that is not solely owned by Corgentech pursuant to Section 11.1. The other Party shall have a back-up right to control prosecution of any such infringement of such a Joint Patent if the Selected Party fails to do so within ninety (90) days (or forty five (45) days in the case of an action brought under the Hatch-Waxman Act or equivalent) of learning of such infringement, provided that the Selected Party shall cooperate with the other Party and shall have the right to be represented in any such action by counsel of its own choice at its own expense.

          (e)   If one Party brings any such action or proceeding, the other Party agrees to be joined as a party plaintiff and to give the first Party reasonable assistance and authority to file and prosecute the suit. Neither Party shall have the right to settle any patent infringement litigation under this Section 11.5 in a manner that diminishes the rights or interests of the other Party or imposes any liability on the other Party without the consent of such other Party. The costs and expenses of the Party bringing suit under this Section 11.5 shall be reimbursed first out of any damages or other monetary awards recovered in favor of Corgentech and/or BMS (if such recovery is less than the Parties' aggregate costs and expenses incurred in such action, such recovery shall be allocated between the Parties on a pro rata basis based on their relative costs and expenses incurred in such action). Any remaining damages (net of any amount thereof that must be paid to the licensor under any of the Existing Third Party Licenses) relating to infringement by the manufacture, use or sale of products competitive with Licensed Product described in Section 11.5(b) or (c) shall be [*] by the Parties.

          (f)    Notwithstanding the foregoing, any Corgentech Patents licensed to Corgentech under the Stanford License or the BWH License shall be enforced in the manner required in such license, to the extent such licenses allocate enforcement rights in a manner different than that provided in this Section 11.5.

        11.6    Patent Marking.    Licensed Product marketed and sold by the Parties hereunder shall, at Corgentech's request, be marked with appropriate patent numbers or indicia in those countries in which such markings have notice value as against infringers of patents.

        11.7    Product Trademarks.

          (a)   Licensed Product shall be marketed under trademarks agreed upon by the JCC (hereinafter, "Trademarks"). Trademarks used in connection with the sale of Licensed Product shall be owned in the Territory by BMS and applications for registration thereof shall be filed and prosecuted by BMS.

          (b)   All Trademark Costs relating to the Co-Promotion Territory shall be included as an element of Allowable Expenses, as provided in the definition of such term, and any trademark costs shall be borne solely by BMS in all countries in the Royalty Territory.

          (c)   Where practical and legally feasible, the Parties shall work together to obtain a worldwide trademark for Licensed Product.

        11.8    Other Proprietary Trademarks.

          (a)   Corgentech and BMS hereby grant each other limited, non-sublicensable (except to Affiliates or as the Parties may agree by mutual written consent) rights to the use of certain of their respective trademarks and service marks, trade names and logos to be specifically selected by the JCC (collectively hereinafter referred to as "Marks") in connection with the Commercialization activities provided for in this Agreement. To that end, Corgentech and BMS agree not to unreasonably withhold consent to the limited use of such Party's relevant Marks for the duration of this Agreement in connection with the Commercialization activities provided for herein.

          (b)   Each Party agrees to conform to the customary guidelines of the granting Party under Section 11.8(a) with respect to manner of use, and to maintain the quality standards of such granting Party with respect to the goods sold and services provided in connection with such Party Marks. Each Party recognizes and agrees that no ownership rights are vested or created by the limited rights of use granted pursuant to Section 11.8(a), and that all use of Marks in accordance with Section 11.8(a) inures to the benefit of the respective owner of the Marks. Further, except when used in accordance with any usage guidelines provided by the owner of the Mark, each Party shall submit to the other Party any materials bearing the other Party's Marks for review and approval prior to the use thereof and shall make no use of the Marks of the other Party without the other Party's written consent.

          (c)   Each Party shall execute any documents required in the reasonable opinion of the other Party to be entered as a "registered user" or recorded licensee of the other Party's Marks, or to be removed as registered user or licensee thereof.

          (d)   Each Party agrees to indemnify and to hold the other Party harmless in the event that such other Party incurs liability as a result of the use of the indemnifying Party's Marks, provided that the indemnified Party gives prompt notice to the indemnifying Party of any claim that the indemnifying Party's Marks infringe the rights of a Third Party, and the indemnified Party provides good faith cooperation in the defense of such claim.

        11.9    Infringement of Trademarks.

          (a)    Defense of Third Party Claims in the Co-Promotion Territory.    Each Party shall notify the other Party through the JCC promptly upon learning of any actual or alleged infringement of any trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses, or any such claims (hereinafter "Trademark Infringement Claims") brought by a Third Party against a Party in connection with a Licensed Product in the Co-Promotion Territory. Upon learning of such Trademark Infringement Claim, Corgentech shall take all reasonable and appropriate steps to resolve the Trademark Infringement Claim, with the reasonable cooperation and assistance of BMS. All of the reasonable costs of in-house counsel, the fees and expenses paid to outside counsel other reasonable direct costs incurred in bringing, maintaining and prosecuting any action described in this Section 11.9(a) shall be included in Trademark Costs in the manner provided for in the definition of such term and shall be borne as provided in Section 11.7(b).

          (b)    Defense of Third Party Claims in the Royalty Territory.    Each Party shall notify the other Party through the JCC promptly upon learning of any actual or alleged Trademark Infringement Claims brought by a Third Party against a Party in connection with a Licensed Product in the Royalty Territory. Upon learning of such Trademark Infringement Claim, BMS shall take all reasonable and appropriate steps to resolve such Trademark Infringement Claim, with the reasonable cooperation and assistance of Corgentech. All of the reasonable costs of in-house counsel, the fees and expenses paid to outside counsel other reasonable direct costs incurred in bringing, maintaining and prosecuting any action described in this Section 11.9(b) shall be borne solely by BMS.

          (c)    Infringement by Third Parties.    Each Party shall notify the other Party in writing promptly upon learning of any actual or alleged infringement of Trademarks relating to Licensed Product of which they become aware. The Party owning such Trademark shall have the first right, but not the obligation, to control the prosecution of any such infringement. If the Party having the first right to control the prosecution of any such infringement does not initiate an infringement action within ninety (90) days of learning of the infringement, then the other Party shall have the right, but not the obligation, to bring such an action. Neither Party shall have the right to settle any infringement action under this Section 11.9(c) in a manner that diminishes the rights or interests of the Party or imposes any liability on the other Party without the consent of such other Party. The expenses of defense, settlement and judgments in actions governed by this Section 11.9(c) shall be: (i) borne solely by the Party bringing such action in the Royalty Territory; and (ii) Trademark Costs and included as an element of Allowable Expenses (as provided in the respective definitions of such term) in the Co-Promotion Territory. The costs and expenses of the Party bringing suit under this Section 11.9(c) shall be reimbursed first out of any damages or other monetary awards recovered in favor of Corgentech and/or BMS (if such recovery is less than the Parties' aggregate costs and expenses incurred in such action, such recovery shall be allocated between the Parties on a pro rata basis based on their relative costs and expenses incurred in such action). Any remaining damages shall be allocated: (i) on the same pro rata basis within the Royalty Territory; and (ii) equally between the Parties with respect to infringement of Trademarks within the Co-Promotion Territory. Any recovery shall be allocated as provided in this Section, shall not be applied to reduce Trademark Costs and shall not be included in the calculation of Allowable Expenses or Profit or Loss.

ARTICLE 12

CONFIDENTIALITY.

        12.1    Treatment of Confidential Information.    The Parties agree that during the term of this Agreement, and for a period of five (5) years after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party will (A) (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value, and (b) not disclose such Confidential Information to any Third

Party without prior written consent of the other Party, except for disclosures made in confidence to any Third Party pursuant to a plan approved by the JSC or to permitted sublicensees bound to maintain such Confidential Information in confidence, and (B) not use such Confidential Information for any purpose except those permitted by this Agreement. As used herein, "Confidential Information" shall mean all Information, and other information and materials, received by either Party from the other Party pursuant to this Agreement and all Information developed during the course of the Collaboration, which shall be the Confidential Information of each Party. The foregoing obligations and the other obligations set forth in this Section 12.1 shall not apply with respect to any portion of such Confidential Information which:

          (a)   is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party; or

          (b)   was known to the receiving Party of any or its Affiliates, without obligation to keep it confidential, prior to when it was received from the disclosing Party; or

          (c)   is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof without obligation to keep it confidential; or

          (d)   has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party or any of its Affiliates in breach of this Agreement; or

          (e)   has been independently developed by the receiving Party or any of its Affiliates without the aid, application or use of Confidential Information.

        The receiving Party shall have the right to disclose any Confidential Information provided hereunder if, in the reasonable opinion of the receiving Party's legal counsel, such disclosure is necessary to comply with the terms of this Agreement, or the requirements of any law or rule imposed by a securities exchange. Where reasonably possible, the receiving Party shall notify the disclosing Party of the receiving Party's intent to make such disclosure of Confidential Information pursuant to the provision of the preceding sentence sufficiently prior to making such disclosure so as to allow the disclosing Party adequate time to take whatever action the disclosing Party may deem to be appropriate to protect the confidentiality of the information.

        Each Party agrees that it shall provide or permit access to Confidential Information received from the other Party only to the receiving Party's Affiliates, employees, consultants, advisors and permitted subcontractors, sublicensees and sub-distributors, and to the employees, consultants, advisors and permitted subcontractors, sublicensees and sub-distributors of the receiving Party's Affiliates, who have a need to know such Confidential Information to assist the receiving Party with the activities contemplated or required of it by this Agreement and who are subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 12.1; provided, that each Party shall each remain responsible for any failure by its Affiliates, and its and its Affiliates' respective employees, consultants, advisors and permitted subcontractors, sublicensees and sub-distributors, to treat such Confidential Information as required under this Section 12.1 (as if such Affiliates, employees, consultants, advisors and permitted subcontractors, sublicensees and sub-distributors were Parties directly bound to the requirements of this Section 12.1).

        Notwithstanding the foregoing, either Party may disclose without any limitation such Party's U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, as well as all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

        12.2    Publicity.    The Parties agree that the joint public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit B and shall cooperate in the issuance thereof as soon as practicable after the execution of this Agreement unless otherwise agreed by the Parties. In addition, the Parties recognize that each Party may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement, and hereby agree that such publication shall be permitted without the other Party's consent, to the extent that such additional releases or statements that do not contain information beyond that included in the press release attached as Exhibit B or in subsequent press releases approved by both Parties. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that any disclosure which is required by law or the rules of a securities exchange, as reasonably advised by the disclosing Party's counsel, may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

        12.3    Securities Filings.    In the event Corgentech proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes or refers to the Collaboration or this Agreement under the Securities Act of 1933, as amended, the Exchange Act, or any other applicable securities law, Corgentech shall notify BMS of such intention and shall provide BMS with a copy of relevant portions of the proposed filing not less than three (3) Business Days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to the Collaboration, and shall use reasonable efforts to obtain confidential treatment of any information concerning BMS or the Collaboration that BMS requests be kept confidential, consistent with Corgentech's disclosure obligations under applicable securities laws.

        12.4    Termination of Prior Agreement.    This Agreement supersedes the confidentiality agreement between the Parties dated November 21, 2002. All Information disclosed pursuant to that agreement shall be deemed Confidential Information disclosed under this Article 12 and shall be subject to the terms of this Article 12.

        12.5    Patient Information.    BMS and Corgentech agree to abide by all laws, rules, regulations, and orders of all applicable supranational, national, federal, state, provincial, and local governmental entities concerning the confidentiality or protection of patient identifiable information and/or patients' protected health information, as defined by U.S. C.F.R. Part 160 or personal data as defined by EU Directive 95/46/EC or any other applicable legislation, in the course of their performance under this Agreement.

ARTICLE 13

EXPORT CONTROL

        13.1    Authority.    This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Corgentech or BMS from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

ARTICLE 14

TERM AND TERMINATION

        14.1    Term.    This Agreement shall become effective on the Effective Date and shall remain in effect with respect to each Licensed Product until the expiration of the last profit sharing or royalty obligation with respect to such Licensed Product, as provided in Section 6.8.

        14.2    Voluntary Termination of Agreement by BMS.    BMS may terminate this Agreement in its entirety or, on a country-by-country basis, with respect to a given Licensed Product by providing to Corgentech six (6) months prior written notice. If such termination is as to one or more countries, but not as to the entire Agreement, then, following such termination the Territory shall be deemed to exclude such country(ies), and the Agreement shall continue in force and effect for the non-terminated country(ies). Upon the effective termination of this Agreement with respect to any country(ies) pursuant to this Section 14.2, the Parties shall no longer share any Development Costs, Allowable Expenses, Profit or Loss as otherwise provided in this Agreement with respect to the country or countries for which this Agreement terminates.

        14.3    Termination For Breach.

          (a)   If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party. In such notice the non-breaching Party shall identify the actions or conduct that it wishes such Party to take for an acceptable and prompt cure of such breach; provided, that such identified actions shall not be binding upon the other Party with respect to the actions that it may need to take to cure such breach. The allegedly breaching Party shall have ninety (90) days to either cure such breach or, if cure cannot be reasonably effected within such ninety (90) day period, to deliver to the other Party a plan for curing such breach which is reasonably sufficient to effect a cure. Following delivery of such plan, the breaching Party shall use Diligent Efforts to carry out the plan and cure the breach.

          (b)   If the Party receiving notice of breach fails to cure such breach within the ninety (90) day period, or the Party providing the notice reasonably determines that the proposed corrective plan or the actions being taken to carry it out is not commercially practicable, the Party originally delivering the notice may declare a breach hereunder upon thirty (30) days advance written notice. Such notice shall effectively terminate this Agreement upon expiration of such thirty (30) day period, subject to Sections 14.3(c) and (d).

          (c)   If a breach alleged under Section 14.3(a) pertains solely to (i) the failure of BMS or Corgentech to use Diligent Efforts in a given country or countries under Sections 3.7, 4.2 or 5.2, or (ii) the Commercialization by BMS or Corgentech of a Competing Product in a given country or countries as prohibited in Section 10.6 or development by BMS or Corgentech in a given country or countries as prohibited by Section 3.2(b), then the notice provided under Section 14.3(a) shall state such fact and any termination under this Section 14.3 for such breach shall be effective only as to the specified country or countries.

          (d)   If a Party gives notice of termination under this Section 14.3 and the other Party disputes whether such notice was proper, or the Parties disagree as to whether the breaching Party has cured such breach within the ninety (90)-day period (or used Diligent Efforts to cure such breach pursuant to a plan if such cure cannot be reasonably effected within such ninety (90)-day period), then the issue of whether this Agreement has been terminated shall be resolved in accordance with Article 16. If as a result of such dispute resolution process it is determined that the notice of termination was proper or that the breaching Party failed to cured such breach within the ninety (90)-day period (or failed to use Diligent Efforts to cure such breach pursuant to a plan if such cure cannot be reasonably effected within such ninety (90)-day period), as the case may be, then such termination shall be deemed to have been effective thirty (30) days following the date of the notice of termination provided pursuant to Section 14.3. If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall have remained in effect.

        14.4    Licenses and Royalties Upon Termination.

          (a)   If BMS terminates this Agreement in a particular country or countries pursuant to Section 14.2, then the license granted to BMS under Section 10.1 shall terminate solely with respect to the countries in which such termination becomes effective, and BMS shall, and hereby does, grant to Corgentech an exclusive, royalty-free license, with the right to grant sublicenses, under the BMS Technology (but only as to such BMS Know-How that is then incorporated into, and BMS Patents that then claim, a Licensed Product Commercialized in such country or developed for such country under the then current Development Plan) and BMS' interest in any Trademarks in such country or countries, to develop, make, have made, sell, offer to sell and import Licensed Product in such country or countries.

          (b)

              (i)  If this Agreement is terminated in a given country or countries as described in Section 14.3(c) and BMS is the breaching Party, then (i) the licenses granted to BMS pursuant to Article 10 shall terminate (other than the license provided in Section 10.3) solely with respect to the relevant country or countries, and (ii) BMS shall, and hereby does, grant effective as of such termination of BMS' licenses, to Corgentech an exclusive, sublicensable license under the BMS Technology (but only as to such BMS Know-How that is then incorporated into and BMS Patents that then claim a Licensed Product Commercialized in such country or developed for such country under the then current Development Plan) and BMS' interest in any Trademarks in such country or countries to develop, make, have made, use, sell, offer for sale and import those Licensed Product(s), within the Field and in such terminated country or countries, that is(are) Commercialized in such country or developed for such country under the then current Development Plan. In the event of such termination, BMS may, only upon Corgentech's written consent, continue to sell Licensed Product in such country or countries until the occurrence of both: (1) BMS' completion of such transfer of all Approvals and licenses described under Section 14.5(a), and (2) Corgentech directing BMS to halt all sales of Licensed Products in such country by written notice. Upon written request by BMS, Corgentech shall purchase any remaining BMS inventory of Intermediate, E2F Decoy, Vialed Product, Licensed Device and Final Product at BMS' cost.

             (ii)  Upon the termination of this Agreement by Corgentech pursuant to Section 14.3(a) for material breach by BMS other than as described in Section 14.3(c), the licenses granted to BMS under Article 10 shall terminate in their entirety (other than the license provided in Section 10.3) and BMS shall, and hereby does, grant effective as of the termination of BMS' licenses, to Corgentech an exclusive, sublicensable license under the BMS Technology (but only as to such BMS Know-How that is then incorporated into, and BMS Patents that then claim, a Licensed Product Commercialized in such country or developed for such country under the then current Development Plan) and BMS' interest in any Trademarks to develop, make, have made, use, sell, offer for sale and import those Licensed Product(s), within the Field and in such terminated country or countries, that is(are) Commercialized in such country or developed for such country under the then current Development Plan.

          (c)

              (i)  If this Agreement is terminated by BMS as described in Section 14.3 with respect to the Co-Promotion Territory, then (A) the license granted to Corgentech pursuant to Section 10.2 shall terminate solely with respect to the Co-Promotion Territory; (B) effective as of such termination of Corgentech's license, (1) Corgentech's right to Co-Promote Licensed Products in the Co-Promotion Territory shall terminate, and (2) Corgentech shall not share in the Profit or Loss after the termination date, and shall not be entitled to any milestones with respect to the Co-Promotion Territory accruing after the termination date; (C) except for any such termination made pursuant to Section 14.3(c)(ii), BMS shall pay to Corgentech after such termination the royalty payments set forth in Section 14.4(e); (D) the license granted to BMS pursuant to Section 10.1(b) shall automatically become exclusive without further action required on the part of either Party and shall survive so long as BMS is using Diligent Efforts to develop or Commercialize a Licensed Product in the Co-Promotion Territory; (E) Corgentech shall be deemed to have automatically granted to BMS a non-exclusive license under its interest in any Corgentech name or mark in the Co-Promotion Territory solely for use in connection with BMS' practice of the licenses retained by BMS under Section 10.1 therein until such time as BMS has disposed in the ordinary course of business of all inventory of Licensed Product or packaging materials then existing or on order for use in the Co-Promotion Territory bearing any such Corgentech name or mark; and (F) sales in the Co-Promotion Territory shall not be taken into account in determining the royalty due Corgentech with respect to the Territory under Section 6.6 or any milestones due under Section 6.3(c). If any filing is required as a result of the preceding sentence pursuant to the HSR Act, the Parties will use all reasonable efforts to make all necessary filings under the HSR Act as promptly as practicable at BMS' expense.

             (ii)  If this Agreement is terminated by BMS as described in Section 14.3 with respect to any country in the Royalty Territory, then (A) the license granted to Corgentech pursuant to Section 10.2 shall terminate solely with respect to such country(ies); (B) BMS shall not have any obligation to pay to Corgentech after such termination any royalty payments with respect to such terminated country(ies); (C) Corgentech shall be deemed to have automatically granted to BMS a non-exclusive license under its interest in any Corgentech name or mark in such county(ies) solely for use in connection with BMS' practice of the licenses retained by BMS under Section 10.1 in such country or countries until such time as BMS has disposed in the ordinary course of business of all inventory of Licensed Product or packaging materials then existing or on order for use in such country or countries bearing any such Corgentech name or mark; and (D) sales with respect to such country in the Royalty Territory shall not be taken into account in determining the royalty due Corgentech with respect to the Territory under Section 6.6 or any milestones due under Section 6.3(c).

          (d)

              (i)  If, after Initial Approval of a Licensed Product in the Co-Promotion Territory, this Agreement is terminated in whole or in part by Corgentech for a breach by BMS other than for a breach described by Section 14.3(c)(ii) and such breach by BMS results in the termination of this Agreement with respect to the Co-Promotion Territory (whether or not such breach also applies with respect to other countries), then Corgentech shall pay to BMS a royalty of [*] of Net Sales of Licensed Product in the Co-Promotion Territory for the Royalty Term.

             (ii)  If, prior to Initial Approval of a Licensed Product in the Co-Promotion Territory, this Agreement is terminated in whole or in part by Corgentech for a breach by BMS under Section 14.3 or by BMS pursuant to Section 14.2, and such breach by BMS results in the termination of this Agreement with respect to the Co-Promotion Territory (whether or not such breach also applies with respect to any countries in the Royalty Territory), then Corgentech shall be under no obligation to pay to BMS any royalty on Net Sales of Licensed Product in the Co-Promotion Territory.

           (iii)  If this Agreement is terminated in whole or in part after Initial Approval in the Co-Promotion Territory or any Major European Country by Corgentech for a breach by BMS under Section 14.3 or by BMS pursuant to Section 14.2 with respect to any country(ies) in the Royalty Territory, then Corgentech shall be under no obligation to pay to BMS any royalty on Net Sales of Licensed Product in such terminated county(ies); provided, that if such termination is attributable to, or would have been avoided but for, an unreasonable withholding on Corgentech's part to consent to a written request for a sublicense by BMS of its rights in the Licensed Product in any such terminated country(ies) in response to a written request by BMS for such consent, then Corgentech shall pay to BMS a royalty of [*] of Net Sales of Licensed Product in such terminated country(ies) for the Royalty Term.

          (e)   If this Agreement is terminated in whole or in part by BMS for a breach by Corgentech as described in Section 14.3 (other than as described in Section 14.3(c)(ii)), and such breach results in termination of this Agreement with respect to the Co-Promotion Territory (whether or not such breach also applies with respect to other countries), then BMS shall pay to Corgentech a royalty of [*] of Net Sales of Licensed Product in the Co-Promotion Territory for the Royalty Term.

          (f)    If a Party retains licenses after termination of this Agreement pursuant to Section 14.2 or 14.3, and such licenses include sublicenses under rights granted to the other Party pursuant to an agreement between such other Party and a Third Party (including without limitation under any Existing Third Party License Agreements, if BMS retains a license after termination of this Agreement), then the other Party shall either (i) agree to maintain its agreement with such Third Party and perform its obligations thereunder for so long as the Party retaining a sublicense thereunder practices such sublicense, in which case the Parties shall share the costs of maintaining and performing under such agreement in proportion to their mutual economic interests in the continued practice of such license or sublicense, as applicable, or (ii) cooperate with the Party retaining a license after termination of this Agreement to transfer all rights and obligations under such license to such Party (whether by assignment or otherwise), to the extent permitted under and consistent with such agreement, in which case the Party to which such rights and obligations are so transferred shall be solely responsible for performance of all obligations under such agreement and shall indemnify, defend and hold harmless the other Party for all actions arising under such Third Party agreement after such transfer is effected.

        14.5    Other Effects of Termination of Licenses or of the Agreement.

          (a)   In the event of termination of this Agreement in whole or in part pursuant to Section 14.2, or by Corgentech under Section 14.3, BMS shall assign to Corgentech all interest in and to all regulatory filings, Approvals, and Drug Approval Applications relating to Licensed Product either worldwide or, if such termination is effective only in one or more country(ies), in the country(ies) in which such termination is effective. BMS shall cooperate with Corgentech (at BMS' own expense) to effect such transfers in an orderly fashion and shall provide to Corgentech any copies of relevant documents and rights of reference and/or access necessary to allow Corgentech to exercise its rights under this Article 14. Additionally, in such event, BMS shall provide to Corgentech a copy of any adverse event databases maintained by BMS pursuant to Section 3.12, and shall grant to Corgentech non-exclusive license to any BMS Technology or software Controlled by BMS that is then used by BMS in connection therewith to enable Corgentech to access such electronic database for use thereafter solely in furtherance of its reporting obligations under applicable law with respect to Licensed Product only.

          (b)   In the event of termination of this Agreement in whole or in part by BMS under Section 14.3, Corgentech shall assign to BMS all rights, title and interests Corgentech may have in and to all regulatory filings, Approvals, and Drug Approval Applications relating to Licensed Product, in the country(ies) in which such termination is effective. Corgentech shall cooperate with

  BMS (at Corgentech's own expense) to effect such transfers in an orderly fashion and shall provide to BMS any copies of relevant documents and rights of reference and/or access necessary to allow BMS to exercise its rights under this Article 14.

          (c)   Additionally, if either (i) this Agreement is terminated with respect to Licensed Product in a particular country or countries as provided in Section 14.2 by BMS or Section 14.3 by Corgentech, or (ii) this Agreement terminates in its entirety other than for Corgentech's material breach, and if BMS is then responsible for the manufacture of Intermediate, E2F Decoy, Vialed Product, Final Product, Licensed Device or any other form or component of Licensed Product for such country or countries, BMS shall continue to supply such to Corgentech for such countries or in the Territory, whichever is the scope of termination of BMS' rights, at a supply price equal to BMS' Manufacturing Costs therefor plus an additional [*] thereof. Such obligation shall continue from the effective date of such termination until such time as Corgentech is able to secure an equivalent alternative commercial manufacturing source, take an assignment of BMS' agreement with Third Party manufacturer where reasonably feasible or enter into a direct agreement with any Third Party manufacturing such in the country(ies) in which BMS' rights terminated, in each case provided that Corgentech uses Diligent Efforts to take such action, and further provided that in no event shall such supply obligation extend for more than two (2) years after the effective date of such termination. BMS shall cooperate with Corgentech at Corgentech's request to facilitate discussions between Corgentech and any such Third Party manufacturer. Further, upon Corgentech's request, BMS shall provide such technical assistance, at no cost to Corgentech (except for reimbursement of BMS' out-of-pocket costs therefor), as may reasonably be requested to transfer all technology necessary or useful for Corgentech to commence or continue manufacture of Licensed Product as provided herein.

          (d)   Additionally, if either (i) this Agreement is terminated with respect to Licensed Product in the Co-Promotion Territory as provided in Section 14.3 by BMS, or (ii) this Agreement terminates in its entirety under Section 14.3 other than for BMS' material breach and if Corgentech is then responsible for the manufacture of Intermediate, E2F Decoy, Vialed Product, Final Product, Licensed Device or any other form or component of Licensed Product, Corgentech shall continue to supply such to BMS for the Co-Promotion Territory at a supply price equal to Corgentech's Manufacturing Costs therefor plus an additional [*] thereof. Such obligation shall continue from the effective date of such termination until such time as BMS is able to secure an equivalent alternative commercial manufacturing source or enter into a direct agreement with any Third Party manufacturing such] in the Co-Promotion Territory, in each case provided that BMS is using Diligent Efforts to take such action and further provided that in no event shall such supply obligation extend for more than two (2) years after the effective date of such termination. Corgentech shall cooperate with BMS at BMS' request to facilitate discussions between BMS and any such Third Party manufacturer. Further, upon BMS' request, Corgentech shall provide such technical assistance, at no cost to BMS (except for reimbursement of Corgentech's out-of-pocket costs therefor), as may reasonably be requested to transfer all technology necessary or useful for BMS to commence or continue manufacturing activities as provided herein.

          (e)   Effective as of the effective termination date of this Agreement pursuant to Section 14.3 with respect to any country, the Parties shall no longer share any Development Costs, Allowable Expenses, Profit or Loss as otherwise provided in this Agreement with respect to the country or countries for which this Agreement terminates, as applicable.

          (f)    If this Agreement terminates as to the Co-Promotion Territory or as to the EU, for any reason whatsoever, BMS shall not be responsible for any milestone payments that are achieved under Sections 6.3(a) or 6.3(b) with respect to the terminated country or countries following the date that notice of termination was provided to, or given by, BMS in accordance with Section 14.2 or 14.3.

          (g)   Not later than sixty (60) days after any termination of this Agreement with respect to the Co-Promotion Territory, the Parties will reconcile Profit and Loss upon the effective termination date pursuant to Section 6.5 and promptly make such payments as are necessary to effect such reconciliation.

        14.6    Survival.    The following provisions shall survive any expiration or termination of this Agreement: Articles 12, 13, 15 (as to actions arising during the term of this Agreement or in the course of a Party practicing any licenses retained by such Party thereafter), 16 and 17 (other than Section 17.13), and Sections 6.8(c), 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 9.1(b), 9.2, 10.3, 10.8 (as relevant), 11.1, 11.3 (as to those causes of action that accrued prior to such expiration or termination), 11.8(d) (as to those causes of action that accrued prior to such expiration or termination or in accordance with a Party's practice of the applicable license after termination), 12.1, 14.4, 14.5, and 14.6. Subject to Sections 14.2 (second sentence), 14.5(e) and 14.5(f), termination of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party's right to obtain performance of any obligation. The remedies provided in this Article 14 are not exclusive of any remedies a Party may have in law or equity.

ARTICLE 15

INDEMNIFICATION

        15.1    Indemnification in the Royalty Territory.

          (a)    Indemnification by BMS.    Subject to Section 15.3, BMS agrees to defend Corgentech, its Affiliates and their respective directors, officers, employees and agents (collectively, the "Corgentech Indemnitees"), at BMS' cost and expense, and shall indemnify and hold harmless the Corgentech Indemnitees from and against any liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys' fees incurred by the Corgentech Indemnitees until such time as BMS has acknowledged and assumed its indemnification obligation hereunder with respect to a Claim) payable to a Third Party (collectively, "Losses") arising out of any claim, action, lawsuit, or other proceeding (collectively, "Claims") brought against any Corgentech Indemnitee by a Third Party resulting directly or indirectly from the manufacture, use, handling, storage, Commercialization or other disposition of Licensed Product in the Royalty Territory by BMS, its Affiliates, employees, agents or sublicensees, except to the extent such Losses result from (i) the negligence or willful misconduct of any Corgentech Indemnitee or any Corgentech licensee or contractor; (ii) any breach by Corgentech of any of its representations, warranties, covenants or obligations pursuant to this Agreement; (iii) intellectual property infringement and trade secret misappropriation liability resulting from (A) the development or manufacture of any Licensed Product prior to the Effective Date, or (B) manufacture of Licensed Product other than in accordance with Specifications by Corgentech, its Affiliates or their licensees or contractors after the Effective Date anywhere in the world for use anywhere in the Royalty Territory, or (C) Commercialization by Corgentech, its Affiliates, contractors and licensees as permitted under this Agreement in the Royalty Territory after the Effective Date; (iv) any action or omission of Corgentech or its Affiliates or contractors occurring prior to the Effective Date; or (v) breach of applicable law by any Corgentech Indemnitee or any Corgentech licensee or contractor.

          (b)    Indemnification by Corgentech.    Subject to Section 15.3, Corgentech agrees to defend BMS, its Affiliates and their respective directors, officers, employees and agents (collectively, the "BMS Indemnitees"), at Corgentech's cost and expense, and shall indemnify and hold harmless the BMS Indemnitees from and against any Losses arising out of any Claims brought against any BMS Indemnitee by a Third Party resulting directly from claims of infringement of a Third Party Patent in the Royalty Territory as to which Corgentech is obligated to indemnify BMS pursuant to Section 6.7(b) or 10.4(c).

        15.2    Indemnification in the Co-Promotion Territory.

          (a)   Subject to Section 15.3, each Party hereby agrees to defend the other Party, its Affiliates and their respective directors, officers, employees and agents (collectively, the "Indemnitees"), at such Party's cost and expense, and shall indemnify and hold harmless the Indemnitees from and against any and all Losses arising out of any Claim brought against such Indemnitee by a Third Party resulting directly or indirectly from the manufacture, use, handling, storage, Commercialization or other disposition of Licensed Product in the Co-Promotion Territory by the indemnifying Party, its Affiliates, employees, agents or sublicensees, but only to the extent such Losses: (i) result from (A) the negligence or willful misconduct of the indemnifying Party, its Affiliates, employees, agents or sublicensees; (B) any breach by the indemnifying Party of any of its representations, warranties, covenants or obligations pursuant to this Agreement; (C) intellectual property infringement and trade secret misappropriation liability resulting from (1) the development or manufacture of any Licensed Product by the indemnifying Party prior to the Effective Date; (2) manufacture of Licensed Product other than in accordance with Specifications by the indemnifying Party, its Affiliates or their licensees or contractors after the Effective Date anywhere in the world for use anywhere in the Co-Promotion Territory; or (3) Commercialization by an indemnifying Party, its Affiliates, contractors and licensees as permitted under this Agreement in the Co-Promotion Territory from and after the date that the other Party has ceased to participate in Profit and Loss in the Co-Promotion Territory; (D) any action or omission of the indemnifying Party or its Affiliates or contractors occurring prior to the Effective Date; (E) breach of applicable law by any indemnifying Party or any of its licensees or contractors; or (F) actions described in Section 5.10(j) for which the indemnifying Party is the Hiring Party; and (ii) do not result from the negligence or willful misconduct of, or breach of this Agreement by, any Indemnitee.

          (b)   Any Losses, other than those Losses described in Section 15.2(a), in connection with any Claim brought against either Party by a Third Party resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of Licensed Product in the Co-Promotion Territory, including without limitation Losses from claims of infringement of Third Party patent rights, shall be included as a Development Cost of either Party, if incurred prior to Initial Approval of a Licensed Product in the Co-Promotion Territory, or if incurred after such Initial Approval, as a Sales and Marketing Cost of either Party. Any Losses, other than those Losses described in Section 15.2(a), in connection with any Claim brought against either Party by a Third Party resulting directly or indirectly from the development, use, handling or storage of Licensed Product in the EU prior to Initial Approval of Licensed Products in the EU (excluding Losses from claims of infringement of Third Party patent rights) shall be included as a Development Cost of either Party, if incurred prior to Initial Approval of a Licensed Product in the Co-Promotion Territory. In the event that either Party receives notice of a Claim with respect to a Licensed Product described herein, such Party shall inform the other Party as soon as reasonably practicable. The Parties shall confer through the JSC how to respond to the Claim and how to handle the Claim in an efficient manner. In the absence of such an agreement, each Party shall have the right to take such action as it deems appropriate.

          (c)   In the event that either Party receives notice of a Claim with respect to a Licensed Product in the Co-Promotion Territory, such Party shall inform the other Party as soon as reasonably practicable. The Parties shall confer through the JSC how to respond to the Claim and how to handle the Claim in an efficient manner. In the absence of such an agreement, each Party shall have the right to take such action as it deems appropriate, subject to Section 15.3.

        15.3    Claims for Indemnification.

          (a)   A Party believing that it is entitled to indemnification under Sections 15.1, 15.2(a) or 10.4(c) (an "Indemnified Party") shall give prompt written notification to the other Party (the "Indemnifying Party") of the commencement of any Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third-Party Claim as provided in this Section 15.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). Within thirty (30) days after delivery of such notification, the Indemnifying Party shall, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. If a Party believes that a Claim presented to it for indemnification is one as to which the Party seeking indemnification is not entitled to indemnification under Section 15.1 or 15.2, it shall so notify the Party seeking indemnification.

          (b)   The Indemnified Party may participate in such defense at its own expense; provided that if the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith.

          (c)   The Indemnifying Party shall keep the other Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto.

          (d)   The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or adversely affects the Indemnified Party without the prior written consent of the Indemnified Party.

        15.4    Insurance.    Each Party shall maintain at its sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto (including without limitation any agreement relating to the manufacture or supply of Intermediate, E2F Decoy, Vialed Product, Licensed Device or Final Product) and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the U.S. pharmaceutical industry for the activities to be conducted by such Parties under this Agreement and are appropriate to cover the Parties' respective indemnification obligations hereunder (the "Coverage"). Such product liability insurance or self-insurance program shall insure against all liability, including without limitation personal injury, physical injury or property damage arising out of the manufacture, sale, distribution or marketing of the Licensed Products (and the manufacturing of Intermediate, E2F Decoy, Vialed Product, Licensed Device and Final Product). [*] Licensed Product in [*], the minimum amount of such Coverage shall be not less than [*] and [*]. After [*], the required minimum amount of Coverage shall increase by an amount equal to an additional [*] for each [*]; provided, however, that in no event shall the Coverage required pursuant to this Section 15.4 exceed [*] and [*]. Each Party shall furnish to the other evidence of such insurance and/or self insurance, upon request. Such insurance information shall be kept in confidence in the same manner as any other Confidential Information disclosed by one Party to the other hereunder. The coverage limits set forth herein shall not create any limitation on a Party's liability to the other under this Agreement.

ARTICLE 16

DISPUTE RESOLUTION

        16.1    Disputes.    The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement that relate to either Party's rights and/or obligations hereunder. It is the desire of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 16 if and when a dispute arises under this Agreement. If the JSC, in consultation with each Party's Alliance Managers, is unable to resolve any dispute within fourteen (14) days after such dispute is submitted to it (other than a matter within the final decision-making authority of BMS with respect to Commercialization of Licensed Products in the Royalty Territory), either Party may, by written notice to the other Party, have such dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Such designated officers are as follows:

If the matter relates to a development, regulatory, or manufacturing matter or other matter falling within the purview of the JDC or JMC (or within the purview of the JFC as it relates to a development, regulatory, or manufacturing matter):

For BMS:	Chief Executive Officer or his/her direct report
For Corgentech:	Chief Executive Officer or his/her direct report

If the matter relates to a Commercialization matter or other matter falling within the purview of the JCC (or within the purview of the JFC as it relates to a Commercialization matter):

For BMS:	Chief Executive Officer
For Corgentech:	Chief Executive Officer

In the event the designated officers are not able to resolve such dispute within such sixty (60) day period after receipt of written, then either such officer may request, within five (5) Business Days thereafter, that the Parties attempt non-binding mediation of any such matter for a period not to exceed thirty (30) days. If the matter remains unresolved after such 30-day period, or if neither officer so requests such non-binding mediation, then:

          (a)   any dispute, to the extent it relates to the validity, interpretation or construction of, or the compliance with or breach of, this Agreement, shall, at the election of either Party, be decided in accordance with the provisions of Section 16.2 below (it being understood that matters of business judgment shall not be arbitrable),

          (b)   if the dispute relates to a Commercialization matter in the Co-Promotion Territory or other matter falling within the purview of the JCC, such matter shall be subject to final determination by BMS in good faith; provided, that such decisions must be consistent with the terms of this Agreement.

        16.2    Arbitration.    Except as provided in Sections 6.14, 16.1(b) and 16.2(b), any dispute between the Parties relating to or arising out of the validity, interpretation or construction of, or the compliance with or breach of, this Agreement that cannot be resolved in accordance with Section 16.1 above shall be resolved through binding arbitration as follows:

          (a)   A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within thirty (30) days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such thirty (30) day period, the arbitrator shall be selected by the Chicago, Illinois office of the American Arbitration Association (the "AAA") or, if such office does not exist or is unable to make a selection, by the office of the AAA nearest to Chicago. The arbitrator shall be a lawyer knowledgeable and experienced in the law concerning the subject matter of the dispute, and shall not be an Affiliate, employee, consultant, officer, director or stockholder of either Party, or otherwise have any current or previous relationship with either Party or its respective Affiliates. The governing law in Section 17.15 shall govern any such proceedings.

          (b)   Disputes regarding the validity, scope or enforceability of intellectual property rights shall not be subject to arbitration pursuant to this Section 16.2 but instead shall be submitted to a court of competent jurisdiction pursuant to Section 16.3.

          (c)   Within thirty (30) days after the designation of the arbitrator, the arbitrator and the Parties shall meet, and each Party shall provide to the arbitrator a written summary of all disputed issues, such Party's position on such disputed issues and such Party's proposed ruling on the merits of each such issue.

          (d)   The arbitrator shall set a date for a hearing, which shall be no later than thirty (30) days after the submission of written proposals pursuant to Section 16.2(c), for the presentation of evidence and legal argument concerning each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA applicable at the time of the notice of arbitration pursuant to Section 16.2(a); provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence in such hearing.

          (e)   The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after completion of the hearing described in Section 16.2(d). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties except to the extent that the Commercial Arbitration Rules of the AAA provide otherwise. Nothing contained herein shall be construed to permit the arbitrator to award punitive, exemplary or any similar damages.

          (f)    The (i) attorneys' fees of the Parties in any arbitration, (ii) fees of engaging the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties in a proportion determined by the arbitrator.

          (g)   Any arbitration pursuant to this Section 16.2 shall be conducted in Illinois. Any arbitration award may be entered in and enforced by a court in accordance with Section 16.3.

          (h)   Notwithstanding anything in this Section 16.2, each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction pursuant to Section 16.3 that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

        16.3    Jurisdiction.    Each Party, for the purpose of enforcing an award under Section 16.2(g) or for seeking injunctive or other equitable relief, or for matters described in Section 16.2(b), (a) irrevocably submits to the exclusive jurisdiction in the United States District Court for the Northern District of Illinois and any state courts of competent jurisdiction located in the state of Illinois (collectively, the "Courts"), for purposes of any action, suit or other proceeding arising out of this Agreement, and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of such Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party.

ARTICLE 17

MISCELLANEOUS

        17.1    Nonsolicitation of Employees.    During the term of this Agreement, each Party agrees that neither it nor any of its divisions, operating groups or Affiliates that participates in or is responsible for the development or Commercialization of Licensed Product pursuant to this Agreement shall recruit, solicit or induce any employee of the other Party directly involved in the activities conducted pursuant to this Agreement to terminate his or her employment with such other Party and become employed by or consult for such other Party, whether or not such employee is a full-time employee of such other Party, and whether or not such employment is pursuant to a written agreement or is at-will. For purposes of the foregoing, "recruit", "solicit" or "induce" shall not be deemed to mean (a) circumstances where an employee of one Party initiates contact with the other Party or any of its Affiliates with regard to possible employment, or (b) general solicitations of employment not specifically targeted at employees of a Party or any of its Affiliates, including responses to general advertisements.

        17.2    Entire Agreement; Amendment.    This Agreement, together with the Equity Agreements and all Exhibits hereto, set forth the complete, final and exclusive agreement and all covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto, and supersede and terminate all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

        17.3    Force Majeure.    Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, acts of terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, flood, storm or similar catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payor because of a force majeure affecting the payor.

        17.4    Notices.    Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Corgentech:	Corgentech Inc. 650 Gateway Boulevard South San Francisco, CA 94080 Attention: President
With copies to:	Cooley Godward LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306 Attention: Judith Hasko
Corgentech Inc. 650 Gateway Boulevard South San Francisco, CA 94080 Attention: Vice President—Business Development
For BMS:	Bristol-Myers Squibb Company 345 Park Avenue New York, New York 10154 Attention: President
With copies to:	Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004 Attn: James H. Bluck
Bristol-Myers Squibb Pharmaceutical Group Route 206 and Province Line Road Princeton, New Jersey 08543-4000 Attn: Vice President—Alliance Management
Bristol-Myers Squibb Pharmaceutical Group Route 206 and Province Line Road Princeton, New Jersey 08543-4000 Attn: Vice President and Senior Counsel—Pharmaceutical Group

        17.5    Consents Not Unreasonably Withheld, Delayed or Conditioned.    Unless otherwise provided in this Agreement, whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld, delayed or conditioned, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

        17.6    Maintenance of Records.    Each Party shall keep and maintain all records required by law or regulation with respect to Licensed Product and shall make copies of such records available to the other Party upon request.

        17.7    Assignment.    Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party's consent to Affiliates or to a successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other similar transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment or transfer shall be binding on the successors of the assigning Party. Any assignment or transfer, or attempted assignment or transfer, by either Party in violation of the terms of this Section 17.7 shall be null and void and of no legal effect.

        17.8    Performance by Affiliates and Local Operating Entities.    Each of Corgentech and BMS acknowledge that certain obligations under this Agreement may be performed by Affiliates of Corgentech and BMS. Each of Corgentech and BMS guarantees performance of this Agreement by any of its Affiliates.

        17.9    Counterparts.    This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

        17.10    Severability.    If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

        17.11    Ambiguities.    Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

        17.12    Headings.    The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

        17.13    Standstill.

          (a)   Except as set forth in this Section and excluding shares that it holds or may acquire pursuant to the Equity Agreements, BMS hereby agrees that for [*] years beginning with the Effective Date, neither BMS nor any of its Affiliates will, and will not assist or encourage others to, directly or indirectly, without the consent of Corgentech: (i) acquire, or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, gift or otherwise, any direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or interest in any securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any securities of Corgentech (in addition to those owned or acquired by BMS pursuant to the Equity Agreements); (ii) effect or seek, initiate, offer or propose or participate in or assist any other person to effect or seek, initiate, offer or propose any (A) tender or exchange offer, merger, consolidation or other business combination involving Corgentech; or (B) any recapitalization, restructuring, liquidation, dissolution, sale of assets or other extraordinary transaction with respect to Corgentech; (iii) make, or in any way participate in, directly or indirectly, alone or in concert with others, any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the United States Securities and Exchange Commission promulgated pursuant to Section 14 of the Exchange Act), provided that the prohibition in this subsection (iii) shall not apply to solicitations exempted from the proxy solicitation rules by Rule 14a-2 under the Exchange Act; (iv) form, join or in any way participate in a "group" (as defined under the Exchange Act) with respect to any voting securities of Corgentech; (v) otherwise act in concert with others, to seek to control the Board of Directors of Corgentech, provided that nothing in this subsection (vi) shall prevent BMS or any Affiliate of BMS, either acting alone or in concert with each other, from taking any action that it believes is required of it under applicable law; or (vii) enter into any agreements, discussions or arrangements with any Third Party with respect to any of the foregoing. Nothing in this Section 17.13 shall prohibit BMS from purchasing any securities of Corgentech pursuant to the terms of the Equity

  Agreements, including any right of first refusal or preemptive rights as set forth therein, and BMS shall not be treated as having breached any covenant of this Agreement as a result of such purchase.

          (b)   Nothing in this Section 17.13 shall prohibit BMS' or its Affiliates' employees from purchasing securities of Corgentech pursuant to (i) a pension plan established for the benefit of BMS' or its Affiliates' employees, (ii) any employee benefit plan of the BMS or its Affiliates or (iii) any stock portfolios not controlled by BMS or any of its Affiliates that invest in Corgentech among other companies. Further, nothing herein shall prevent BMS or its Affiliates from acquiring securities of another biotechnology or pharmaceutical company or other Person that beneficially owns any of Corgentech's securities.

          (c)   This Section 17.13 shall terminate and BMS and its Affiliates shall have the right to acquire any securities of Corgentech without regard to the limitations set forth in this Section 17.13 in the event that an Acquisition Transaction (as defined below) with respect to Corgentech shall have been publicly proposed by a party unaffiliated with BMS and accepted or approved by Corgentech, or if rejected or not approved by Corgentech, pursued on a unilateral basis pursuant to a tender or exchange offer and/or a proxy solicitation, or if Corgentech shall have entered into an agreement in principle or definitive agreement providing for an Acquisition Transaction. "Acquisition Transaction" means (i) any direct or indirect acquisition or purchase of assets representing [*] or more of the market capitalization of Corgentech or any of its subsidiaries or of [*] or more of the voting securities of or equity interest in Corgentech or any of its subsidiaries by any Person or group, or (ii) any tender offer or exchange offer that if consummated would result in any person or group beneficially owning [*] or more of any class of equity securities of Corgentech, or (iii) any merger, consolidation, business combination, sale of assets, recapitalization or similar transaction involving Corgentech representing [*] or more of the market capitalization of Corgentech.

        17.14    No Consequential or Punitive Damages.    NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT WHERE ATTRIBUTABLE TO A WILLFUL BREACH OF THIS AGREEMENT. NOTHING IN THIS SECTION 17.14 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS UNDER ARTICLE 15, OR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12.

        17.15    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE, OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

        17.16    No Waiver.    Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

        In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their proper officers.

BRISTOL-MYERS SQUIBB COMPANY		CORGENTECH INC.
By:	/s/ TAMAR HOWSON	By:	/s/ JOHN P. MCLAUGHLIN
Title:	SVP CBD	Title:	CEO
Date:	October 10, 2003	Date:	October 10, 2003

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit A

Examples of Calculation of [*] Payments

[*]

Example 1:

Projected schedule of [*].

[

	*	*	*	*	*	*	*	*	*	*	*	*	*	*
*														*
*						*							*	*
*						*				*			*	*
*						*				*	*		*	*
*						*				*	*		*	*
*						*				*	*		*	*
*										*	*		*	*
*											*		*	*

]

[  ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Example 2:

Projected schedule of [*].

[

	*	*	*	*	*	*	*	*	*	*	*	*	*	*
*														*
*						*							*	*
*						*				*			*	*
*						*				*	*		*	*
*						*				*			*	*
*						*				*	*		*	*
*										*	*		*	*
*											*		*	*
*											*		*	*

]

[  ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT B

PRESS RELEASE

CONTACTS:
BRISTOL-MYERS SQUIBB:	CORGENTECH:
JULIE KEENAN	RICHARD POWERS
609-252-3732	650-624-9600
JULIE.KEENAN@BMS.COM	POWERS@CORGENTECH.COM

BRISTOL-MYERS SQUIBB AND CORGENTECH ENTER GLOBAL AGREEMENT
TO DEVELOP AND COMMERCIALIZE NOVEL CARDIOVASCULAR THERAPY

        (SOUTH SAN FRANCISCO, Calif. and NEW YORK, New York, October 13, 2003)—Bristol-Myers Squibb Company (NYSE: BMY) and Corgentech Inc., a privately held biotechnology company, today announced they have entered into an agreement to jointly develop and commercialize Corgentech's E2F Decoy (edifoligide sodium), a first-of-its-kind E2F Decoy treatment currently in Phase III development for the prevention of vein graft failure following coronary artery bypass graft (CABG) and peripheral artery (i.e. leg) bypass graft surgery.

        "Corgentech has chosen Bristol-Myers Squibb as our partner in developing E2F Decoy based on the company's broad expertise in the cardiovascular field," said John P. McLaughlin, president and chief executive officer, Corgentech. "We look forward to working with Bristol-Myers Squibb to develop and commercialize this product in order to potentially improve the lives of more than one million patients worldwide who undergo vascular bypass surgery each year."

        Under terms of the deal, Bristol-Myers Squibb will make an initial payment to Corgentech of $45 million comprising cash and an equity investment in Corgentech, with the potential for an additional $205 million in clinical and regulatory milestone payments. Bristol-Myers Squibb and Corgentech will share development costs in the U.S and Europe going forward based on a pre-agreed percentage allocation. In the United States, the parties will co-promote E2F Decoy and share profits. Bristol-Myers Squibb has exclusive rights in all other countries and will pay Corgentech a royalty on its sales. Bristol-Myers Squibb may make additional milestone payments based on the achievement of certain sales levels.

        "Bristol-Myers Squibb has a broad portfolio of marketed products and pipeline compounds that, together, provide significant advances to health care providers who concentrate on treatments for patients with cardiovascular risk," said Peter R. Dolan, chairman and chief executive officer, Bristol-Myers Squibb. "In addition to advancing our current portfolio of cardiovascular compounds, we look forward to partnering with Corgentech to develop E2F Decoy. It is our hope that this compound may provide a new treatment option to reduce the risk of experiencing vein graft failure following artery bypass surgery."

        E2F Decoy is an oligonucleotide that works by helping the walls of a grafted vein to strengthen over time, which helps the vein to maintain healthy blood flow. During surgery, E2F Decoy is applied to vein grafts ex vivo (outside the body).

        E2F Decoy is currently being evaluated in two Phase III clinical trials. The peripheral artery bypass study, known as PREVENT 3, is testing E2F Decoy in 1,400 patients who have undergone peripheral artery bypass surgery at approximately 80 medical centers throughout the U.S. A second study, PREVENT 4, is evaluating the therapy in 2,400 patients who have undergone CABG surgery at more than 100 U.S. medical centers. Enrollment for both studies has been completed. The FDA has granted E2F Decoy Fast Track status for both coronary and peripheral indications due to the important unmet medical needs the product may address.

About Corgentech

        Corgentech Inc. is a privately-held biotechnology company that is the leader in the discovery, development and commercialization of a new class of therapeutics called transcription factor decoys or TF Decoys. The company's proprietary technology platform is capable of delivering multiple new product candidates to treat diseases that affect large patient populations in a relatively short period of time. Currently, the company is focused in three therapeutic areas: cardiovascular disease, inflammatory disease and cancer. Corgentech is based in South San Francisco, Calif. For more information on the company and its technology, visit www.corgentech.com.

About Bristol-Myers Squibb

        Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

        Visit Bristol-Myers Squibb on the World Wide Web at www.bms.com

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  This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. Among other risks, there can be no guarantee that the product described in this release will receive regulatory approval, or that it will prove to be commercially successful. This and other risk factors are discussed in the company's 2002 Annual Report on Form 10-K and in the company's periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

[  ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT C

SALES REPRESENTATIVE QUALIFICATIONS

Minimum requirements:    Bachelor's degree required (BSc in life sciences preferred); minimum of 3 years experience in hospital selling (i.e. cardiovascular pharmaceuticals, stents or cardiovascular medical devices). Experience in securing hospital formulary approval.

[  ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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